                               AMENDMENT NO. 2
                                      TO
                         SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only (as Permitted by Rule 14a-
   6(e)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                   MTL INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

      Common Stock (par value $0.01 per share) of MTL Inc.
      ------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

      4,870,334 shares of Common Stock of MTL Inc.(a)
      ------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      $40.00(b)
      ------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

      $186,561,582(b)
      ------------------------------------------------------------------------

  (5) Total fee paid:

      $37,313(b)
      ------------------------------------------------------------------------
    (a) This represents 4,335,546 shares of common stock, par value $0.01 per share, of MTL Inc. (the "MTL Common Stock") (other than 216,672 shares to be retained by certain officers and employees of MTL
        Inc.) and options to purchase 534,788 shares of MTL Common Stock, all of which are estimated to be outstanding as of February 27, 1998.
    (b) Pursuant to Rule 0-11, the filing fee was computed as set forth in the following table:

                                                    CONSIDERATION   AGGREGATE
                                           NUMBER     PER UNIT    CONSIDERATION
                                          --------- ------------- -------------
      MTL Common Stock................... 4,335,546    $40.00     $173,421,840
      Options to purchase MTL Common
       Stock.............................   534,788     24.57*      13,139,742

     --------
     * Based on the weighted average exercise price of such options.

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

    ------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:

    ------------------------------------------------------------------------

  (3) Filing Party:

    ------------------------------------------------------------------------

  (4) Date Filed:

    ------------------------------------------------------------------------

                                                               PRELIMINARY COPY

                           [LETTERHEAD OF MTL INC.]

       , 1998

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of MTL
Inc. ("MTL" or the "Company") to be held at 9:00 a.m., local time, on       ,
1998 at the offices of the Company located at 3108 Central Drive, Plant City, Florida 33567.

  At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 10, 1998 (the "Merger Agreement"), by and between MTL and Sombrero Acquisition Corp. ("Merger Sub"). Merger Sub is a Florida corporation formed and wholly-owned by certain affiliates of Apollo Management, L.P. (the "Apollo Investors").

  Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the transactions contemplated thereby (the "Effective Time"), (a) Merger Sub will be merged into MTL (the "Merger"), with MTL continuing as the surviving corporation (the "Surviving Corporation"); (b) the current directors of MTL will be replaced by the directors of Merger Sub (and a majority of the directors of the Surviving Corporation will be designees of the Apollo Investors); (c) the shares of common stock of Merger Sub held by the Apollo Investors will be converted into shares of common stock of the Surviving Corporation, representing approximately 85.4% of the outstanding shares of common stock of the Surviving Corporation; (d) certain officers and directors of MTL will retain certain of their existing shares of common stock in MTL, (the "Rollover Shares"), or will purchase shares of common stock of the Surviving Corporation at the Effective Time, which, together with the Rollover Shares, will represent approximately 14.6% of the outstanding shares of common stock of the Surviving Corporation; and (e) each share of common stock of MTL outstanding immediately prior to the Effective Time, except for the Rollover Shares and treasury shares held by MTL, will be converted into the right to receive $40.00 per share in cash (the "Cash Merger Price"). The terms of the Merger Agreement are described in the accompanying Proxy Statement and conformed copies of the Merger Agreement is included as Annex A with the Proxy Statement.

  The affirmative vote of a majority of the issued and outstanding shares of common stock of MTL entitled to vote thereon is required to approve and adopt the Merger Agreement. Charles J. O'Brien, Richard J. Brandewie, Marvin E. Sexton, Gordon Babbitt, Gerald C. McCullough (as trustee for certain trusts) and I, as shareholders of MTL, have entered into a Voting Agreement, dated as of February 10, 1998, with Merger Sub pursuant to which we appointed certain persons designated by Merger Sub as proxy to vote our respective shares of common stock in favor of the Merger Agreement at the Special Meeting. As of March 31, 1998, the shares of common stock held by us represented approximately 24.7% of the outstanding shares of common stock of MTL.

  Consummation of the Merger is subject to certain conditions including the completion of financing. An aggregate of approximately $258.5 million will be used to fund the Cash Merger Price, the repayment of outstanding indebtedness, and transaction fees and expenses. The financing transactions will include a senior subordinated debt offering and bank financing.

  A Special Committee of the Board of Directors of the Company unanimously recommended that the Board approve the Merger Agreement. The Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, the holders of the common stock of MTL (other than the holders of the Rollover Shares) and recommends that shareholders vote FOR the approval and adoption of the Merger Agreement.

  The approval and determination of the Board was based on a number of factors described in the accompanying Proxy Statement, including the opinion of BT Alex. Brown Incorporated ("BT Alex. Brown"), the Company's financial advisor, to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of the common stock of MTL in connection with the Merger was fair to such holders (other than the holders of the Rollover Shares) from a financial point of view. The opinion of BT Alex. Brown is included as Annex B to the Proxy Statement and should be read in its entirety.

  Your vote is important. Regardless of whether you plan to attend the Special Meeting, please sign and date the enclosed proxy and return it in the envelope provided in order that your shares may be represented at the Special Meeting. If you decide to attend the Special Meeting, you may revoke your proxy and vote your shares in person.

                                          Sincerely,

                                          Elton E. Babbitt
                                          Chairman of the Board

                                                               PRELIMINARY COPY

                                   MTL INC.
                              3108 CENTRAL DRIVE
                           PLANT CITY, FLORIDA 33567

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON      , 1998

To the Shareholders of MTL Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of MTL Inc.
("MTL") will be held at 9:00 a.m., local time, on      , 1998, at the offices
of the Company located at 3108 Central Drive, Plant City, Florida 33567 for the following purposes:

  (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 10, 1998 (the "Merger Agreement"), by and between MTL and Sombrero Acquisition Corp. ("Merger Sub"), a newly formed, wholly-owned subsidiary of certain affiliates of Apollo Management, L.P. (the "Apollo Investors"), and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the transactions contemplated thereby (the "Effective Time"), (a) Merger Sub will be merged into MTL, with MTL continuing as the surviving corporation (the "Surviving Corporation"); (b) the current directors of MTL will be replaced by the directors of Merger Sub (and a majority of the directors of the Surviving Corporation will be designees of the Apollo Investors); (c) the shares of common stock of Merger Sub held by the Apollo Investors will be converted into shares of common stock of the Surviving Corporation, representing approximately 85.4% of the outstanding shares of common stock of the Surviving Corporation; (d) certain officers and employees of MTL will retain certain of their existing shares of common stock in MTL (the "Rollover Shares") or will purchase shares of common stock of the Surviving Corporation at the Effective Time, which, together with the Rollover Shares, will represent approximately 14.6% of the outstanding shares of common stock of the Surviving Corporation; and (e) each share of common stock of MTL outstanding immediately prior to the Effective Time, except for the Rollover Shares and treasury shares held by MTL, will be converted into the right to receive $40.00 per share in cash.

  (2) To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

A copy of the Merger Agreement appears as Annex A to, and is described in, the accompanying Proxy Statement.

  All shareholders are cordially invited to attend the meeting, although only
those shareholders of record at the close of business on      , 1998, are
entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Robert Kasak, Secretary

Dated:      , 1998


  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING BY DELIVERING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, BY SUBMITTING TO THE SECRETARY OF THE COMPANY A LATER DATED PROXY OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

                                                               PRELIMINARY COPY

                                   MTL INC.
                              3108 CENTRAL DRIVE
                           PLANT CITY, FLORIDA 33567

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON            , 1998

  This proxy statement is being furnished to the shareholders of MTL Inc., a Florida corporation ("MTL" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a
Special Meeting of Shareholders to be held on                , 1998, at 9:00
a.m., local time, at the offices of the Company located at 3108 Central Drive, Plant City, Florida 33567.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 10, 1998 (the "Merger Agreement"), by and between MTL and Sombrero Acquisition Corp. ("Merger Sub"). Merger Sub is a Florida corporation formed and wholly-owned by certain affiliates of Apollo Management, L.P. (the "Apollo Investors"). Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below) (i) Merger Sub will be merged into MTL (the "Merger"), with MTL continuing as the surviving corporation (the "Surviving Corporation"); (ii) the current directors of MTL will be replaced by the directors of Merger Sub (and a majority of the directors of the Surviving Corporation will be designees of the Apollo Investors); (iii) the shares of Common Stock of Merger Sub held by the Apollo Investors will be converted into shares of common stock, par value $0.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), representing approximately 85.4% of the outstanding shares of the Surviving Corporation Common Stock; (iv) certain officers and directors of MTL will retain certain of their existing shares (the "Rollover Shares") of common stock, par value $0.01 per share, in MTL (the "MTL Common Stock"), or will purchase shares of Surviving Corporation Common Stock at the Effective Time, which together with the Rollover Shares, will represent approximately 14.6% of the outstanding shares of the Surviving Corporation Common Stock; and (v) each share of MTL Common Stock outstanding immediately prior to the Effective Time (except for the Rollover Shares and treasury shares held by MTL) will be converted into the right to receive $40.00 per share in cash (the "Cash Merger Price"). Shares of MTL Common Stock held in the Company's treasury (the "Excluded Shares") will be cancelled and retired. The effective time of the Merger will be the date and time of the filing of the Articles of Merger with the Florida Department of State in accordance with the Florida Business Corporation Act (the "FBCA") (the "Effective Time"), which is scheduled to occur as soon as practicable after the satisfaction of certain closing conditions. See "Special Factors--Interests of Certain Persons in the Merger" and "Certain Provisions of the Merger Agreement--Treatment of Securities in the Merger".

  A copy of the Merger Agreement is included as Annex A hereto. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

  The affirmative vote of the holders of a majority of the issued and outstanding shares of MTL Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Only holders of record of shares of MTL Common
Stock at the close of business on        , 1998 (the "Record Date") are
entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. Certain of the Company's shareholders have entered into a Voting Agreement, dated as of February 10, 1998, with Merger Sub, pursuant to which each such shareholder appointed certain persons designated by Merger Sub as his proxy to, among other things, vote his shares of MTL Common Stock (including shares issuable upon exercise of Options prior to the Effective Time) in favor of the Merger Agreement. As of March 31, 1998, the shares of MTL Common Stock held by such shareholders represented approximately 24.7% of the outstanding shares of MTL Common Stock. See "Special Factors--Interests of Certain Persons in the Merger--Voting Agreement".

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

  This Proxy Statement is first being mailed to the Company's shareholders on
or about     , 1998.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

              THE DATE OF THIS PROXY STATEMENT IS        , 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  The Parties to the Merger...............................................   1
  The Special Meeting.....................................................   1
  Reasons for the Merger..................................................   2
  Terms of the Merger.....................................................   2
  Effective Time..........................................................   3
  Financing Arrangements..................................................   3
  Recommendation of the Board.............................................   4
  Opinion of Financial Advisor............................................   4
  Conditions to Consummation of the Merger................................   5
  Interests of Certain Persons in the Merger..............................   5
  Certain Related Agreements..............................................   5
  Certain Effects of the Merger...........................................   5
  Accounting Treatment of Transaction.....................................   6
  Certain Federal Income Tax Consequences of the Merger...................   6
  No Solicitation; Fiduciary Duties.......................................   6
  Regulatory Approvals....................................................   7
  Termination; Fees and Expenses..........................................   7
  No Appraisal Rights.....................................................   7
  Market Prices; Dividends................................................   7
  Selected Historical Consolidated Financial Information..................   9
THE SPECIAL MEETING.......................................................  10
  General.................................................................  10
  Record Date, Solicitation and Revocability of Proxies...................  10
  Quorum; Required Vote...................................................  11
SPECIAL FACTORS...........................................................  12
  Background of the Transaction...........................................  12
  Reasons for the Merger; Recommendation of the Board of Directors........  15
  Purposes and Reasons of the Apollo Investors, Apollo Advisors and Merger
   Sub for the Merger.....................................................  16
  Position of the Apollo Investors, Apollo Advisors and Merger Sub as to
   Fairness of the Merger.................................................  16
  Purposes and Reasons of Messrs. Babbitt and O'Brien in Agreeing to the
   Merger.................................................................  17
  Position of Messrs. Babbitt and O'Brien as to Fairness of the Merger....  17
  Opinion of BT Alex. Brown, Financial Advisor to MTL.....................  18
  Certain Projections.....................................................  23
  Interests of Certain Persons in the Merger..............................  25
  Certain Effects of the Merger...........................................  28
  Accounting Treatment of Transaction.....................................  29
  Certain Federal Income Tax Consequences of the Merger...................  29
  No Appraisal Rights.....................................................  30
  Regulatory Approvals....................................................  30
  Certain Related Agreements..............................................  30
CERTAIN PROVISIONS OF THE MERGER AGREEMENT................................  32
  General.................................................................  32
  Treatment of Securities in the Merger...................................  32
  Board of Directors and Officers of the Surviving Corporation............  33
  Articles of Incorporation and By-laws of the Surviving Corporation......  33
  Payment for Shares......................................................  33
  Conditions to the Consummation of the Merger............................  34
  Covenants...............................................................  35
  No Solicitation; Fiduciary Out..........................................  36
  Termination; Effects of Termination.....................................  36
  Amendment and Waiver....................................................  38
  Representations and Warranties..........................................  38

                                                                            PAGE
                                                                            ----
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION.....................  39
MARKET PRICES AND DIVIDENDS................................................  40
FINANCING OF THE MERGER....................................................  40
  Senior Subordinated Notes................................................  40
  Bridge Loan..............................................................  41
  Term Loan and Revolving Credit Facility..................................  43
  Equity Investment........................................................  45
  Sources and Uses of Funds................................................  46
  Expenses of the Merger...................................................  46
MERGER SUB AND THE APOLLO INVESTORS........................................  47
  General..................................................................  47
  Directors and Executive Officers of Merger Sub...........................  47
  Directors and Executive Officers of Apollo Capital and AIM...............  48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  49
DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION..............  51
DESCRIPTION OF CAPITAL STOCK...............................................  52
  MTL Common Stock.........................................................  52
  Preferred Stock..........................................................  52
AVAILABLE INFORMATION......................................................  52
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  53
INDEPENDENT PUBLIC ACCOUNTANTS.............................................  53
STOCKHOLDER PROPOSALS......................................................  53
OTHER MATTERS..............................................................  54
ANNEX A: Agreement and Plan of Merger...................................... A-1
ANNEX B: Opinion of BT Alex. Brown Incorporated............................ B-1

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE SOLICITATION MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MTL, MERGER SUB OR THE APOLLO INVESTORS. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR IN ANY DOCUMENT INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATE OF SUCH DOCUMENT, AS THE CASE MAY BE, OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF MTL SINCE THE DATE HEREOF OR THE DATE OF SUCH DOCUMENT, AS THE CASE MAY BE. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY FROM ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement, including the Annexes hereto. Shareholders are urged to read and consider carefully this entire Proxy Statement, including the Annexes.

THE PARTIES TO THE MERGER

  MTL. MTL is a tank truck carrier engaged in the transportation of bulk liquid products in both interstate and intrastate commerce, and to a lesser extent, international commerce. The Company serves a wide variety of manufacturing and industrial users throughout the continental United States, Canada and Mexico. The Company conducts a large portion of its business through a network of affiliates and independent owner-operators. Such affiliates are independent corporations which enter into renewable one-year contracts with the Company.

  MTL's principal executive offices are located at 3108 Central Drive, Plant City, Florida 33567 (Telephone: (813) 754-4725). For additional information regarding MTL and its business, see "Selected Historical Consolidated Financial Information" and "Incorporation of Certain Documents by Reference".

  Merger Sub. Merger Sub, Sombrero Acquisition Corp., was recently incorporated under the laws of the State of Florida for the purpose of consummating the Merger. Merger Sub has not conducted any business other than the transactions described herein. Merger Sub was formed by and is wholly-owned by certain affiliates of Apollo Management, L.P. (the "Apollo Investors"). The Apollo Investors are Apollo Investment Fund III, L.P., a Delaware limited partnership ("AIF III"), Apollo Overseas Partners III, L.P., a Delaware limited partnership ("Overseas Partners") and Apollo (U.K.) Partners III, L.P. a limited partnership organized under the laws of the United Kingdom ("U.K. Partners"). Apollo Advisors II, L.P., a Delaware limited partnership ("Apollo Advisors"), is the managing general partner of each of the Apollo Investors. Apollo Management, L.P., a Delaware limited partnership which serves as the manager of the Apollo Investors ("Apollo Management"), may designate other affiliated funds to comprise the Apollo Investors prior to the Effective Time. In addition, Merger Sub may issue additional equity interests to certain institutional investors prior to the Effective Time. Each of the Apollo Investors is principally engaged in the business of investing in securities. Merger Sub's principal executive offices are located at c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 261-4000). See "Merger Sub and the Apollo Investors".

  Merger Sub and the Apollo Investors are not affiliated with MTL, except to the extent Merger Sub is a party to a voting agreement with certain principal shareholders of MTL as further described under "Special Factors--Interests of Certain Persons in the Merger--Voting Agreement".

THE SPECIAL MEETING

  The Special Meeting will be held at 9:00 a.m., local time, on       , 1998 at
the offices of the Company located at 3108 Central Drive, Plant City, Florida 33567. At the Special Meeting, shareholders of MTL (i) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) will transact such other business as may properly come before the Special Meeting. The Board of
Directors has fixed the close of business on       , 1998 as the record date
(the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any and all adjournments and
postponements thereof. As of the Record Date, there were        shares of MTL
Common Stock issued and outstanding and entitled to vote at the Special
Meeting.

  Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MTL Common Stock entitled to vote at the Special Meeting. As of the Record Date, the directors and executive officers of MTL were the beneficial owners of
           shares, or approximately    % of the outstanding shares of MTL
Common Stock. The directors and executive officers of MTL have indicated that they intend to vote such shares in favor of the approval and adoption of the Merger Agreement. In addition, certain shareholders holding approximately 24.7% of the outstanding MTL Common Stock (including certain directors and executive officers) as of March 31, 1998 have entered into a Voting Agreement pursuant to which they agreed with Merger Sub to vote in favor of the Merger Agreement. See "Special Factors--Interests of Certain Persons in the Merger--Voting Agreement".

REASONS FOR THE MERGER

  The Board of Directors of MTL, in attempting to maximize shareholder value, has unanimously approved the Merger Agreement and has determined that the Merger Agreement is fair to and in the best interests of MTL's shareholders (other than the holders of the Rollover Shares). This determination was based on, among other things, the following factors: a comparison of the risks and benefits of the Merger against the risks and benefits of the other strategic alternatives available to MTL, including continuing as an independent entity; a comparison of the benefits and risks between another bidder's revised offer and Apollo Management's revised offer; the Cash Merger Price of $40.00 per share of the MTL Common Stock, which represents a premium over historical price levels; the written opinion of BT Alex. Brown Incorporated ("BT Alex. Brown") with respect to the fairness from a financial point of view of the consideration to be received by MTL's shareholders (other than the holders of Rollover Shares) in the Merger; and the terms and conditions of the Merger Agreement. See "Special Factors--Reasons for the Merger; Recommendation of the Board of Directors".

  Each of Merger Sub, the Apollo Investors, Apollo Advisors, Elton E. Babbitt and Charles J. O'Brien, Jr. also believe that the Merger is fair to the shareholders of the Company (other than the holders of the Rollover Shares) for the reasons set forth below under "Special Factors--Position of the Apollo Investors, Apollo Advisors and Merger Sub as to Fairness of the Merger" and "-- Position of Messrs. Babbitt and O'Brien as to Fairness of the Merger".

TERMS OF THE MERGER

  General. At the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation. Also at the Effective Time, the current directors of the Company will be replaced by the directors of Merger Sub, and a majority of the directors of the Surviving Corporation will be designees of the Apollo Investors. Elton E. Babbitt (the Chairman of the Board), Charles J. O'Brien, Jr. (a director, President and Chief Executive Officer of MTL), Richard J. Brandewie (Senior Vice President, Treasurer and Chief Financial Officer of MTL) and Marvin Sexton (President of Montgomery Tank Lines, Inc., a wholly-owned subsidiary of MTL ("Montgomery Tank Lines")), are directors of Merger Sub and, upon consummation of the Merger, will become directors of the Surviving Corporation. All members of the Company's current management will continue as such after the Effective Time. See "Certain Provisions of the Merger Agreement--Board of Directors and Officers of the Surviving Corporation" and "Directors and Executive Officers of the Surviving Corporation".

  Cash Merger Price. At the Effective Time, each share of MTL Common Stock held by the Company's shareholders (other than the Rollover Shares and the Excluded Shares) will be converted into the right to receive $40.00 in cash (the "Cash Merger Price"). The Merger Agreement provides that Merger Sub has the right to elect, prior to the mailing of this Proxy Statement, to substitute, on a pro-rata basis for each share of MTL Common Stock issued and outstanding immediately prior to the Effective Time, up to $1.60 of the Cash Merger Price in the form of Surviving Corporation Common Stock, such Surviving Corporation Common Stock to be valued at $40.00 per share. However, Merger Sub has indicated that it will not be making such election.

  The Cash Merger Price will be made as soon as practicable after the Effective Time upon receipt by a paying agent selected by Merger Sub (the "Paying Agent") of certificates representing the shares of MTL Common Stock held by such shareholders. No interest will be paid or accrued on the Cash Merger Price.

  Rollover Shares. At the Effective Time, certain shares of MTL Common Stock held by certain officers and directors of the Company (216,672 shares in the aggregate) (the "Rollover Shares") will be converted into one share of Surviving Corporation Common Stock. In addition, Marvin E. Sexton has agreed to purchase at the Effective Time 31,135 shares of Surviving Corporation Common Stock at the Cash Merger Price of $40.00 per share. Such shares, together with the Rollover Shares, will represent approximately 14.6% of the total outstanding shares of Surviving Corporation Common Stock. The Rollover Shares are held by Elton E. Babbitt, Charles J. O'Brien, Jr., Richard J. Brandewie and Marvin E. Sexton. See "Special Factors--Interests of Certain Persons in the Merger--Retention of Rollover Shares" and "Certain Provisions of the Merger Agreement--Treatment of Securities in the Merger".

  Excluded Shares. At the Effective Time, each share of MTL Common Stock held in the Company's treasury (the "Excluded Shares") will be cancelled and retired without payment of any consideration therefor.

  Issuance of Surviving Corporation Common Stock to Apollo Investors. At the Effective Time, the issued and outstanding shares of Merger Sub will be converted into 1,452,193 shares of Surviving Corporation Common Stock, representing approximately 85.4% of the total outstanding shares of Surviving Corporation Common Stock.

  Payment for Options. Except to the extent Merger Sub and the holder of any Option (as defined below) otherwise agree, the Company will cause each outstanding employee or director stock option (the "Options") to purchase shares of MTL Common Stock granted under the Company's 1994 Incentive and Non-Statutory Stock Option Plan (the "Company Stock Option Plan"), whether or not then exercisable or vested, to be cancelled. In consideration of such cancellation, the Company will pay to such holders of Options an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Cash Merger Price over the exercise price of each such Option and (ii) the number of shares of MTL Common Stock previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes).

EFFECTIVE TIME

  The Effective Time of the Merger will be the date and time of the filing of the Articles of Merger with the Florida Department of State in accordance with FBCA, which is scheduled to occur as soon as practicable after the satisfaction of certain closing conditions. Either Merger Sub or the Company may terminate the Merger Agreement should the Merger not be consummated by November 10, 1998. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger" and "--Termination; Effects of Termination".

FINANCING ARRANGEMENTS

  Financing of the Merger will require approximately $258.5 million to pay the Cash Merger Price, to pay the value of the Options, to refinance certain existing indebtedness of MTL and its subsidiaries and to pay the fees and expenses in connection with the Merger and such financing. These funds are expected to be provided through (i) the issuance by MTL of $140 million aggregate principal amount of senior subordinated notes (the "Senior Subordinated Notes") (or, in the event the Senior Subordinated Notes are not issued, the incurrence by MTL of a $60 million bridge loan (the "Bridge Loan")), (ii) the incurrence by MTL of a six-year $60 million term loan (or, in the event the Senior Subordinated Notes are not issued, a six-year $140 million term loan) (the "Term Loan"), (iii) equity financing provided by the Apollo Investors in the amount of approximately $58 million through the purchase of the common stock of and/or capital contributions to Merger Sub and (iv) approximately $500,000 of available cash from MTL.

  Senior Subordinated Notes. MTL intends, under certain circumstances, to issue Senior Subordinated Notes on or prior to the consummation of the Merger. It is anticipated that the Senior Subordinated Notes will be issued in a private placement exempt from registration under the Securities Act of 1933 pursuant to Rule 144A.

  Bridge Loan. In the event that the offering of the Senior Subordinated Notes is not consummated on or prior to the consummation of the Merger, MTL will incur the Bridge Loan. A commitment letter (the "Bridge Loan Commitment Letter") has been obtained by Merger Sub from Bankers Trust New York Corporation ("BTNY") and Credit Suisse First Boston ("CSFB") pursuant to which BTNY and CSFB agreed to provide the Bridge Loan to MTL on the terms and conditions provided therein.

  Term Loan and Revolving Credit Facility. A commitment letter (the "Bank Commitment Letter") has been obtained by Merger Sub from Bankers Trust Company ("BTCo") and CSFB pursuant to which BTCo and CSFB agreed, subject to the terms and conditions provided therein, to provide to MTL (i) a $60 million Term Loan (or, if the Senior Subordinated Notes are not issued, a $140 million Term Loan) and (ii) a six-year $100 million revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan, the "Senior Bank Financing") to be used for the working capital and general corporate purposes of MTL and its subsidiaries (including, without limitation, effecting certain permitted acquisitions).

  Equity Investment. The Apollo Investors' investment in MTL after the Effective Time will consist of a cash contribution to Merger Sub in a aggregate amount of approximately $58 million, which Merger Sub intends to contribute to MTL at the Effective Time, at which time such sum will be available to MTL.

  The total investment in MTL after the Effective Time will be approximately $68 million, consisting of (i) approximately $58 million of MTL Common Stock, in the form of approximately $58 million contributed by the Apollo Investors through the Merger Sub, and (ii) the approximately $10 million value of the Rollover Shares and the shares of Surviving Corporation Common Stock to be purchased by Marvin E. Sexton at the Effective Time.

  For a summary of certain terms of the Senior Subordinated Notes and the Bridge Loan Commitment Letter and the Bank Commitment Letter (together, the "Commitment Letters"), and a discussion of the sources of funds for the financing of the Merger, see "Financing of the Merger".

RECOMMENDATION OF THE BOARD

  A Special Committee of the Board of Directors of the Company unanimously recommended that the Board approve the Merger Agreement. The Board of Directors of the Company unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has determined that the Merger Agreement is fair to, and in the best interests of, the shareholders of the Company (other than the holders of the Rollover Shares) and recommends that the shareholders vote FOR the approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Board in reaching its recommendation and determination, see "Special Factors--Reasons for the Merger; Recommendation of the Board".

  None of Merger Sub, the Apollo Investors, Apollo Advisors or Elton E. Babbitt or Charles J. O'Brien, Jr., in their personal capacity, has made a recommendation to shareholders to approve the Merger Agreement or the transactions contemplated thereby, nor should their respective views that the Merger is fair to the MTL shareholders (other than the holders of the Rollover Shares) be construed as such a recommendation. See "Special Factors--Position of the Apollo Investors, Apollo Advisors and Merger Sub as to Fairness of the Merger" and "--Position of Messrs. Babbitt and O'Brien as to Fairness of the Merger".

OPINION OF FINANCIAL ADVISOR

  BT Alex. Brown has delivered to the Board of Directors of the Company its written opinion to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of MTL Common Stock (other than the holders of the Rollover Shares) in connection with the Merger was fair to such holders from a financial point of view. The full text of BT Alex. Brown's opinion, including the procedures followed, the matters considered and the assumptions made by BT Alex. Brown, is included as Annex B to this Proxy Statement and should be read in its entirety. See "Special Factors--Opinion of BT Alex. Brown, Financial Advisor to MTL".

CONDITIONS TO CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to various conditions, including among other matters: (i) approval of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the issued and outstanding shares of MTL Common Stock; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended (the "HSR Act"); (iii) receipt of the funding contemplated by the Commitment Letters and the Senior Subordinated Notes; and (iv) satisfaction of certain customary conditions. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger".

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Company's Board of Directors that shareholders vote in favor of the Merger Agreement, shareholders should be aware that certain members of MTL's management and Board of Directors have certain interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of the shareholders of MTL generally. These interests include (i) benefits under certain employment agreements between Montgomery Tank Lines and certain executive officers and a new stock option plan to be adopted after the Effective Time as briefly described below; (ii) the retention by certain officers and directors of MTL of the Rollover Shares;
(iii) the cash settlement of Options pursuant to the terms of the Merger Agreement; (iv) indemnification of officers and directors; and (v) certain other matters. See "Special Factors--Interests of Certain Persons in the Merger".

  Charles J. O'Brien, Jr., Richard J. Brandewie and Marvin Sexton entered into employment agreements with Montgomery Tank Lines. The aggregate amounts payable to each such executive officer under the terms of the employment agreements are $192,238.80 in annual base salary with an annual bonus of up to 42% of the base salary if certain performance standards are achieved, and additional bonuses of up to 18% of the annual base salary relating to extraordinary performance by the company and such executive. Each such executive will also receive an option to purchase 25,500 shares of Surviving Corporation Common Stock at an exercise price of $40 per share. See "Special Factors--Interests of Certain Persons in the Merger--Benefits under Employment Agreements and New Stock Option Plan".

  The executive officers and directors of MTL will be entitled to receive for their Options an aggregate of approximately $7,210,143 (before federal and state income taxes) upon consummation of the Merger. In addition, the executive officers and directors of the Company will be entitled to receive for their MTL Common Stock, other than the Rollover Shares, an aggregate of $21,716,840. See "Special Factors--Interests of Certain Persons in the Merger".

CERTAIN RELATED AGREEMENTS

  Certain related agreements were entered into in connection with the execution of the Merger Agreement. These agreements include a shareholders' agreement governing certain aspects of the relationship between the holders of the Rollover Shares and the Apollo Investors subsequent to the Merger, non-competition agreements between the Company and each of Elton E. Babbitt and Gordon Babbitt, and a management agreement between Apollo Management and MTL providing for the payment of certain fees subsequent to the Merger. See "Special Factors--Certain Related Agreements".

CERTAIN EFFECTS OF THE MERGER

  If the Merger is consummated, the Company's shareholders (other than the holders of the Rollover Shares and the Excluded Shares) will have the right to receive $40.00 in cash, without interest, for each share of MTL Common Stock held. As a result of the Merger, such shareholders will cease to have any ownership interest in

MTL and will cease to participate in future earnings and growth, if any, of MTL. Moreover, if the Merger is consummated, public trading of the MTL Common Stock will cease and the MTL Common Stock will cease to be quoted on the Nasdaq National Market. As a result, the Rollover Shares are unlikely to have the liquidity otherwise associated with a publicly-traded, market-listed security. The reduced marketability of the Rollover Shares may adversely affect their value. In addition, as a consequence of the Merger, the registration of the MTL Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated and the Company will cease filing reports with the Securities and Exchange Commission (the "Commission"). As a result, the Company will not be providing information available to the public and will no longer be subject to the short-swing profit provisions of Section 16 or the going-private disclosure obligations of Rule 13e-3 under the Exchange Act. The absence of publicly available information will limit the use of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") for resales of the Rollover Shares and may otherwise restrict the marketability of the Rollover Shares.

  Immediately after the Merger, approximately 85.4% of the outstanding shares of Surviving Corporation Common Stock will be owned by the Apollo Investors and the remaining 14.6% will be owned by certain officers and directors of the Company. See "Special Factors--Interests of Certain Persons in the Merger" and "Certain Provisions of the Merger Agreement--Treatment of Securities in the Merger".

  The Merger Agreement provides that the current directors of the Company will be replaced by the directors of the Merger Sub, which will include, in addition to certain designees of the Apollo Investors, three current executives of MTL, including its chairman, chief executive officer, and chief financial officer, and the president of one of MTL's operating subsidiaries. All members of the Company's current management will continue as such after the Effective Time. See "Directors and Executive Officers of the Surviving Corporation".

  Upon consummation of the Merger, the Surviving Corporation expects to refinance the existing indebtedness of MTL. See "Financing of the Merger".

  It is currently anticipated that the Surviving Corporation will be operated after the Merger in a manner substantially the same as MTL's current operations.

ACCOUNTING TREATMENT OF TRANSACTION

  The Merger will be accounted for as a recapitalization. Accordingly the historical basis of MTL's assets and liabilities will not be impacted by the Merger and the transactions contemplated thereby.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The receipt of cash for MTL Common Stock in the Merger will be a taxable transaction for federal income tax purposes. See "Special Factors--Certain Federal Income Tax Consequences of the Merger".

NO SOLICITATION; FIDUCIARY DUTIES

  Under the Merger Agreement, MTL has agreed to immediately cease any existing activities, discussions or negotiations with any parties (other than the Apollo Investors and Merger Sub) with respect to any merger, acquisition, consolidation, share exchange or similar transaction involving, or any purchase of all or any significant portion of the assets or any securities of, the Company or any of its subsidiaries (an "Alternative Proposal"). Pursuant to the Merger Agreement, MTL has agreed that neither it nor its subsidiaries will initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate, any inquiries or the making or implementation of any proposal or offer that constitutes an Alternative Proposal, or negotiate or discuss with, or provide any confidential information or data to, any person relating to an Alternative Proposal, or authorize or permit any of its officers, directors, employees, agents or representatives to take any such action. MTL is obligated to notify Merger Sub immediately if any such inquiries or proposals are received by, any such information is requested from the Company or any such negotiations or discussions are sought to be initiated or continued with the Company. Nothing contained in the Merger Agreement prohibits the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Alternative Proposal if, and only to the extent that, (i) the furnishing of such information is pursuant to a reasonable and customary confidentiality agreement, (ii) the Board of Directors of the Company determines in good faith after consultation with outside counsel that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by law, (iii) the Board determines in good faith after consultation with its financial advisor that such Alternative Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement and (iv) the Company is otherwise in compliance with its obligations regarding Alternative Proposals as provided in the Merger Agreement. See "Certain Provisions of the Merger Agreement--No Solicitation; Fiduciary Out".

  If the Merger Agreement is terminated under certain circumstances generally related to the presence of an Alternative Proposal, the Company will be obligated to pay a fee to the Merger Sub and reimburse it for its expenses. See "Certain Provisions of the Merger Agreement--Termination; Effects of Termination".

REGULATORY APPROVALS

  The consummation of the Merger is subject to the expiration or termination of the statutory waiting period under the HSR Act. The Company and the Merger Sub filed the notification and report forms under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") on April 8, 1998. See "Special Factors-- Regulatory Approvals".

TERMINATION; FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time upon the occurrence of certain events or if the Merger is not consummated by November 10, 1998. Under certain circumstances generally related to the presence of an Alternative Proposal, or withdrawal by the Board of Directors or modification in a manner materially adverse to Merger Sub of its approval or recommendation of the Merger Agreement or the Merger, termination of the Merger Agreement will result in a fee and reimbursement of Merger Sub's expenses in an amount of up to $7.5 million. See "Certain Provisions of the Merger Agreement-- Termination; Effects of Termination".

NO APPRAISAL RIGHTS

  Under Florida law, MTL shareholders who do not vote in favor of the Merger Agreement are not entitled to appraisal rights with respect to their shares of MTL Common Stock. "Special Factors--No Appraisal Rights".

MARKET PRICES; DIVIDENDS

  MTL Common Stock is quoted on the Nasdaq National Market under the symbol "MTLI". On February 10, 1998, the last trading day prior to the public announcement that MTL and Merger Sub had executed the Merger Agreement, the high and low sale prices per share of MTL Common Stock as reported on the Nasdaq National Market was $29 and $28 3/4, respectively.

  The following table sets forth the high and low sale prices per share of MTL Common Stock on the Nasdaq National Market with respect to each quarterly period since January 1, 1996.

                                                                  HIGH     LOW
                                                                 ------- -------
      FISCAL 1996
        First Quarter........................................... $17 1/4 $13 3/8
        Second Quarter..........................................  17 1/2  15 5/8
        Third Quarter...........................................  19 1/2  17 1/8
        Fourth Quarter..........................................  21 5/8  18 1/4
      FISCAL 1997
        First Quarter...........................................  24 1/4  20 5/8
        Second Quarter..........................................  24 1/4  22 7/8
        Third Quarter...........................................  28      21 1/4
        Fourth Quarter..........................................  29 3/8  25 1/4
      FISCAL 1998
        First Quarter...........................................  39 1/2  24 7/8

  The Company has never paid dividends on the MTL Common Stock. In addition, the payment of dividends by the Company is subject to certain restrictions under the Company's existing loan agreements, which will be refinanced in connection with the Merger. Under the Merger Agreement, the Company has agreed not to pay any dividends on the MTL Common Stock prior to the Effective Time. Pursuant to the terms of the loan agreements contemplated by the Commitment Letters, the Surviving Corporation's ability to pay certain dividends will be restricted. Furthermore, the Senior Subordinated Notes are expected to be issued under an indenture (the "Indenture") by and among the Company, certain subsidiary guarantors and the trustee named therein. The Indenture is expected to, under certain circumstances and subject to certain exceptions, restrict the payment of dividends or the making of distributions by the Company on or in respect of shares of the Company's capital stock. See "Market Prices and Dividends".

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included in the documents incorporated by reference herein. The consolidated financial information set forth below for and as of each of the years in the five-year period ended December 31, 1997 has been derived from audited consolidated financial statements of the Company. See "Incorporation of Certain Documents by Reference".

                                         YEAR ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1997      1996      1995      1994      1993
                               --------  --------  --------  --------  --------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                  DATA)
INCOME STATEMENT DATA
Operating revenues............ $286,047  $235,599  $190,054  $168,290  $142,376
Operating expenses:
 Purchased transportation.....  178,116   145,895   120,011   112,288    96,392
 Compensation.................   31,566    26,201    20,099    13,061     9,186
 Fuel, supplies, maintenance..   20,392    17,957    12,172     8,293     6,209
 Depreciation and amortiza-
  tion........................   17,335    13,892    10,156     8,213     7,335
 Selling and administrative...    7,421     6,015     5,204     3,629     3,123
 Insurance and claims.........    6,455     4,366     3,281     5,687     5,328
 Taxes and licenses...........    1,900     1,655     1,630     1,134     1,003
 Communications and utilities.    1,805     1,378     1,149     1,052       991
 Gain (loss) on sale of P & E.      (36)       20      (150)      (36)      (44)
                               --------  --------  --------  --------  --------
Total operating expenses......  264,954   217,379   173,552   153,321   129,523
Operating income..............   21,093    18,220    16,502    14,969    12,853
Other income (expense):
 Interest expense.............   (3,175)   (3,494)   (3,468)   (4,172)   (5,722)
 Other........................      (39)      214       175      (252)      (94)
                               --------  --------  --------  --------  --------
Total other income (expense)..   (3,214)   (3,280)   (3,292)   (4,424)   (5,816)
Income before taxes...........   17,879    14,940    13,210    10,545     7,037
Provision for income taxes....    7,396     6,103     5,408     4,306     2,653
                               --------  --------  --------  --------  --------
Income from continuing opera-
 tions........................   10,483     8,837     7,802     6,239     4,384
                               --------  --------  --------  --------  --------
Net income.................... $ 10,483  $  8,837  $  7,802  $  6,239  $  4,384
Cash dividends................      --        --        --        --        --
BALANCE SHEET DATA
Total assets.................. $194,036  $173,604  $145,740  $126,219  $105,787
Long-term obligations,
 including current portion....   55,098    57,329    48,844    40,538    53,613
Convertible preferred stock
 and warrants ................      --        --        --        --     11,008
Working capital...............   22,532    22,409    13,068     8,682     1,286
Stockholders equity...........   79,532    68,913    60,058    52,247    17,245
PER SHARE DATA
Net income
 Basic........................     2.31      1.95      1.73      1.96      2.67
 Diluted......................     2.23      1.92      1.72      1.61      1.44
Book value....................    16.88     14.98     13.22     12.95      3.94
OTHER DATA
Ratio of earnings to fixed
 charges......................      6.2       5.1       4.7       3.4       2.2

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement is being furnished to the holders of MTL Common Stock in connection with the solicitation of proxies by the Board of Directors of MTL from holders of the outstanding shares of MTL Common Stock for use at the Special Meeting of Shareholders to be held at 9:00 a.m., local time, on
  , 1998 at the offices of the Company located at 3108 Central Drive, Plant City, Florida 33567 and any adjournments and postponements thereof. At the Special Meeting, shareholders of MTL (i) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) will transact such other business as may properly come before the Special Meeting.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

  The Board of Directors of the Company has fixed the close of business on
        , 1998, as the record date for determining the MTL shareholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). Only holders of record of MTL Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record
Date, there were       shares of Common Stock issued and outstanding and held
by       holders of record. Holders of MTL Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of MTL Common Stock held of record at the close of business on the Record Date.

  Proxies in the form enclosed are being solicited by the Board of Directors of the Company. Shares of MTL Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. Any holder of MTL Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

  It is not anticipated that any matter other than the proposal to approve and adopt the Merger Agreement will be brought before the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment; provided, however, that no proxy that directs the shares represented thereby to be voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any adjournment of the Special Meeting for purposes other than the absence of a quorum.

  A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting or prior to the receipt by MTL of proxies voting in favor of approval of the Merger Agreement and the transactions contemplated thereby by all shareholders, by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company as follows: MTL Inc., 3108 Central Drive, Plant City, Florida 33567, Attention: Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company's Secretary or other person responsible for tabulating votes on behalf of the Company.

  The expense of soliciting proxies for the Special Meeting will be paid by MTL. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of MTL in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and MTL will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

QUORUM; REQUIRED VOTE

  Approval of the Merger Agreement and the transactions contemplated thereby requires the presence of a quorum and the affirmative vote of the holders of a majority of the issued and outstanding shares of MTL Common Stock entitled to vote thereon at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of MTL Common Stock at the Special Meeting is necessary to constitute a quorum of the holders of MTL Common Stock at the Special Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. Broker non-votes will not be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval; however, because the proposal to approve and adopt the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of MTL Common Stock, broker non-votes will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby. For purposes of determining whether a proposal has received sufficient votes for approval, abstentions will be counted as votes cast and, as a result, abstentions will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby. THE EFFECT OF FAILING TO PROPERLY EXECUTE AND RETURN A PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL BE THE SAME AS VOTING AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  As of the Record Date, the directors and executive officers of MTL were the
beneficial owners of       shares, or approximately    % of the outstanding
shares of MTL Common Stock. The directors and executive officers of MTL have indicated that they intend to vote such shares in favor of the approval and adoption of the Merger Agreement. In addition, Elton E. Babbitt, Gordon Babbitt, Charles J. O'Brien, Jr., Richard J. Brandewie, Marvin E. Sexton and Gerald L. McCullough (as trustee for trusts established for the grandchildren of Elton E. Babbitt), who beneficially own 1,125,197 shares, or approximately 24.7% of the outstanding shares of MTL Common Stock as of March 31, 1998, have entered into a Voting Agreement with Merger Sub, pursuant to which each such shareholder appointed certain persons designated by Merger Sub as his proxy to, among other things, vote his shares of MTL Common Stock (including shares issuable upon exercise of Options prior to the Effective Time) in favor of the Merger Agreement. See "Special Factors--Interests of Certain Persons in the Merger--Voting Agreement".

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

  At a September 5, 1997 meeting of the Board of Directors of the Company, the Company authorized BT Alex. Brown to present it with various strategic alternatives to increase shareholder value. On September 19, 1997, upon request of the MTL Board, representatives of BT Alex. Brown presented the Company with various strategic alternatives, including: a secondary offering of common stock; a repurchase by the Company of a portion of its outstanding shares of common stock; the acquisition of other tank truck carriers; the sale of the Company to a strategic or financial buyer; or the maintenance of the status quo. Based upon BT Alex. Brown's presentation to the Board, the Board determined that shareholder value could be most likely maximized through a sale of the Company rather than the other alternatives considered, which the Board believed might have a dilutive impact on the Company's share price and/or earnings or reduce or not otherwise maximize shareholder value. Furthermore, the Board felt that this was the optimal time to pursue such a sale in light of the Company's recent financial performance, the present strength of the mergers and acquisitions market, the conditions in the bulk transportation industry, and the state of the economy in general. Accordingly, on September 30, 1997, MTL engaged BT Alex. Brown to act as the Company's financial advisor in connection with the possible merger with, or sale of substantially all of the Company's assets or stock to, a third party.

  BT Alex. Brown identified a broad list of potential buyers based primarily upon their trucking industry knowledge and their familiarity with potential financial buyers. On behalf of MTL, BT Alex. Brown contacted these potential buyers and arranged for the execution of confidentiality agreements by interested parties. Upon execution of a confidentiality agreement, each potential buyer was furnished with a package of information concerning the Company. Certain projections concerning the Company were provided in the package of information furnished to the Apollo Investors and the other potential buyers. See "--Certain Projections." In mid-December, Apollo Management requested a meeting with the Company's management ahead of the sale process schedule, a request to which the Company responded that it would consider only after Apollo Management submitted a value indication. Three days later, on December 15, 1997, Apollo Management submitted a written indication of interest valuing the stock of the Company at $32 to $35 per share. BT Alex. Brown informed Apollo Management that at $35 per share the Company was unwilling to suspend the sale process but that it would schedule an accelerated meeting with management, which was held on January 13, 1998, two days prior to the January 15, 1998 indication of interest deadline. Following this meeting, Apollo Management again expressed its interest in proceeding on a "pre-emptive" basis. On January 15, 1998 four other prospective buyers submitted indications of interest to BT Alex. Brown. The indications of interest ranged from $30 to $35 per share, except for one at $39.27 per share submitted by a financial intermediary which it was later determined was acting on behalf of a small holding company. The Company ultimately concluded the financial intermediary's bid was not credible on the basis of such bidder's failure to respond to repeated requests to indicate the manner in which it intended to finance its bid. Following a lengthy telephonic Board meeting on January 20, 1998, the MTL Board authorized BT Alex. Brown to negotiate with Apollo Management, and Apollo Management agreed to a non-binding $37 per share price and certain non-binding key contract terms, all subject to due diligence and documentation, in consideration for an agreement by MTL not to begin management presentations for other parties until February 4, 1998. Apollo Management also agreed to a schedule under which it would complete its due diligence and submit a fully-negotiated and fully-financed contract to the MTL Board by February 10, 1998. The Apollo Management proposal included (i) a provision whereby certain officers and employees of MTL would retain a portion of their personal holdings of MTL Common Stock in order to effect a recapitalization for accounting purposes; and (ii) an all cash offer to all shareholders other than those who were to retain their shares.

  From January 24, 1998 through February 4, 1998, representatives of Apollo Management and their legal, accounting information systems, labor and other advisors conducted a detailed due diligence review of MTL. During the same period, a draft of the Merger Agreement was prepared. Apollo Management's counsel also prepared and circulated a draft Voting Agreement, pursuant to which certain of the principal shareholders of MTL would agree to vote their shares of MTL in favor of the Merger. Related and ancillary documents, including Employment Agreements, a term sheet for a new option plan and Non-Competition Agreements, were also prepared during this period.

  While Apollo Management was performing its due diligence, a second financial buyer (the "Other Bidder") which had previously submitted a letter of interest, contacted BT Alex. Brown and indicated that it was interested in submitting a revised proposal. On February 5, 1998, management of MTL, together with representatives of BT Alex. Brown, met in Tampa, Florida with representatives of the Other Bidder. Apollo Management, in the meantime, requested that management of MTL meet in New York City on February 6, 1998 to finalize the Merger Agreement. On the morning of February 6, 1998, BT Alex. Brown received the revised written proposal from the Other Bidder in which it made a cash offer of $40 per share with a transaction structure similar to that which was proposed by Apollo Management. However, as a condition to its agreement to proceed, the Other Bidder required an exclusivity period of two to three weeks in order to perform its due diligence, during which time MTL would not be permitted to negotiate with any other party.

  The Board of Directors of MTL met telephonically on the morning of February 7, 1998 and was advised of the Other Bidder's proposal. The Board authorized management to negotiate with both Apollo Management and the Other Bidder but in view of the Other Bidder's proposal, not to execute a definitive agreement with Apollo Management until management and the Board were given an opportunity to obtain further details concerning the Other Bidder's proposal. The two offers appeared to be structurally similar, and the Other Bidder's proposal also offered to provide MTL's management an opportunity to participate with an equity position in the acquiror. However, the Other Bidder's proposal was subject to due diligence and documentation conditions, and thus was less certain and more subject to change than the proposal of Apollo Management. In addition, Apollo Management indicated that it would deliver signed commitment letters from banks prepared to finance its final bid. Accordingly, the Board focused primarily on the difference in valuation, $37 per share by Apollo Management versus $40 per share by the Other Bidder, and the fact that the Other Bidder's proposal was subject to due diligence, documentation and a two to three week exclusivity period. The Board also instructed management to continue to make as much progress as possible on the proposed transaction with Apollo Management, but also to inform Apollo Management of the fact that a competitive proposal had been received from another party.

  In addition, because it appeared that certain board members would be retaining shares in the transaction, the Board of Directors established a special committee (the "Special Committee") consisting of its outside directors, John B. Bowron, Donald W. Burton and Gerald L. McCullough, to review the transaction. The Special Committee met separately to discuss the transaction and determined that the proposed Voting Agreement with management, the Employment Agreements (including option agreements) to be entered into with Messrs. Charles J. O'Brien, Jr., Marvin E. Sexton and Richard J. Brandewie and the Non-Competition Agreements to be entered into by Elton E. Babbitt and Gordon Babbitt appeared to be customary in form. In addition, each of the Employment Agreements provided a combination of salary, bonus and option levels substantially consistent with past levels for these executives. On the afternoon of February 7, representatives of MTL, Apollo Management, their respective counsel and BT Alex. Brown met at the offices of Apollo Management's counsel in New York City in an attempt to resolve the remaining open issues in the draft Merger Agreement. At that time, Apollo Management was advised of the existence of the competitive proposal.

  On the morning of February 8, 1998 a telephonic meeting took place between management of MTL, representatives of BT Alex. Brown and representatives of the Other Bidder, on which the terms of the Other Bidder's proposal were discussed, particularly the exclusivity requirement. This was followed by a telephonic Board meeting at which BT Alex. Brown advised the Board of the status of the negotiations with Apollo Management and the telephone conversation with the Other Bidder. The Board of Directors of MTL acknowledged the fact that the Other Bidder's proposal would require an additional two to three week exclusivity period for conducting due diligence and negotiating a definitive agreement, whereas due diligence and documentation with respect to the Apollo Management proposal were nearly completed.

  The Board of Directors met again by phone on February 9, 1998 and was advised that the Merger Agreement with Apollo Management was substantially complete and due diligence was completed. The Board determined that there was a material risk that Apollo Management would withdraw its proposed offer if the Company delayed signing the Merger Agreement until after the Other Bidder had been provided the two to three week due diligence period it requested or if the Company entered into an exclusivity agreement with the Other Bidder, and that such risk exceeded the possible benefit of meeting the requests of the Other Bidder. Instead, the Board determined to go back to each bidder to obtain the highest price each would be willing to pay. Accordingly, the Board authorized BT Alex. Brown to contact both Apollo Management and the Other Bidder to advise each of them that a Board meeting was scheduled for Tuesday, February 10, 1998 at 12:00 noon and to request that they each submit their best and final proposal by 10:00 a.m. that day.

  On Tuesday, February 10, 1998, the Board met at the offices of the Company in Plant City, Florida. After an overview of the situation was provided by BT Alex. Brown and MTL's counsel, the Special Committee met separately and was advised by BT Alex. Brown that revised proposals had been received earlier that day from both Apollo Management and the Other Bidder. The Other Bidder's offer was increased from $40 to $41.50 per share whereas the Apollo Management offer was increased from $37 to $40 per share, subject, however, to the Company's acceptance of Apollo Management's increased bid by the close of business that same day. Apollo Management also delivered to the Board signed commitment letters in respect of the Senior Bank Financing and the Bridge Loan to finance the increased bid. In addition, it was noted that the Other Bidder's revised proposal required that MTL not execute a definitive agreement with any other party prior to the expiration of a three week due diligence period and that Apollo Management had increased its proposed break-up fee requirement from 2% of equity value to 3.5% of equity value and had increased its reimbursable expense limit from $1 million to $1.5 million. At the Special Committee's request, BT Alex. Brown then made a presentation to the Special Committee reviewing Apollo Management's proposals and indicated that it was prepared to render its opinion that the Merger Consideration (as defined below) to be received by the Company's shareholders (other than the holders of the Rollover Shares) was fair, from a financial point of view, to such shareholders (see "Special Factors--Opinion of BT Alex. Brown, Financial Advisor to MTL"). The Merger Consideration consists of a Cash Merger Price of $40.00 per share, with the right, under the terms of the Merger Agreement, of Merger Sub to elect to substitute (prior to the mailing of this Proxy Statement), on a pro-rata basis for each share of MTL Common Stock, up to $1.60 of the Cash Merger Price in the form of Surviving Corporation Common Stock, such Surviving Corporation Common Stock to be valued at $40.00 per share. Merger Sub has indicated that it will not make such election with respect to the Merger Consideration. The Special Committee was also advised that the terms of the Employment Contracts (including the terms of the new stock option plan), Voting Agreement and Non-Competition Agreements had been substantially agreed upon.

  After the separate presentation by BT Alex. Brown, the Special Committee discussed the respective per share offers. Following such discussion, the Special Committee unanimously agreed that although the Other Bidder's revised offer was $1.50 higher than Apollo Management's revised offer, in view of (i) the risk to the Apollo Management proposal from a delay in the process to accommodate the Other Bidder; (ii) the uncertainties associated with the Other Bidder's proposal stemming from the fact that such proposal continued to be subject to due diligence and negotiation of documentation; and (iii) the Company's ability to terminate the agreement with Apollo Management in order for the Board to fulfill its fiduciary obligations, it was in the best interests of the Company and its shareholders for the Board to accept the Apollo Management offer.

  The Special Committee rejoined the Board and unanimously recommended the execution of the Merger Agreement with Apollo Management subject to a change in the break-up fee to 3.0% of equity value under certain circumstances rather than the 3.5% proposed by Apollo Management (which Apollo Management subsequently agreed to accept). BT Alex. Brown again reviewed with the full Board the background of the situation and rendered its oral opinion, subsequently confirmed in writing, that the Merger Consideration to be received by the Company's shareholders (other than the holders of the Rollover Shares) was fair, from a financial point of view, to such shareholders.

  The Board of Directors of MTL unanimously approved the Merger Agreement in substantially the form previously submitted to the Board and authorized management to execute it following final documentation. During the remainder of the evening the final points in the Merger Agreement and the ancillary documents were resolved and the Merger Agreement was executed. On the morning of February 11, 1998, Apollo Management and MTL issued a press release announcing the transaction.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

  At a meeting held on February 10, 1998, the Board of Directors unanimously approved the Merger Agreement and determined that the Merger Agreement was fair to and in the best interests of MTL's shareholders (other than holders of the Rollover Shares) and recommended that MTL's shareholders approve the Merger Agreement. In reaching these conclusions, the Board of Directors consulted with BT Alex. Brown and MTL's legal counsel and considered the unanimous recommendation of the Special Committee, consisting of the outside directors, that the Company execute the Merger Agreement and the following additional material factors:

    (i) A comparison of the benefits to the shareholders from selling the Company against the risk of reduced shareholder value resulting from the other strategic alternatives available to MTL, as discussed above. Of the alternatives available to MTL, the Merger was determined by the Board of Directors to be the alternative which would yield the best results to the shareholders of MTL from a financial point of view. See "--Background of the Transaction".

    (ii) The Board of Directors agreed that although the Other Bidder's revised offer was $1.50 higher than Apollo Management's revised offer, it was in the best interests of the Company and its shareholders for the Board to accept the Apollo Management offer in view of (a) the risk to the Apollo Management proposal from a delay in the process to accommodate the Other Bidder, particularly in light of the time limitation that Apollo Management had placed on the acceptance by the Company of its final bid, (b) the receipt of signed commitment letters delivered by Apollo Management in respect of the Senior Bank Financing and the Bridge Loan to finance its bid at $40.00 per share, (c) uncertainties associated with the Other Bidder's proposal and (d) the Company's ability to terminate the agreement with Apollo Management in order for the Board to fulfill its fiduciary obligations.

    (iii) The consideration to be paid in the Merger, valued at $40.00 per share of MTL Common Stock, represented a premium of approximately 38.8% over the closing price of $28.81 per share of MTL Common Stock on February 9, 1998, the trading day preceding the February 10, 1998 board meeting. The Board of Directors considered that shares of MTL Common Stock have traded at a range from a low of $21.25 to a high of $29.38 during the 52 weeks prior to February 10, 1998, meaning that the Merger offered a substantial premium to shareholders compared to recent historical price levels of MTL Common Stock.

    (iv) The written opinion, dated as of February 10, 1998, of BT Alex. Brown (and the analysis presented to the Board of Directors of MTL underlying such opinion) to the effect that, based on the assumptions made, matters considered and limits of the review undertaken by BT Alex. Brown, the Merger Consideration to be received by MTL's shareholders in the Merger was fair, from a financial point of view, to such shareholders (other than the holders of the Rollover Shares). See "--Opinion of BT Alex. Brown, Financial Advisor to MTL".

    (v) The terms and conditions of the Merger Agreement and related matters, including closing conditions, termination rights, the requirement that MTL pay termination fees to Apollo Management under certain circumstances, the cash-out of MTL Options and MTL's and Apollo Management's representations and warranties, all of which were the product of arm's length negotiations in which MTL was assisted by its legal counsel, Schifino & Fleischer P.A., and its financial advisor, BT Alex. Brown. See "Certain Provisions of The Merger Agreement".

    (vi) The fees and expenses to be paid to Apollo Management in consideration for the agreement of Apollo Management to provide financial advisory and other management services after consummation of the Merger, including a fee of $2.0 million payable at the Effective Time of the Merger and an annual fee of $500,000. See "Special Factors--Certain Related Agreements--Management Agreement between Apollo Management and MTL".

    (vii) The terms and conditions of the Voting Agreement, pursuant to which, among other things, certain of the principal shareholders, owning approximately 24.7% of the issued and outstanding shares of MTL Common Stock, have agreed to vote and have granted a related proxy to vote their shares of MTL

  Common Stock in favor of the Merger Agreement. In addition, certain officers and directors have agreed, at Apollo Management's insistence, to reinvest in the Company, by means of retaining the Rollover Shares or purchasing shares of the Surviving Corporation Common Stock, approximately $10 million of the proceeds they would have received or did receive in the Merger (on substantially the same terms at which Apollo Management is investing in the Company).

  The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes all material factors considered by the Board of Directors. The Board did not consider the net book value or the liquidation value of the Company because such measures were significantly less than the current bids being entertained by the Company's financial advisors. In reaching its determination to approve the Merger Agreement, and in view of the variety of factors considered by the Board of Directors in connection with its evaluation of the Merger Agreement, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign any relative or specific weights to the various factors considered by it. However, the Board believes such factors operate collectively to support its determination that the Merger Agreement is fair to and in the best interest of MTL's shareholders (other than the holders of the Rollover Shares).

  The Board believes that the Merger is procedurally fair to MTL's shareholders (other than the holders of Rollover Shares), although the approval of a majority of the Company's unaffiliated shareholders is not separately required, and an unaffiliated representative was not retained to act on behalf of such shareholders. In reaching this conclusion, the Board took into account a number of factors relevant to procedural fairness as described above, including the bidding process conducted by the Company, the establishment of the Special Committee and its deliberations, and the fairness opinion issued to the Board by the Company's financial advisor.

PURPOSES AND REASONS OF THE APOLLO INVESTORS, APOLLO ADVISORS AND MERGER SUB FOR THE MERGER

  The purposes of the Merger are to enable the Apollo Investors, through Merger Sub, to make an investment in, and obtain a controlling interest in, the Company, and to enable existing shareholders of the Company to realize a substantial premium on the shares of MTL Common Stock owned by them. Merger Sub was formed by the Apollo Investors, whose managing general partner is Apollo Advisors, for the purpose of engaging in such transactions. Merger Sub elected to proceed with the Merger for the same purpose that motivated the Apollo Investors and Apollo Advisors.

  The acquisition of the Company has been structured as a merger pursuant to which MTL is the surviving corporation and certain current officers and directors retain an interest in the Company in order to (i) effect a recapitalization of the Company for accounting purposes, (ii) avoid the negative tax consequences of an asset sale, and (iii) preserve the corporate identity of the Company and its existing contractual arrangements with third parties.

POSITION OF THE APOLLO INVESTORS, APOLLO ADVISORS AND MERGER SUB AS TO FAIRNESS OF THE MERGER

  The Apollo Investors, Apollo Advisors and Merger Sub, as the parties proposing to acquire the Company, did not participate in the deliberations of the Board regarding, or receive advice from the Company's financial advisors as to, the fairness of the Merger to the Company's shareholders (other than holders of the Rollover Shares). As a result, the Apollo Investors, Apollo Advisors and Merger Sub are not in a position to specifically adopt the conclusions of the Board as to such matter. However, based upon their own knowledge from publicly available information regarding the Company and their understanding from discussions with senior management of the Company regarding the factors considered by the Board referred to herein, the Apollo Investors, Apollo Advisors and Merger Sub also believe that the Merger is fair to the Company's shareholders (other than holders of the Rollover Shares). In addition, the results of the due diligence investigation conducted by Apollo Management, which included discussions with management regarding the Company's business, including the estimates discussed below under "--Certain Projections", visits to the Company's facilities, document review and analysis of comparable companies in the industry, validated the belief of the Apollo Investors, Apollo

Advisors and Merger Sub that the Merger is fair to the Company's shareholders (other than holders of the Rollover Shares). In particular, the Apollo Investors, Apollo Advisors and Merger Sub have considered (i) the historical market prices for shares of the MTL Common Stock, as reported on the Nasdaq National Market, including (x) the closing price on February 9, 1998, the last day MTL Common Stock traded before the execution of the Merger Agreement, of $28.81 per share and (y) the range from a low of $21.25 to a high of $29.38 during the 52 weeks prior to February 10, 1998, (ii) the substantial premium the Merger Consideration represented in relation to the historical market prices for the MTL Common Stock, including the approximately 38.8% premium of the Merger Consideration over the closing price on February 9, 1998, (iii) the extent of the sale process described in "Background of the Transaction", (iv) the establishment of the Special Committee, (v) the unanimous recommendation of the Special Committee and the Board of the Directors, (vi) the agreement of certain principal shareholders to vote their shares of MTL Common Stock in favor of the Merger Agreement and the transactions contemplated thereby, (vii) the receipt by the Board of the written opinion of its independent financial advisor (see "--Opinion of BT Alex. Brown, Financial Advisor to MTL") to the effect that, based on the assumptions made, matters considered and limits of the review undertaken, the Merger Consideration to be received was fair from a financial point of view to MTL's shareholders (other than holders of the Rollover Shares), (viii) the arm's-length nature of the negotiations between Apollo Management and the Company, (ix) the presence of a bid from the Other Bidder and a comparison of the benefits and risks of such bid, and (x) the other analyses of and factors examined by the Special Committee and the Board (described in detail above in "--Reasons for the Merger; Recommendation of the Board of Directors"). The Apollo Investors, Apollo Advisors and Merger Sub believe these factors provide a reasonable basis for them to believe, as they do, that the Merger is fair to the shareholders of the Company (other than holders of the Rollover Shares). This belief should not, however, be construed as a recommendation to the Company's shareholders by the Apollo Investors, Apollo Advisors or Merger Sub to vote to approve the Merger Agreement and the transactions contemplated thereby. None of the Apollo Investors, Apollo Advisors or Merger Sub has undertaken any formal evaluation of the fairness of the Merger to the shareholders of the Company and none of them has assigned specific relative weights to the factors considered by them. The Apollo Investors, Apollo Advisors and Merger Sub did not consider the net book value or the liquidation value of the Company because such measures were significantly less than the current bids being entertained by the Company's financial advisors.

  The Apollo Investors, Apollo Advisors and Merger Sub believe that the Merger is procedurally fair to the Company's shareholders (other than the holders of the Rollover Shares), although the approval of a majority of the Company's unaffiliated shareholders is not separately required, and an unaffiliated representative was not retained to act on behalf of such shareholders. In reaching this conclusion, the Apollo Investors, Apollo Advisors and Merger Sub took into account a number of factors relevant to procedural fairness as described above, including the bidding process conducted by the Company, the establishment of the Special Committee and its deliberations, and the fairness opinion issued to the Board by the Company's financial advisor.

PURPOSES AND REASONS OF MESSRS. BABBITT AND O'BRIEN IN AGREEING TO THE MERGER

  The purposes of Elton E. Babbitt and Charles J. O'Brien, Jr. in agreeing to the transactions contemplated by the Merger Agreement are to continue the pursuit of their strategic view of the future of the Company and to enable existing shareholders of the Company to realize a substantial premium on the shares of MTL Common Stock owned by them. See "--Reasons for the Merger; Recommendation of the Board of Directors" and "--Interests of Certain Persons in the Merger".

POSITION OF MESSRS. BABBITT AND O'BRIEN AS TO FAIRNESS OF THE MERGER

  Each of Messrs. Babbitt and O'Brien believes that the Merger is fair to the shareholders of the Company (other than the holders of the Rollover Shares). This belief should not, however, be construed as recommendations by such individuals, in their personal capacity, to the Company's shareholders to vote to approve the Merger Agreement and the transactions contemplated thereby. Messrs. Babbitt and O'Brien have not undertaken any formal evaluation of the fairness of the Merger to the shareholders of the Company and did not find it practicable to quantify or otherwise attach relative weights to the various factors considered by them.

However, in arriving at their belief that the Merger is fair to the shareholders of the Company (other than the holders of Rollover Shares), Messrs. Babbitt and O'Brien considered the same factors as considered by the Board, as well as certain considerations resulting from their general familiarity with, and significant experience in, the bulk trucking industry. Finally, Messrs. Babbitt and O'Brien considered the presently favorable environment for merger transactions in the US capital markets and the availability to the Apollo Investors of financing, both of which factors could be subject to change. Messrs. Babbitt and O'Brien did not consider the net book value or the liquidation value of the Company because such measures were significantly less than the current bids being entertained by the Company's financial advisors.

  Messrs. Babbitt and O'Brien believe that the Merger is procedurally fair, although the approval of a majority of the Company's unaffiliated shareholders is not separately required, and an unaffiliated representative was not retained to act on behalf of such shareholders. In reaching this conclusion, Messrs. Babbitt and O'Brien took into account a number of factors relevant to procedural fairness as described above, including the bidding process conducted by the Company, the establishment of the Special Committee and its deliberations, and the fairness opinion issued by the Company's financial advisor.

OPINION OF BT ALEX. BROWN, FINANCIAL ADVISOR TO MTL

  MTL retained BT Alex. Brown on September 30, 1997 to act as MTL's financial advisor in connection with the possible merger with, or sale of substantially all of the Company's assets or stock to, a third party. In connection with the Merger, the MTL Board requested that BT Alex. Brown render its opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by MTL's shareholders (other than holders of Rollover Shares).

  At the February 10, 1998 meeting of the MTL Board of Directors, representatives of BT Alex. Brown made a presentation with respect to the Merger and rendered to the MTL Board its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and based on the assumptions made, matters considered and limits of the review undertaken by BT Alex. Brown, the Merger Consideration to be received by MTL's shareholders (other than holders of Rollover Shares) was fair, from a financial point of view, to such shareholders.

  THE FULL TEXT OF BT ALEX. BROWN'S WRITTEN OPINION DATED FEBRUARY 10, 1998 (THE "BT ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. MTL SHAREHOLDERS ARE URGED TO READ THE BT ALEX. BROWN OPINION IN ITS ENTIRETY. THE BT ALEX. BROWN OPINION IS DIRECTED TO THE MTL BOARD, ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO MTL'S SHAREHOLDERS (OTHER THAN HOLDERS OF ROLLOVER SHARES) FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MTL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE BT ALEX. BROWN OPINION WAS RENDERED TO THE MTL BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DISCUSSION OF THE BT ALEX. BROWN OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BT ALEX. BROWN OPINION.

  In connection with the BT Alex. Brown Opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning MTL and certain internal analyses and other information furnished to it by MTL. BT Alex. Brown also held discussions with the members of the senior management of MTL regarding this information and the businesses and prospects of MTL. BT Alex. Brown did not independently verify any of the information described above and for purposes of its opinion assumed the accuracy, completeness and fairness of all such information. BT Alex. Brown did not make and it was not provided with an independent evaluation or appraisal of the assets of MTL. With respect to the information relating to the prospects of MTL provided to BT Alex. Brown, BT Alex. Brown assumed that such information was prepared on the basis of reasonable assumptions and reflected the best currently available judgments and estimates of the management of MTL as to the likely future financial performance of the Company. BT Alex. Brown assumed, with the consent of MTL, that the transaction will be treated as a recapitalization for accounting purposes. The BT Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of such opinion.

  In reaching the BT Alex. Brown Opinion, BT Alex. Brown (i) reviewed the reported prices and trading activity for the MTL Common Stock, (ii) compared certain financial and stock market information for MTL with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations,
(iv) performed discounted cash flow analyses for MTL, (v) reviewed the terms of the Merger Agreement and certain related documents as furnished to it in draft form and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate. BT Alex. Brown assumed, with the consent of MTL, that the final terms of the Merger Agreement and certain related documents reviewed by it in draft form would not vary materially from the drafts reviewed by it.

  The following is a brief summary of the analyses performed and factors considered by BT Alex. Brown in connection with the rendering the BT Alex. Brown Opinion and reviewed with the MTL Board at its February 10, 1998 meeting.

  Historical Financial Position. In rendering its opinion, BT Alex. Brown reviewed and analyzed historical and current financial information of MTL which included (i) MTL's current balance sheet, (ii) annual income statements and cash flow statements and (iii) operating margins and growth rates.

  Historical Stock Price Performance. BT Alex. Brown reviewed and analyzed the weekly closing per share market prices and trading volume for MTL Common Stock in the periods between (i) January 31, 1997 to February 6, 1998 ("Period 1") and (ii) June 17, 1994 and February 6, 1998 ("Period 2"). In addition, BT Alex. Brown compared the movement of such daily closing prices with the movement of the Standard & Poor's 500 composite average (the "S&P 500") over Period 1 and Period 2. BT Alex. Brown noted that, on a relative basis, the MTL Common Stock outperformed the S&P 500 in Period 1 and underperformed the S&P 500 in Period 2. BT Alex. Brown also compared the movement of the daily closing per share market prices of MTL Common Stock over Period 1 and Period 2 with the movement of (i) a tank carrier composite average (consisting of Kenan Transport Company, Matlack Systems, Inc. and Trimac Corporation) and (ii) a specialized carrier composite average (consisting of Boyd Bros. Transportation Inc., Frozen Food Express Industries, Inc., Allied Holdings, Inc., KLLM Transport Services, Inc., Marten Transport, Ltd., Simon Transportation Services Inc., Smithway Motor Xpress Corp. and TRISM, Inc.). On a relative basis, the MTL Common Stock outperformed the tank carrier composite average and underperformed the specialized carrier composite average in Period 1. In Period 2, the MTL Common Stock outperformed both the tank carrier composite average and the specialized carrier composite average. This information was presented to give the MTL Board background information regarding the stock price performance of MTL over the periods indicated. In addition, the fact that the Cash Merger Price exceeded the price per share at which the MTL Common Stock traded during the periods reviewed was consistent with a determination that the Cash Merger Price was fair to the MTL shareholders (other than holders of Rollover Shares).

  Analysis of Certain Other Publicly Traded Companies. BT Alex. Brown compared certain financial information and commonly used valuation measurements for MTL to corresponding information for two groups of publicly traded companies, the first of which consisted of Kenan Transport Company, Matlack Systems, Inc. and Trimac Corporation (collectively, the "Tank Carriers") and the second of which consisted of Boyd Bros. Transportation Inc., Frozen Food Express Industries, Inc., Allied Holdings, Inc., KLLM Transport Services, Inc., Marten Transport, Ltd., Simon Transportation Services Inc., Smithway Motor Xpress Corp., Trailer Bridge, Inc., and TRISM, Inc. (collectively, the "Specialized Carriers"). The Tank Carriers were selected based on the similarity of their tank carriage operations to those of MTL, and the Specialized Carriers were selected based on their participation in specialized sectors of the trucking industry other than the tank carriage sector. Such financial information included, among other things, (i) common equity market valuation; (ii) operating performance;
(iii) capitalization ratios; (iv) ratios of common equity market value ("Equity Value") as adjusted for debt and cash

("Enterprise Value") to revenues, earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") and earnings before interest expense and income taxes ("EBIT"), each for the latest reported 12 month period as derived from publicly available information; and (v) ratios of common equity market prices per share ("Market Price") to earnings per share ("EPS"). The ratios set forth above were calculated using closing stock prices as of February 9, 1998. In the case of MTL, BT Alex. Brown also computed such ratios using the Cash Merger Price, MTL's Equity Value as implied in the Merger (the "Equity Merger Value") and Enterprise Value as implied in the Merger (the "Enterprise Merger Value"), where each was appropriate. The financial information used in connection with the multiples provided below was based on the latest reported 12 month period as derived from publicly available information and on estimated EPS for calendar years 1997 and 1998 as reported by the Institutional Brokers Estimating System ("IBES").

  BT Alex. Brown noted that (a) the multiple of Enterprise Value to revenues was 0.7x for MTL (and the multiple of Enterprise Merger Value to revenues was 0.9x), compared to a range of 0.5x to 1.1x, with a mean of 0.8x, for the Tank Carriers and a range of 0.4x to 1.1x, with a mean of 0.7x, for the Specialized Carriers; (b) the multiple of Enterprise Value to EBITDA was 5.3x for MTL (and the multiple of Enterprise Merger Value to EBITDA was 6.9x), compared to a range of 4.6x to 6.1x, with a mean of 5.4x, for the Tank Carriers and a range of 3.9x to 10.4x, with a mean of 6.4x, for the Specialized Carriers; (c) the multiple of Enterprise Value to EBIT was 9.7x for MTL (and the multiple of Enterprise Merger Value to EBIT was 12.5x), compared to a range of 9.7x to 17.7x, with a mean of 14.6x, for the Tank Carriers and a range of 8.9x to 37.9x, with a mean of 18.1x, for the Specialized Carriers; (d) the multiple of Market Price to trailing 12 month EPS was 13.5x for MTL (and the multiple of the Cash Merger Price to trailing 12 month EPS was 18.8x), compared to a range of 15.2x to 39.3x, with a mean of 24.3x, for the Tank Carriers and a range of 12.7x to 18.7x, with a mean of 15.6x, for the Specialized Carriers; (e) the multiple of Market Price to calendar year 1997 EPS was 13.0x for MTL (and the multiple of the Cash Merger Price to calendar year 1997 EPS was 18.1x), compared to a range of 15.4x to 23.4x, with a mean of 19.4x, for the Tank Carriers and a range of 11.4x to 30.9x, with a mean of 17.9x, for the Specialized Carriers; (f) the multiple of Market Price to calendar year 1998 EPS was 11.5x for MTL (and the multiple of the Cash Merger Price to calendar year 1998 EPS was 15.9x), compared to a range of 10.5x to 13.0x, with a mean of 11.7x, for the Tank Carriers and a range of 7.5x to 15.1x, with a mean of 12.0x, for the Specialized Carriers; and (g) the multiple of Equity Value to common equity book value was 1.8x for MTL (and the multiple of Equity Merger Value to common equity book value was 2.5x), compared to a range of 1.3x to 1.5x, with a mean of 1.4x, for the Tank Carriers and a range of 0.5x to 3.1x, with a mean of 1.8x, for the Specialized Carriers. The IBES EPS estimates for MTL, as of February 9, 1998, for calendar years 1997 and 1998 were $2.21 and $2.51, respectively. Based on the foregoing comparisons, BT Alex. Brown noted that the multiples implied in the Merger were generally within or above the ranges of trading multiples for the Tank Carriers and the Specialized Carriers and that this fact supported a determination that the Cash Merger Price was fair to the MTL shareholders (other than holders of Rollover Shares).

  Analysis of Selected Precedent Transactions. BT Alex. Brown reviewed the financial terms, to the extent publicly available, of nine pending or completed mergers and acquisitions since January 1, 1996 in the bulk carriage industry (the "Bulk Transactions") and nine pending or completed mergers and acquisitions since January 1, 1993 in the general trucking industry (the "Trucking Transactions"). BT Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Bulk Transactions and the Trucking Transactions and compared them to corresponding financial multiples for the Merger, based on the Equity Merger Value and the Enterprise Merger Value. BT Alex. Brown noted that the multiple of enterprise value (equity purchase price adjusted for debt, preferred stock and cash) to trailing 12 month revenues was 0.9x for the Merger versus a range of 0.2x to 0.6x, with a mean of 0.4x, for the Bulk Transactions and a range of 0.3x to 1.0x, with a mean of 0.7x, for the Trucking Transactions; the multiple of enterprise value to trailing 12 month EBITDA was 6.9x for the Merger versus 4.3x (based on one transaction for which such data was available) for the Bulk Transactions and a range of 4.1x to 42.7x, with a mean of 7.3x, for the Trucking Transactions; and the multiple of enterprise value to trailing 12 month EBITDA net of capital expenditures and proceeds from asset dispositions was 49.1x for the Merger versus a not meaningful value for the Bulk Transactions (based on one transaction for which such data was available) and a range of 3.5x to 14.9x, with a mean of 8.8x, for the Trucking

Transactions. BT Alex. Brown further noted that the multiple of equity purchase price to trailing 12 month net income was 18.8x for the Merger versus a range of 5.7x to 49.6x, with a mean of 14.0x, for the Trucking Transactions and the multiple of equity purchase price to common equity book value was 2.5x for the Merger versus a range of 1.7x to 7.7x, with a mean of 3.4x, for the Trucking Transactions. No corresponding data were available for the Bulk Transactions. BT Alex. Brown noted that all multiples for the Bulk Transactions and the Trucking Transactions were based on information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the transactions occurred, and that because each of the acquired companies in the Bulk Transactions was privately held at the time of the announcement of such transaction, information relating to these acquired companies was therefore limited. BT Alex. Brown noted that based on the foregoing comparisons, and subject to the limitations of its review (including those noted in the previous sentence), the multiples implied in the Merger were generally within or above the ranges of multiples implied in the Bulk Transactions and the Trucking Transactions and that this fact supported a determination that the Cash Merger Price was fair to the MTL shareholders (other than holders of Rollover Shares).

  Discounted Cash Flow Analysis. BT Alex. Brown performed discounted cash flow analyses for MTL using financial projections for years 1998 through 2002 provided by the management of MTL. Management prepared two sets of financial projections, each of which was based on different assumptions regarding the Company's projected level of acquisition expenditures during the projection period. In the first projection scenario, acquisition expenditures in the years 1999 through 2002 were projected at $40.0 million ("Scenario 1") and in the second projection scenario, no acquisition expenditures were assumed over this period ("Scenario 2"). For each projection scenario, BT Alex. Brown aggregated the present value of the cash flows from 1998 through 2002 with the present value of a range of terminal values. The terminal values were computed using a multiple of projected net income in calendar year 2003 and a range of terminal multiples of 10.0x to 14.0x for Scenario 1 and 10.0x to 12.0x for Scenario 2. All cash flows were discounted at rates ranging from 11.0% to 14.0%. BT Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost of capital of selected publicly traded trucking companies, and arrived at such terminal values based on its review of the trading characteristics of the common stock of selected publicly traded trucking companies. This analysis indicated a range of values for MTL Common Stock of $24.03 to $45.70 per share, with a midpoint of $34.22 per share, for Scenario 1 and $31.29 to $41.87 per share, with a midpoint of $36.30 per share, for Scenario 2. BT Alex. Brown noted that the Cash Merger Price was within the range of, and exceeded the midpoint of, each of the foregoing valuation ranges and that this fact supported a determination that the Cash Merger Price was fair to the MTL shareholders (other than holders of Rollover Shares).

  Leveraged Equity Return Analysis. BT Alex. Brown calculated the projected internal rates of return that could be realized on the equity invested in a leveraged acquisition of the Company at various purchase prices per share of MTL ranging from $37.00 to $41.00 using the projections from Scenario 2. This analysis indicated a range of internal rates of return of 20.4% to 35.2%, which supported a conclusion that the Company would be unlikely to achieve a price from a financial buyer that was materially higher than the Cash Merger Price.

  Relevant Market and Economic Factors. In rendering its opinion, BT Alex. Brown considered, among other factors, the condition of the U.S. stock markets and the current level of economic activity, particularly in the motor carriage industry. No company used in the analysis of certain other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to MTL or the Merger. In addition, BT Alex. Brown believes the both the analysis of certain other publicly traded companies and the analysis of selected mergers and acquisitions are not simply mathematical. Rather, such analyses must take into account differences in the financial and operating characteristics of these companies and other factors, such as general economic conditions, conditions in the markets in which such companies compete and strategic and operating plans for such companies, that could affect the public trading value and acquisition value of these companies.

  While the foregoing summary describes the analyses and factors that BT Alex. Brown deemed material in its presentation to the MTL Board of Directors, it is not a comprehensive description of all analyses and factors considered by BT Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BT Alex. Brown Opinion. In performing its analyses, BT Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of MTL. The analyses performed by BT Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of MTL Common Stock may trade at any future time.

  The terms of the Merger were determined through negotiations between MTL and Merger Sub and were approved by the MTL Board. Although BT Alex. Brown provided advice to MTL during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the MTL Board. As described above, the BT Alex. Brown Opinion and the presentation of BT Alex. Brown to the MTL Board were only one of a number of factors taken into consideration by the MTL Board in making its determination to approve the Merger. The BT Alex. Brown Opinion was provided to the MTL Board to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any holder of MTL Common Stock as to how to vote with respect to the Merger.

  Pursuant to a letter agreement dated September 30, 1997 between MTL and BT Alex. Brown, the fee payable to BT Alex. Brown upon consummation of the Merger will be equal to 0.9% of the total value of the transaction, or approximately $2.3 million. Such fee is contingent upon the consummation of the Merger. In addition, MTL has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. MTL has agreed to indemnify BT Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

  The Board of Directors of MTL retained BT Alex. Brown to act as its advisor based upon BT Alex. Brown's role as lead manager of MTL's initial public offering on June 17, 1994 and subsequent advisory services and based upon BT Alex. Brown's qualifications, reputation, experience and expertise. BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting transactions, private placements and valuations for corporate and other purposes. With the consent of MTL, BT Alex. Brown will act as a placement agent or managing underwriter in the proposed offering of Senior Subordinated Notes to be issued to finance the Merger, for which services BT Alex. Brown will receive customary compensation. With the consent of MTL, affiliates of BT Alex. Brown also will be participating as documentation agent and a syndicated lender in the Senior Bank Financing for the financing of the Merger, for which services such affiliates will receive customary compensation. In addition, BT Alex. Brown has previously rendered certain investment banking services to certain affiliates of the Apollo Investors for which it has received compensation. BT Alex. Brown may actively trade the equity securities of MTL for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. BT Alex. Brown maintains a market for MTL Common Stock and regularly publishes research reports regarding the motor carriage industry and the businesses and securities of MTL and other publicly traded companies in the motor carriage industry.

CERTAIN PROJECTIONS

  The Company does not as a matter of policy make public forecasts or projections as to future performance or earnings. However, in the course of discussions with potential acquirors and in connection with the sale of the Company, the Company prepared various projections of its anticipated future operating performance of the five calendar years ended December 31, 2001. Certain of these projections are summarized below.

  Such projections were prepared assuming that the sale had not occurred and upon estimates and assumptions (including with respect to industry performance, general economic and business conditions, taxes and other matters) that inherently are subject to material uncertainties and risk, all of which are difficult to quantify and many of which are beyond the control of the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to potential acquirors. The Company's internal operating projections are, in general, prepared solely for internal use in connection with capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations. Certain assumptions on which the projections were based related to the achievement of strategic goals, objectives and targets over the applicable periods that are more favorable than historical results. There can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Neither the Company's independent auditors, nor any other independent accountants or financial advisors, have compiled, examined or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections. The inclusion of the projections should not be regarded as an indication that the Company, or any other person who received such information, considers it an accurate prediction of future events. The Company does not intend to update, revise or correct such projections if they become inaccurate (even in the short term).

  The projections below constitute forward looking statements and involve numerous risks and uncertainties. The Company's actual results may differ materially from the results anticipated from the projections discussed herein as a result of various factors, including, but not limited to, the effect of changing economic or business conditions, weather conditions, competitive initiatives and pricing pressures, shifts in market demand, the performance and needs of industries served by the Company, actual future costs of operating expenses such as fuel and related taxes, increases in labor costs and management retention. There can be no assurance that the Company will achieve the results anticipated from the projections discussed herein.

  Set forth below are selected projections for the four years ended December 31, 2001, as derived from the projections provided by the Company to the potential acquirors. The projections for the year ended December 31, 1997 have been omitted, as the actual audited results for such period are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which Annual Report is incorporated herein by reference. See "Incorporation of Certain Documents by Reference".

                          PROJECTED INCOME STATEMENTS
                 (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                               PROJECTED FOR THE YEAR ENDED DECEMBER 31,
                               --------------------------------------------
                                 1998       1999        2000        2001
                               ---------- ---------- ----------  ----------
      Total revenues.......... $ 318,725  $ 344,359  $  372,082  $  402,067
      Total operating
       expenses...............   295,742    318,779     343,587     369,384
      Operating income........    22,983     25,579      28,495      32,683
      Operating ratio.........      92.8%      92.6%       92.3%       91.9%
      Net other (income)
       expense................     2,694      1,756         864        (157)
      Earnings before taxes...    20,288     23,823      27,631      32,840
      Net income..............    11,970     14,056      16,302      19,376
      Earnings per share...... $    2.50  $    2.88  $     3.28  $     3.84

                           PROJECTED BALANCE SHEETS

                              (IN THOUSANDS)

                                               PROJECTED AS AT DECEMBER 31,
                                            -----------------------------------
                                              1998     1999     2000     2001
                                            -------- -------- -------- --------
      Total assets......................... $195,904 $208,362 $227,958 $251,211
      Total liabilities....................  104,129  102,331  105,426  109,103
      Total stockholders' equity...........   91,774  106,030  122,532  142,108
      Total liabilities & equity........... $195,904 $208,362 $227,958 $251,211

  Material assumptions on which the revenue projections were based include the following:

    (i) Revenue growth is based upon an assumed overall medium-term growth rate of approximately 8%. The Company anticipates that growth from existing customers and market share gains will be supplemented by external growth from a limited number of participants in the Affiliate Program (as defined in Section 5.25 of the Merger Agreement attached hereto as Annex A). Revenue growth of 11.6% in 1998 is based upon the assumption that the effect of the acquisition of Levy Transport, Ltd. ("Levy"), which occurred in June 1996, will be less pronounced than in 1997 and that revenue growth approaches the Company's medium-term growth rate target of approximately 8%. Annual revenue growth is projected to reach approximately 8% in 1999 and continue at that rate over the remaining years.

    (ii) Revenue growth from the Company's linehaul operations assumes increases in loads carried and to a lesser extent increases in revenue per load. Revenue per load which is projected to grow at 1% per year over the projection period assumes an improvement in pricing performance as the Company continues to integrate the acquisition of Levy and eliminate less profitable business lines and accounts.

    (iii) Growth in revenues of 11% each year from the Company's tankwash activities assumes increased use of the Company's tankwash facilities by operators who are participants in the Affiliate Program.

    (iv) Revenues from the Company's transloading operations is expected to grow at 3% each year, except in 1998 when it is projected to grow 8.5%. The Company performs transloading services for a select few customers and does not expect that portion of its business to grow beyond the rate of growth of linehaul revenue from these customers.

  Material assumptions on which the operating expenses projections were based include the following:

    (i) The Company assumes that its operating ratio gradually decreases to 91.9% in 2001 from 92.8% in 1998 as a result of the revenue and cost trends set forth below in paragraphs (ii), (iii), (v) and (vi).

    (ii) Purchased transportation costs of 43% of Company linehaul revenue and 92% of linehaul revenue from participants in its Affiliate Program throughout the projection period assumes continued provision of transportation services with a constant ratio of Company equipment to purchased transportation equipment.

    (iii) A decrease in compensation and supplies and maintenance expenses as a percentage of revenues over the course of the projection period is based upon the assumption that higher revenues are achieved without a corresponding increase in costs, reflecting increased efficiencies related with a larger base of operations.

    (iv) A decrease in depreciation and amortization from 5.9% of revenues to 5.6% of revenues over the projection period is based upon the Company's expected improvements in equipment utilization as the Company's expands and increases traffic density along key lanes. Goodwill and purchased intangibles are projected to be amortized as scheduled (straight-line amortization over 15 or 40 years as appropriate).

    (v) The Company expects its costs related to insurance and claims, taxes and licenses, and communications and utilities to remain constant at 2.2%, 0.7% and 0.6% of total revenue, respectively. These costs fundamentally vary with the size of the Company's overall operation. Fuel expenses at 6% of Company linehaul revenue over the projection period assumes that the participants in the Company's Affiliate Program will pay for their own fuel.

    (vi) The decrease in selling and administrative expenses as a percentage of revenues over the projection period assumes that higher revenues are achieved without a corresponding increase in costs. The Company does not anticipate significant increases in back-office resources over the projection period and does not expect to add personnel to its corporate staff.

    (vii) Interest expense is projected to decrease from $3.2 million in 1998 to $1.5 million in 2001 as a result of decreasing debt balances over the projection period as cash flow from operations significantly exceeds the capital expenditures required to achieve a reduced rate of growth. Excess cash is assumed to be used to make scheduled principal payments on long-term debt obligations and to reduce outstanding balances under the Company's bank loan agreement. The Company has assumed that the interest rates on all debt obligations will remain consistent with current rates.

    (viii) The Company is projecting its effective income tax rate to remain constant at 41.0% which is consistent with its historical tax rates.

    (ix) Net working capital, calculated as non-cash current assets less non-debt current liabilities, is projected to grow with revenues. An increase in working capital is required to support the increases in revenues expected over the projection period.

    (x) The Company has assumed that the current capital structure will remain in place with the exception of its reliance upon capital leases. The Company does not intend to utilize capital leases to finance revenue equipment in the future and, therefore, the projections assume that the Company's capital expenditures are financed through a bank loan agreement. Free cash flow is utilized first to make scheduled payments on the Company's term debt, capital leases and notes payable, and then to reduce borrowings under such bank loan agreement. Cash available after the repayment of such bank loan agreement is assumed to be invested in interest bearing temporary investments.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Company's Board of Directors that shareholders vote in favor of the Merger Agreement, shareholders should be aware that certain members of MTL's management and Board of Directors have certain interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of the shareholders of MTL generally.

  Directors and Officers of the Surviving Corporation. Elton E. Babbitt, Chairman of the Board of Directors of the Company, is a director of the Merger Sub. In addition, Charles J. O'Brien, Jr., a director and President and Chief Executive Officer of the Company, and Richard J. Brandewie, a Senior Vice President, the Treasurer and Chief Financial Officer of the Company, are directors of Merger Sub. Marvin E. Sexton, the President of Montgomery Tank Lines, is a director of Merger Sub. At the Effective Time, the directors of Merger Sub will become the directors of the Surviving Corporation until their successors are duly appointed or elected in accordance with applicable law. In addition, all members of the Company's current management will continue as such after the Effective Time until their successors are duly appointed or elected in accordance with applicable law. See "Directors and Executive Officers of the Surviving Corporation".

  Benefits Under Employment Agreements and New Stock Option Plan. Montgomery Tank Lines entered into employment agreements with the following executive officers: Charles J. O'Brien, Jr., Richard J. Brandewie and Marvin Sexton. Each employment agreement provides for a two-year term of service, with an automatic one-year extension upon each anniversary of the Effective Time, unless the company or the executive officer gives notice that the term will not be so extended. The employment agreements provide to each of the executive officers an annual base salary of not less than $192,238.80 and permit each executive to earn an annual bonus of up to 42% of his annual base salary if certain performance standards are achieved, and an additional bonus of up to 18% of his annual base salary relating to extraordinary performance by the company and such executive. Such bonus plan will be administered by the compensation committee of the Board of Directors of the company. The agreements also provide for certain severance payments to be made if the employment of any of such executives is terminated without "cause" (as defined in the employment agreements) or if such executive resigns after the occurrence of one of a number of specified changes in such employee's employment, including a material diminution by the company of the employee's duties and responsibilities, a material breach by the company of its compensation and benefit obligations or an involuntary relocation by more than 50 miles of such executive's principal place of business as of the Effective Time (each a termination for "good reason"). Under such circumstances, such executive would be entitled to receive his base salary for the remainder of the term of his employment, a pro rated bonus and continued medical and other benefits. Assuming that the employment of Messrs. O'Brien, Brandewie and Sexton were to be terminated as of the Effective Time under such circumstances, the total amount of the salary continuation payments that each such executive officer would be entitled to receive is approximately $385,000, payable over a two-year period. The Company does not anticipate that the employment of these executive officers will be terminated at the Effective Time.

  In addition, each of the employment agreements grants to each such executive options to purchase 25,500 shares of Surviving Corporation Common Stock under a new stock option plan to be adopted after the Effective Time (the "New Stock Option Plan"). It is expected that options with respect to a total of 188,889 shares of Surviving Corporation Common Stock will be available for grant (the "New Options") under the New Stock Option Plan. Fifty percent of each option grant will vest in equal increments over four years. The remaining fifty percent of each option grant will vest in ten years or sooner as determined by the Surviving Corporation's Board of Directors, subject to acceleration if certain per-share equity targets are achieved. Vesting of New Options occurs only during an employee's term of employment. The New Options will become fully vested in the event of a termination of employment without "cause" or for "good reason" within six months following a sale of the Company. The exercise price for the New Options is $40 per share, and the New Options will expire ten years from the date of grant.

  Each of the Employment Agreements also contains, among other things, a covenant not to compete with Montgomery Tank Lines. Pursuant to such covenant, each such executive officer has agreed, for the restricted period specified therein, that he will not, within any geographic area in which the company or any of its subsidiaries, affiliates or owner-operators conducts its business, engage in the bulk transportation services business or in any related business in the bulk transportation services industry in which the company or any of its subsidiaries is engaged on the date of such executive's termination of employment (the "Restricted Business"). Ownership of securities of public companies engaged in a Restricted Business would not be a violation of such covenant not to compete if such holdings are passive investments which do not involve the executive's holding with respect to any such entity the position of officer, director, consultant or general partner, or owning two percent or more of the stock of such entity, and which do not involve the executive being a secured or unsecured creditor of any such entity. Such executive also has agreed to refrain from (i) interfering with the employment relationship between the company, its subsidiaries and its affiliates and their respective employees, members of the company's affiliate program or other independent owners/operators by soliciting any of such individuals to participate in independent business ventures during the restricted period, and (ii) soliciting business from any client or prospective client of the company or any of its subsidiaries or affiliates for such executive's benefit or for any entity in which the executive has an interest or is employed. The company may extend by a period of up to one year the restricted period by providing the executive certain of the severance payments and benefits that would be available in a termination of employment without "cause" or for "good reason" for the duration of any such extended period.

  Retention of Rollover Shares. At the Effective Time, an aggregate of 216,672 shares of MTL Common Stock held by certain officers and directors of the Company will be converted into shares of the Surviving Corporation Common Stock on a one-for-one basis. In addition, Marvin E. Sexton has agreed to purchase at the

Effective Time 31,135 shares of Surviving Corporation Common Stock at the Cash Merger Price of $40.00 per share. Such shares, together with the Rollover Shares, will represent approximately 14.6% of the total outstanding shares of the Surviving Corporation Common Stock. The Rollover Shares (and the 31,135 shares to be purchased by Marvin Sexton at the Effective Time) represented as of March 31, 1998 approximately 5.5% of the outstanding shares of MTL Common Stock. The increase in proportionate ownership of the Company upon the consummation of the Merger by the holders of Rollover Shares (and the 31,135 shares to be purchased by Marvin Sexton) will result from a reduction in the outstanding number of shares at the Effective Time. The Rollover Shares are held as follows: Elton J. Babbitt (141,892 shares); Charles J. O'Brien, Jr. (30,239 shares); Richard J. Brandewie (40,541 shares); and Marvin Sexton (4,000 shares).

  Options. As of March 31, 1998, the directors and executive officers of the Company held Options to acquire an aggregate of 296,935 shares of MTL Common Stock. Under the terms of the Merger Agreement, except to the extent Merger Sub and the holder of any Option otherwise agree, each holder of Options will receive in cash an amount equal to the number of shares of MTL Common Stock subject to such Option (regardless of whether or not such Options are then exercisable or vested) multiplied by the amount, if any, by which the Cash Merger Price exceeds the exercise price of such Option, less any applicable withholding taxes. Pursuant to such provision, the executive officers and directors of MTL will be entitled to receive for their Options an aggregate of approximately $7,210,143 (before federal and state income taxes) upon consummation of the Merger.

  The executive officers and directors named in the table below held the number of outstanding Options indicated as of March 31, 1998, and will be entitled to receive the indicated aggregate amounts before federal and state income taxes in respect of such Options pursuant to the Merger Agreement.

                                              OPTIONS   EXERCISE   AMOUNT OF
     NAME                                   OUTSTANDING  PRICE      PAYMENT
     ----                                   ----------- --------   ----------
     Richard J. Brandewie..................   164,365    $14.32(1) $4,220,893
     Donald Burton.........................     3,830     15.00        95,750
     Charles J. O'Brien, Jr................    28,740     15.00       718,500
     Marvin Sexton.........................   100,000     18.25     2,175,000(2)

--------
(1) Weighted average exercise price.
(2) It is expected that Marvin E. Sexton will use $1,245,400 of the proceeds from the payment for the Options to purchase 31,135 shares of Surviving Corporation Common Stock at the Effective Time.

  Present Interests in MTL Common Stock. As of March 31, 1998, the directors and executive officers of MTL owned an aggregate of 759,593 shares of MTL Common Stock (excluding shares subject to Options). Excluding the Rollover Shares, 542,921 shares will be converted into the right to receive the Cash Merger Price per share pursuant to the Merger Agreement. Such Cash Merger Price will be $21,716,840 in the aggregate and will be allocated as follows:
Elton E. Babbitt ($7,295,120), John B. Bowron ($39,360), Richard J. Brandewie ($348,280), Donald W. Burton ($312,320) and Gerald L. McCullough ($39,360 in his capacity as a director and $13,682,400 in his capacity as trustee for trusts established for Elton E. Babbitt's grandchildren).

  Indemnification of Officers and Directors. The Merger Agreement provides that the Company will purchase a run-off policy for the current directors' and officers' liability insurance policy maintained by the Company, which run-off policy will remain in effect for a period of five years after the closing of the Merger, at a premium not to exceed 200% of the annual premium of the Company's directors' and officers' insurance policy in effect as of the date of the Merger Agreement. A "run-off policy" is an insurance policy that covers claims for occurrences prior to a specified time, in this case, the closing of the Merger. In addition, the Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of the Company as provided in the Articles of Incorporation or By-laws of the Company will survive the Merger and continue in full force and effect in accordance with their terms from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against the current or former directors or officers of the Company arising out of such acts or omissions.

  Voting Agreement. Elton E. Babbitt, Charles J. O'Brien, Jr., Richard J. Brandewie, Marvin Sexton, Gordon Babbitt and Gerald L. McCullough (as trustee for trusts established for the grandchildren of Elton E. Babbitt) have entered into a Voting Agreement with Merger Sub pursuant to which they each appointed certain persons designated by Merger Sub as proxy to vote their respective shares of MTL Common Stock (including shares issuable upon exercise of Options prior to the Effective Time) in favor of the Merger Agreement and the transactions contemplated thereby at the Special Meeting or any adjournment thereof. In addition, unless the Merger Agreement has been terminated in accordance with its terms, such shareholders agreed to vote their respective shares of MTL Common Stock against (i) any merger agreement or merger (other than the Merger Agreement and Merger), consolidation, sale of substantial assets, reorganization, dissolution or other similar transaction or any other Alternative Proposal, and (ii) any amendment of the Company's Articles of Incorporation or By-Laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated thereby. Until the Merger is consummated or the Merger Agreement is terminated in accordance with its terms, such shareholders agreed they will not transfer their shares to any person other than Merger Sub or its designee, or enter into any other voting arrangement with respect to their shares. The Voting Agreement terminates upon the consummation of the transactions contemplated by the Merger Agreement or termination of the Merger Agreement in accordance with its terms.

CERTAIN EFFECTS OF THE MERGER

  If the Merger is consummated, the Company's shareholders (other than the holders of the Rollover Shares and the Excluded Shares) will have the right to receive $40.00 in cash, without interest, for each share of MTL Common Stock held. As a result of the Merger, such shareholders will cease to have any ownership interest in MTL and will cease to participate in future earnings and growth, if any, of MTL. Moreover, if the Merger is consummated, public trading of the MTL Common Stock will cease and the MTL Common Stock will cease to be quoted on the Nasdaq National Market. As a result, the Rollover Shares are unlikely to have the liquidity otherwise associated with a publicly-traded, market-listed security. The reduced marketability of the Rollover Shares may adversely affect their value. In addition, as a consequence of the Merger, the registration of the MTL Common Stock under the Exchange Act will be terminated and the Company will cease filing reports with the Commission. As a result, the Company will not provide information to the public and will no longer be subject to the short-swing profit provisions of Section 16 or the going-private disclosure obligations of Rule 13e-3 under the Exchange Act. The absence of publicly available information will limit the use of Rule 144 under the Securities Act for resales of the Rollover Shares and may otherwise restrict the marketability of the Rollover Shares.

  Immediately after the Merger, approximately 85.4% of the outstanding shares of Surviving Corporation Common Stock will be owned by the Apollo Investors and the remaining 14.6% will be owned by certain officers and directors of the Company. See "--Interests of Certain Persons in the Merger" and "Certain Provisions of the Merger--Treatment of Securities in the Merger".

  The Merger Agreement provides that the current directors of the Company will be replaced by the directors of the Merger Sub, which will include, in addition to certain designees of the Apollo Investors, three current executives of MTL, including its chairman, chief executive officer, and chief financial officer, and the president of one of MTL's operating subsidiaries. All members of the Company's current management will continue as such after the Effective Time. See "Directors and Executive Officers of the Surviving Corporation".

  Upon consummation of the Merger, the Surviving Corporation expects to refinance the existing indebtedness of MTL. See "Financing of the Merger".

  It is currently anticipated that the Surviving Corporation will be operated after the Merger in a manner substantially the same as MTL's current operations.

ACCOUNTING TREATMENT OF TRANSACTION

  The Merger will be accounted for as a recapitalization. Accordingly the historical basis of MTL's assets and liabilities will not be impacted by the Merger and the transactions contemplated thereby.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following discussion summarizes the material federal income tax consequences of the Merger that are generally applicable to holders of MTL Common Stock who, pursuant to the Merger, exchange all of their MTL Common Stock for cash. The discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the shareholders of the Company.

  The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular shareholders in light of their individual circumstances, and is not intended for shareholders subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, shareholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, shareholders who do not hold their stock as capital assets and shareholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). Furthermore, the discussion below does not address the federal income tax consequences of the Merger to (i) shareholders who hold Rollover Shares (including, without limitation, the federal income tax consequences to such shareholders of the receipt of cash pursuant to the Merger) or (ii) shareholders who may be considered to own shares of stock of the Surviving Corporation after the Effective Time through application of the constructive ownership rules of Section 318 of the Code (which, in very general terms, deem a shareholder to own shares of stock that are owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such shareholder (or a related party) has the right to acquire upon exercise of an option or conversion right). In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws.

  EACH HOLDER OF MTL COMMON STOCK IS STRONGLY URGED AND EXPECTED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER IN LIGHT OF SUCH HOLDER'S SPECIFIC CIRCUMSTANCES AS WELL AS THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

  The Merger. A shareholder who, pursuant to the Merger, exchanges all of its MTL Common Stock for cash will recognize gain or loss equal to the difference between (i) the amount of cash such shareholder receives in the Merger and
(ii) the shareholder's adjusted tax basis in such shares. Such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if at the Effective Time the shareholder's holding period for the MTL Common Stock is more than one year. In the case of individuals, "net capital gain," i.e., the excess of net long-term capital gain over net short-term capital loss, is generally subject to a reduced rate of federal income tax. Capital gains and losses from property held for more than 18 months will be taken into account in determining "adjusted net capital gain," which is subject to a further reduction in the rate of tax pursuant to a recent amendment of the Code.

  Backup Withholding. Shareholders who own MTL Common Stock should be aware that the Paying Agent will be required in certain cases to withhold and remit to the United States Treasury 31% of amounts payable in the Merger to any shareholder that (i) has provided either an incorrect tax identification number or no number at all, (ii) is subject to backup withholding by the Internal Revenue Service for failure to report the receipt of interest or dividend income properly, or (iii) has failed to certify to the Company that such shareholder is not subject to backup withholding or that such shareholder is an "exempt recipient." Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.

NO APPRAISAL RIGHTS

  Under Florida law, MTL shareholders who do not vote in favor of the Merger Agreement are not entitled to appraisal rights with respect to their shares of MTL Common Stock. Appraisal rights do not apply with respect to a plan of merger where the issuer's shares are designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

REGULATORY APPROVALS

  The consummation of the Merger is subject to the expiration or termination of the statutory waiting period under the HSR Act. Under the HSR Act and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable statutory waiting period has expired or been terminated. MTL and Merger Sub filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 8, 1998.

CERTAIN RELATED AGREEMENTS

  Certain related agreements were entered into in connection with the execution of the Merger Agreement. The following is a summary of the material terms of such agreements.

  Shareholders' Agreement. Elton E. Babbitt, Charles J. O'Brien, Jr., Richard
J. Brandewie and Marvin E. Sexton have agreed to enter into a Shareholders' Agreement with the Apollo Investors (the "Shareholders' Agreement") governing certain aspects of the relationship among such shareholders and the Surviving Corporation. The Shareholders' Agreement will contain, among other matters,
(i) certain provisions restricting the rights of such shareholders to transfer their shares of or options on Surviving Corporation Common Stock for a period of two and a half years (the "no-sale period") (subject to certain permitted or required transfers in the event the Apollo Investors transfer a certain amount of their shares) and certain rights of first refusal in favor of the Apollo Investors after the no-sale period; (ii) certain registration rights (other than in an initial public offering) in the event the Surviving Corporation effects a registration of its securities; (iii) certain preemptive rights with respect to the sale of Surviving Corporation Common Stock and equity securities convertible into Surviving Corporation Common Stock; (iv) certain rights of the Apollo Investors and the Surviving Corporation to purchase the shares and options of the other shareholders in the event of certain terminations of employment with the Surviving Corporation; and (v) certain rights of the shareholders (other than the Apollo Investors) to require the Surviving Corporation to purchase their shares in the event of certain terminations of employment with the Surviving Corporation or after a certain period of employment with the Surviving Corporation.

  The Shareholders' Agreement will become effective as of the Effective Time and will terminate upon the earlier of (a) the tenth anniversary thereof and
(b) at such time as the Company is a public company with equity securities listed on a national securities exchange or publicly traded in the over-the-counter market; provided, however, that certain transfer restrictions and registration rights will survive notwithstanding the Company being a public company.

  The foregoing discussion of the Shareholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the term sheet for the Shareholders' Agreement, which is attached as an exhibit to each of the Employment Agreements for Messrs. O'Brien, Brandewie and Sexton and the Non-Competition Agreement (as described below) for Elton E. Babbitt, which have been filed as exhibits to the Company's Transaction Statement on Schedule 13E-3.

  Non-Competition Agreements. Each of Elton E. Babbitt and Gordon Babbitt, a shareholder holding an 8.25% interest in the Company, have entered into a Non-Competition Agreement with the Company that contains, among other things, a covenant not to compete with MTL. Pursuant to such covenant, Elton E. Babbitt has agreed that he will not, for a period of five years from the consummation of the transactions contemplated by the Merger Agreement, engage in the bulk transportation services business or in any related business (the "BTS Business") within any geographic area in which any member of the MTL Group (as defined in the Non-Competition Agreement) conducts its business. Ownership of up to 2% of a publicly traded enterprise engaged in a BTS Business would not be a violation of such covenant not to compete. Gordon Babbitt has agreed that he will not, for a period of three years from the closing of the Merger, engage in the for-hire, common carrier tank truck transportation business (the "Business") within the United States and Canada. Ownership of up to 2% of a publicly traded enterprise engaged in a Business would not be a violation of such covenant not to compete.

  In addition, Elton E. Babbitt and Gordon Babbitt have each agreed (for a period of five years from the consummation of the transactions contemplated by the Merger Agreement with respect to Elton E. Babbitt, and for a period of three years from the closing of the Merger with respect to Gordon Babbitt) not to request, induce, attempt to influence or have any other business contact with (i) any distributor or supplier of goods or services to any member of the MTL Group to curtail or cancel any business they may transact with any member of the MTL Group, (ii) any customers of any member of the MTL Group that have done business with or potential customers which have been in contact with any member of the MTL Group to curtail or cancel any business they may transact with any member of the MTL Group, (iii) any employee of any member of the MTL Group to terminate his employment with such member of the MTL Group or (iv) any governmental entity or regulatory authority to terminate, revoke or materially and adversely alter or impair any license, authority or permit held, owned, used or reserved for the MTL Group.

  Management Agreement between Apollo Management and MTL. The Company and Apollo Management have entered into a Management Agreement whereby the Company appointed Apollo Management following the Effective Time to provide financial and strategic advice to the Company upon the consummation of the Merger. Pursuant to the terms of the Management Agreement, Apollo Management has agreed at such time to provide all financial and strategic services to the Company as reasonably requested by the Company's Board of Directors. As consideration for services rendered under the Management Agreement, Apollo Management will receive an initial fee of $2,000,000 upon the Effective Time and thereafter an annual fee of $500,000 until termination of the Management Agreement. The Management Agreement may be terminated upon 30 days' written notice by Apollo Management or the Company to the other party thereto.

                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  The following is a brief summary of the material aspects of the Merger Agreement, which appears as Annex A to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

GENERAL

  The Merger Agreement provides that, following the approval of the Merger and the adoption of the Merger Agreement by the vote of the holders of a majority of the issued and outstanding shares of the MTL Common Stock and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into MTL, and MTL will continue as the Surviving Corporation after the Merger.

  Upon the terms and subject to the conditions of the Merger Agreement, at the closing of the Merger the parties will cause the Articles of Merger to be executed and filed in accordance with the requirements of the FBCA. Unless otherwise agreed between the Merger Sub and the Company, the Merger will become effective upon the filing of the Articles of Merger with the Florida Department of State in accordance with the FBCA.

TREATMENT OF SECURITIES IN THE MERGER

  At the Effective Time, the shares of MTL Common Stock and Options in respect thereof will be treated as follows:

  Cash Merger Price. At the Effective Time, each share of MTL Common Stock held by the Company's shareholders (other than the Rollover Shares and the Excluded Shares) will be converted into the right to receive $40.00 in cash. The Merger Agreement provides that Merger Sub has the right to elect, prior to the mailing of this Proxy Statement, to substitute, on a pro-rata basis for each share of MTL Common Stock issued and outstanding immediately prior to the Effective Time, up to $1.60 of the Cash Merger Price in the form of Surviving Corporation Common Stock, such Surviving Corporation Common Stock to be valued at $40.00 per share. However, Merger Sub has indicated that it will not be making such election.

  The Cash Merger Price will be made as soon as practicable after the Effective Time upon receipt by the Paying Agent of certificates representing the shares of MTL Common Stock held by such shareholders. No interest will be paid or accrued on the Cash Merger Price.

  Rollover Shares. At the Effective Time, certain shares of MTL Common Stock held by certain officers and directors of the Company (216,672 shares in the aggregate) will be converted into one share of Surviving Corporation Common Stock. In addition, Marvin E. Sexton has agreed to purchase at the Effective Time 31,135 shares of Surviving Corporation Common Stock at the Cash Merger Price of $40.00 per share. Such shares, together with the Rollover Shares, will represent approximately 14.6% of the total outstanding shares of Surviving Corporation Common Stock.

  Excluded Shares. At the Effective Time, each share of MTL Common Stock held in the Company's treasury will be cancelled and retired without payment of any consideration therefor.

  Issuance of Surviving Corporation Common Stock to Apollo Investors. At the Effective Time, the issued and outstanding shares of Merger Sub will be converted into 1,452,193 shares of Surviving Corporation Common Stock, representing approximately 85.4% of the total outstanding shares of Surviving Corporation Common Stock.

  Payment for Options. Except to the extent Merger Sub and the holder of any Option otherwise agree, the Company will cause each Option, whether or not then exercisable or vested, to be cancelled. In consideration of such cancellation, the Company will pay to such holders of Options an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Cash Merger Price over the exercise price of each such Option and (ii) the number of shares of MTL Common Stock previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes).

BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law. See "Directors and Executive Officers of the Surviving Corporation."

ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

  The Articles of Incorporation and by-laws of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation and by-laws of the Surviving Corporation, until duly changed or amended as provided therein or in accordance with applicable law.

PAYMENT FOR SHARES

  As of or after the Effective Time, Merger Sub will deposit with the Paying Agent for the benefit of the holders of shares of MTL Common Stock the funds necessary to pay the Cash Merger Price for each share payable pursuant to the terms of the Merger Agreement.

  As soon as practicable after the Effective Time the Paying Agent will send to each record holder of MTL Common Stock a notice and a letter of transmittal advising the holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent certificates for exchange into the Cash Merger Price and, with respect to the holders of Rollover Shares, the shares of Surviving Corporation Common Stock into which the Rollover Shares will be converted (the "Rollover Share Consideration").

  SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

  As soon as practicable after the Effective Time (i) each holder of an outstanding share certificate or certificates which prior to the Effective Time represented shares of MTL Common Stock (other than the Rollover Shares), upon surrender to the Paying Agent of such certificate or certificates, and acceptance thereof by the Paying Agent, shall be entitled to receive the Cash Merger Price in respect of each share of MTL Common Stock theretofore evidenced by such certificate or certificates so surrendered and (ii) each holder of an outstanding certificate or certificates representing one share of the Rollover Shares, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, shall be entitled to receive a certificate or certificates representing one share of Surviving Corporation Common Stock in respect of each share of MTL Common Stock theretofore evidenced by such certificate or certificates so surrendered. Upon such surrender, the Paying Agent will, as promptly as practicable, pay the Cash Merger Price or the Rollover Share Consideration, as the case may be. Until surrendered, each such certificate (other than certificates representing Excluded Shares), will be deemed for all purposes to evidence only the right to receive the Cash Merger Price for holders of MTL Common Stock (other than the Rollover Shares), or the Rollover Share Consideration for holders of the Rollover Shares. In no event will the holder of any surrendered certificate be entitled to receive interest on the Cash Merger Price.

  If the Cash Merger Price or Rollover Share Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it will be a condition to the payment of such consideration that the certificates so surrendered are properly endorsed and otherwise are in proper form for transfer, that such transfer otherwise is proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

  From and after the Effective Time, the stock transfer books of the Company in place prior to the Effective Time will be closed and thereafter there will be no transfers on such books of the shares of MTL Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the Cash Merger Price or the Rollover Share Consideration, as the case may be.

  Any funds remaining with the Paying Agent one hundred eighty days following the Effective Time will be delivered to the Surviving Corporation, after which any holders of MTL Common Stock (other than Rollover Shares) prior to the Merger shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claims for cash, if any.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the Company and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the closing date of the Merger of the following conditions:

  (a) The Merger Agreement and the transactions contemplated thereby shall have been approved by a majority of the holders of the issued and outstanding shares of the MTL Common Stock;

  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

  (c) No statute, rule, regulation, executive order, writ, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity (as defined in the Merger Agreement) which prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order or injunction lifted; and

  (d) Except as provided in the Merger Agreement, all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made.

  Conditions to the Obligation of the Company to Effect the Merger. Except as provided in the Merger Agreement, the obligation of the Company to effect the Merger is subject to the following condition: Merger Sub shall have performed in all material respects its agreements (other than those agreements which are qualified by materiality which are required to be performed in all respects) contained in the Merger Agreement required to be performed on or prior to the closing date of the Merger, the representations and warranties of Merger Sub contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct in all respects (except for those representations and warranties which are not qualified by materiality, which are required to be true and correct in all material respects) as of the date of the Merger Agreement and as of the closing date of the Merger and the Company shall have received a certificate of the President of Merger Sub certifying to such effect.

  Conditions to the Obligation of Merger Sub to Effect the Merger. The obligations of Merger Sub to effect the Merger is subject to the satisfaction of the following conditions:

  (a) Except as provided in the Merger Agreement, the Company shall have performed in all material respects its agreements (other than those agreements which are qualified by materiality which are required to be performed in all respects) contained in the Merger Agreement required to be performed on or prior to the closing date of the Merger, the representations and warranties of the Company contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct in all respects (except for those representations and warranties which are not qualified by materiality, which are required to be true and correct in all material respects) as of the date of the Merger Agreement and as of the closing date, and Merger Sub shall have received a certificate of the President of the Company, certifying to such effect;

  (b) The funding contemplated by the Commitment Letters and Senior Subordinated Notes shall have been obtained;

  (c) Except as provided in the Merger Agreement, all notices required to be given prior to the Effective Time with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Effective Time from, any third party in connection with the consummation of the Merger and the financing thereof, shall have been made or obtained;

  (d) Except as provided in the Merger Agreement, Arthur Andersen LLP shall have completed its audit, in accordance with generally accepted auditing standards, of the Company's financial statements for the year ended December 31, 1997 and shall have issued an unqualified report with respect thereto and there shall be no material difference between such audited financial statements and the Company's unaudited financial statements for the year ended December 31, 1997. For purposes of this paragraph (d), a material difference is defined as a negative variance in Revenue and Net Income (as defined in the Merger Agreement) in excess of 5%;

  (e) From the date of the Merger Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement); and

  (f) Two of the three employment agreements between the Company, on the one hand, and Charles J. O'Brien, Jr., Marvin E. Sexton, and Richard Brandewie, on the other hand and the non-competition agreements between the Company, on the one hand, and each of Elton E. Babbitt and Gordon Babbitt, on the other hand, shall have been executed and delivered and shall be in full force and effect. The Company has already entered into the three employment and the two non-compete agreements. See "Special Factors--Interests of Certain Persons in the Merger" and "--Certain Related Agreements".

COVENANTS

  Interim Operations. In general, the Company has agreed that prior to the Effective Time, except as otherwise provided in the Merger Agreement and unless Merger Sub has consented in writing thereto, the Company will, and in certain cases will cause its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice; (ii) use its best efforts to maintain its business organizations and relationships; (iii) notify Merger Sub of certain adverse changes, litigation and breaches of the Merger Agreement; and (iv) deliver to Merger Sub all filings made with the Commission prior to the Effective Time. Furthermore, the Company has generally agreed that, prior to the Effective Time, except as otherwise provided in the Merger Agreement and unless Merger Sub has consented in writing thereto, the Company will not, and in certain cases will cause its subsidiaries not to, (i) amend its organizational and governing instruments; (ii) take steps toward the consummation of any business combination (other than the Merger) or relinquish any material contract rights or acquire or dispose of assets; (iii) grant, confer or award any options or other rights not existing on the date of the Merger Agreement; modify certain employee stock options; or authorize cash payments in exchange such employee stock options; (iv) amend any Benefit Plans (as defined in the Merger Agreement) existing on the date of the Merger Agreement or adopt any new employee benefit plans; (v) increase or agree to increase the compensation payable to any officer or director or enter into any collective bargaining agreement; (vi) incur any debt or certain other liabilities; (vii) change any practice with respect to taxes or a material tax election or settle or compromise any material tax dispute; (viii) declare, set aside, or pay any dividend or distribution in respect of its capital stock or other ownership interests; redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries; or split, combine or reclassify any of its capital stock or take steps to issue any other securities in respect of shares of its capital stock; (ix) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or certain other securities related to its capital stock; (x) make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment; (xi) change any accounting principles or practices; (xii) pay, discharge, settle or satisfy any claims, liabilities or obligations; (xiii) waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement; and
(xiv) take, agree to take (in writing or otherwise) or resolve to take, any of the prohibited actions described in this paragraph.

  Additional Covenants. In addition to the foregoing, the Company and Merger Sub have agreed to certain covenants regarding (i) convening of the Special Meeting; (ii) HSR filings and other governmental or regulatory filings; (iii) access of Merger Sub to the offices, records, files, correspondence, audits and properties of the Company; (iv) publicity; (v) preparation and filing of this Proxy Statement and a Transaction Statement on Schedule 13E-3; (vi) the performance of additional actions as may be necessary to effect the Merger;
(vii) expenses related to the Merger Agreement; (viii) insurance and indemnity; (ix) tax matters; (x) not taking any actions which would result in the representations and warranties of the Company in the Merger Agreement to become untrue or inaccurate or the conditions to the Merger not being satisfied; (xi) notice of changes with respect to the Company and its subsidiaries; and (xii) the Company's supply of financial information to Merger Sub.

NO SOLICITATION; FIDUCIARY OUT

  Under the Merger Agreement, MTL has agreed to immediately cease any existing activities, discussions or negotiations with any parties (other than the Apollo Investors and Merger Sub) with respect to an Alternative Proposal. Pursuant to the Merger Agreement, MTL has agreed that neither it nor its subsidiaries will initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate, any inquiries or the making or implementation of any proposal or offer that constitutes an Alternative Proposal, or negotiate or discuss with, or provide any confidential information or data to, any person relating to an Alternative Proposal, or authorize or permit any of its officers, directors, employees, agents or representatives to take any such action. MTL is obligated to notify Merger Sub immediately if any such inquiries or proposals are received by, any such information is requested from the Company or any such negotiations or discussions are sought to be initiated or continued with the Company. Nothing contained in the Merger Agreement prohibits the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Alternative Proposal if, and only to the extent that, (i) the furnishing of such information is pursuant to a reasonable and customary confidentiality agreement, (ii) the Board of Directors of the Company determines in good faith after consultation with outside counsel that such action is required for the Board to comply with its fiduciary duties to shareholders imposed by law, (iii) the Board determines in good faith after consultation with its financial advisor that such Alternative Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement, and
(iv) the Company is otherwise in compliance with its obligations regarding Alternative Proposals as provided in the Merger Agreement. Except as provided in the Merger Agreement, the foregoing provisions do not permit the Company to
(a) terminate the Merger Agreement, (b) enter into any agreement with respect to an Alternative Proposal during the term of the Merger Agreement, or (c) affect any other obligation of the Company under the Merger Agreement.

TERMINATION; EFFECTS OF TERMINATION

  Termination by Mutual Written Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company, by mutual written consent of Merger Sub and the Company.

  Termination by the Company. Except as otherwise provided therein, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, prior to the approval by the shareholders of the Company as provided in the Merger Agreement, by action of the Board of Directors of the Company, if in the exercise of its good faith judgment as to fiduciary duties to its shareholders imposed by law, after consultation with outside counsel, the Board of Directors of the Company determines that such termination is required in order to execute an agreement providing for the implementation of the transactions contemplated by an Alternative Proposal. In the event that the Merger Agreement is terminated by the Company pursuant to the provision of the Merger Agreement described in this paragraph, then the Company shall pay Merger Sub a fee of $6.0 million and shall reimburse Merger Sub for its expenses in an amount not to exceed $1.5 million.

  Termination by Merger Sub. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Merger Sub, if the Board of Directors of Company shall have withdrawn or modified in a manner materially adverse to Merger Sub its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal or shall have failed to reconfirm its recommendation of the Merger Agreement and the transactions contemplated thereby within five business days of Merger Sub's request, made with reasonable frequency, that it do so. In the event that the Merger Agreement is terminated by Merger Sub pursuant to the provision of the Merger Agreement described in this paragraph, then the Company shall pay Merger Sub a fee of $6.0 million and shall reimburse Merger Sub for its expenses in an amount not to exceed $1.5 million.

  Termination by Either Merger Sub or the Company. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company, by either Merger Sub or the Company if:

  (a) the Merger shall not have been consummated by the date which is nine months following the date of the Merger Agreement; provided, that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by such date;

  (b) the approval of the Company's shareholders, as required by the Merger Agreement, shall not have been obtained;

  (c) except as provided by the Merger Agreement, a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

  (d) subject to certain conditions as provided in the Merger Agreement, there shall have been a breach by the other of any representation, warranty or agreement contained in the Merger Agreement (without regard to the materiality qualifiers contained therein) which would result in the conditions described above in "--Conditions to the Consummation of the Merger--Conditions to the Obligation of the Company to Effect the Merger" or condition (a) in "-- Conditions to the Consummation of the Merger--Conditions to the Obligation of Merger Sub to Effect the Merger" not being satisfied.

  In the event that the Merger Agreement is terminated by either party pursuant to the provisions of the Merger Agreement described in clause (b) in the preceding paragraph then, if (A)(i) there shall not have been a material breach of the Merger Agreement by Merger Sub and (ii) subsequent to the date of the Merger Agreement and prior to the date of the meeting of Company shareholders required to approve the Merger Agreement, there shall have been made an Alternative Proposal with respect to the Company or any of its subsidiaries, the Company shall reimburse Merger Sub for its expenses in an amount not to exceed $3.0 million; or (B) if the conditions set forth in clause (A)(ii) above are not met, the Company shall reimburse Merger Sub for its expenses in an amount not to exceed $1.5 million; provided that in the event within 12 months of such termination the Company enters into a definitive agreement with respect to a transaction that constitutes an Alternative Proposal, the Company shall, at the time of entering into such agreement, pay Merger Sub a fee equal to $7.5 million less the amount previously reimbursed to Merger Sub pursuant to clause (A) or (B) above.

  In the event that the Merger Agreement is terminated by either party pursuant to the provision of the Merger Agreement described in clause (d) in the second immediately preceding paragraph arising from (A) a willful breach of any representation or warranty or the material breach of any agreement by the Company, then the Company shall pay Merger Sub a fee of $6.0 million and shall reimburse Merger Sub for its expenses in an amount not to exceed $1.5 million, (B) a breach of any representation or warranty by the Company which breach existed on or before the date of the Merger Agreement and does not constitute a willful breach, then the Company shall reimburse Merger Sub for its expenses in an amount not to exceed $3.0 million, or (C) a breach of any representation or warranty by the Company which arose after the date of the Merger Agreement and does not constitute a willful breach, then the Company shall reimburse Merger Sub for its expenses in an amount not to exceed $1.5 million; provided, that in the event the Merger Agreement shall have been terminated pursuant to clause (B) or (C) above and within 12 months of such termination the Company enters into a definitive agreement with respect to a transaction that constitutes an Alternative Proposal, the Company shall, at the time of entering into such agreement, pay Merger Sub a fee equal to $7.5 million less the amount previously reimbursed to Merger Sub pursuant to clause (B) or (C) above.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the parties thereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties made to such party contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

REPRESENTATIONS AND WARRANTIES

  Representations and Warranties of the Company. The Merger Agreement contains representations and warranties of the Company with respect to the Company and its subsidiaries relating to, among other things, (i) organization, standing and similar corporate matters; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;
(iii) capitalization; (iv) subsidiaries; (v) the non-contravention of organizational documents, benefit plans, certain material contracts and applicable laws; (vi) SEC documents, financial statements, and other financial information; (vii) the validity and collectability of accounts receivable;
(viii) insurance matters; (ix) litigation; (x) absence of certain changes or events; (xi) taxes; (xii) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended and employment matters; (xiii) labor matters and relationships with suppliers and distributors; (xiv) the absence of undisclosed liabilities; (xv) real property, leased property and other property matters; (xvi) Merger Sub's opportunity to review material contracts of the Company prior to the Merger and the absence of defaults under material contracts; (xvii) compliance with applicable laws; (xviii) environmental, health and safety matters; (xix) assets of the Company; (xx) matters related to brokers, fees and other expenses; (xxi) intellectual property matters; (xxii) the inapplicability of Florida takeover statutes; (xxiii) the recommendation of the Board of Directors of the Company with respect to the Merger Agreement, the Merger and related transactions; (xxiv) related party transactions; (xxv) the Company's affiliate program with independent contractors; (xxvi) the receipt of an opinion of the Company's financial advisor; (xxvii) the accuracy of information contained in this Proxy Statement and the Transaction Statement on
Schedule 13E-3; and (xxviii) no public announcement of Alternative Proposals.

  Representations and Warranties of Merger Sub. The Merger Agreement contains representations and warranties of Merger Sub relating to, among other things,
(i) organization, standing and similar corporate matters; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iii) Merger Sub's capital structure;
(iv) the non-contravention of organizational documents, benefit plans, certain material contracts and applicable laws; (v) the operations of Merger Sub prior to the Merger; and (vi) the financing of the Merger.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included in the documents incorporated by reference herein. The consolidated financial information set forth below for and as of each of the years in the five-year period ended December 31, 1997 has been derived from audited consolidated financial statements of the Company. See "Incorporation of Certain Documents by Reference".

                                         YEAR ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1997      1996      1995      1994      1993
                               --------  --------  --------  --------  --------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                  DATA)
INCOME STATEMENT DATA
Operating revenues...........  $286,047  $235,599  $190,054  $168,290  $142,376
Operating expenses:
 Purchased transportation....   178,116   145,895   120,011   112,288    96,392
 Compensation................    31,566    26,201    20,099    13,061     9,186
 Fuel, supplies, maintenance.    20,392    17,957    12,172     8,293     6,209
 Depreciation and
  amortization...............    17,335    13,892    10,156     8,213     7,335
 Selling and administrative..     7,421     6,015     5,204     3,629     3,123
 Insurance and claims........     6,455     4,366     3,281     5,687     5,328
 Taxes and licenses..........     1,900     1,655     1,630     1,134     1,003
 Communications and
  utilities..................     1,805     1,378     1,149     1,052       991
 Gain (loss) on sale of P&E..       (36)       20      (150)      (36)      (44)
                               --------  --------  --------  --------  --------
Total operating expenses.....   264,954   217,379   173,552   153,321   129,523
Operating income.............    21,093    18,220    16,502    14,969    12,853
Other income (expense):
 Interest expense............    (3,175)   (3,494)   (3,468)   (4,172)   (5,722)
 Other.......................       (39)      214       175      (252)      (94)
                               --------  --------  --------  --------  --------
Total other income (expense).    (3,214)   (3,280)   (3,292)   (4,424)   (5,816)
Income before taxes..........    17,879    14,940    13,210    10,545     7,037
Provision for income taxes...     7,396     6,103     5,408     4,306     2,653
                               --------  --------  --------  --------  --------
Income from continuing
 operations..................    10,483     8,837     7,802     6,239     4,384
                               --------  --------  --------  --------  --------
Net income...................  $ 10,483  $  8,837  $  7,802  $  6,239  $  4,384
Cash dividends...............       --        --        --        --        --
BALANCE SHEET DATA
Total assets.................  $194,036  $173,604  $145,740  $126,219  $105,787
Long-term obligations,
 including current portion...    55,098    57,329    48,844    40,538    53,613
Convertible preferred stock
 and warrants................       --        --        --        --     11,008
Working capital..............    22,532    22,409    13,068     8,682     1,286
Stockholders equity..........    79,532    68,913    60,058    52,247    17,245
PER SHARE DATA
Net income
 Basic.......................      2.31      1.95      1.73      1.96      2.67
 Diluted.....................      2.23      1.92      1.72      1.61      1.44
Book value...................     16.88     14.98     13.22     12.95      3.94
OTHER DATA
Ratio of earnings to fixed
 charges.....................      x6.2      x5.1      x4.7      x3.4      x2.2

                          MARKET PRICES AND DIVIDENDS

  MTL Common Stock is traded on the Nasdaq National Market under the symbol "MTLI". On February 10, 1998, the last trading day prior to the public announcement that MTL and Merger Sub had executed the Merger Agreement, the high and low sale prices per share of MTL Common Stock as reported on the Nasdaq National Market was $29 and $28 3/4, respectively.

  The following table sets forth the high and low sale prices per share of MTL Common Stock on the Nasdaq National Market with respect to each quarterly period since January 1, 1996.

                                                                 HIGH    LOW
                                                                 ----    ----
     FISCAL 1996
       First Quarter............................................ $17 1/4 $13 3/8
       Second Quarter...........................................  17 1/2  15 5/8
       Third Quarter............................................  19 1/2  17 1/8
       Fourth Quarter...........................................  21 5/8  18 1/4
     FISCAL 1997
       First Quarter............................................  24 1/4  20 5/8
       Second Quarter...........................................  24 1/8  22 7/8
       Third Quarter............................................  28      21 1/4
       Fourth Quarter...........................................  29 3/8  25 1/4
     FISCAL 1998
       First Quarter............................................  39 1/2  24 7/8

  The Company has never paid dividends on the MTL Common Stock. In addition, the payment of dividends by the Company is subject to certain restrictions under the Company's existing loan agreements, which will be refinanced in connection with the Merger. Under the Merger Agreement, the Company has agreed not to pay any dividends on the MTL Common Stock prior to the Effective Time. Pursuant to the terms of the loan agreements contemplated by the Commitment Letters, the Surviving Corporation's ability to pay certain dividends will be restricted. Furthermore, the Senior Subordinated Notes are expected to be issued under an Indenture. The Indenture is expected to, under certain circumstances and subject to certain exceptions, restrict the payment of dividends or the making of distributions by the Company on or in respect of shares of the Company's capital stock.

                            FINANCING OF THE MERGER

  Financing of the Merger will require approximately $258.5 million to pay the Cash Merger Price, to pay the value of the Options, to refinance certain existing indebtedness of MTL and its subsidiaries and to pay the fees and expenses in connection with the Merger and such financing. These funds are expected to be provided through (i) the issuance by MTL of Senior Subordinated Notes in an aggregate principal amount of $140 million (or, in the event the Senior Subordinated Notes are not issued, the incurrence by MTL of a Bridge Loan in an aggregate principal amount of $60 million), (ii) the incurrence by MTL of a six-year $60 million Term Loan (or, in the event the Senior Subordinated Notes are not issued, a six-year $140 million Term Loan), (iii) equity financing provided by the Apollo Investors in the amount of $58 million through the purchase of the common stock of and/or capital contributions to Merger Sub and (iv) approximately $500,000 of available cash from MTL.

SENIOR SUBORDINATED NOTES

  MTL intends to issue the Senior Subordinated Notes on or prior to the consummation of the Merger. It is anticipated that the Senior Subordinated Notes will be issued in a private placement exempt from registration under the Securities Act of 1933 pursuant to Rule 144A. The Senior Subordinated Notes are expected to be issued under an Indenture by and among MTL Inc., the Guarantors (as defined below) and the trustee named therein.

  Principal and Maturity. The Senior Subordinated Notes will be limited in aggregate principal amount to $140.0 million and are expected to mature ten years from the date of issuance.

  Ranking. The Senior Subordinated Notes are expected to be general unsecured obligations of the Company. The Senior Subordinated Notes are expected to rank pari passu in right of payment with any future senior subordinated obligations of the Company and are expected to rank senior in right of payment to all other subordinated obligations of the Company.

  Guarantees. The Senior Subordinated Notes are expected to be unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by the Company's existing and future direct and indirect wholly-owned domestic subsidiaries (the "Guarantors"). The Guarantees are expected to be general unsecured obligations of the Guarantors and are expected to be subordinated in right of payment to all Guarantor Senior Debt (as defined in the Indenture) of the Guarantors.

  Redemption. The Senior Subordinated Notes are expected to be redeemable, at the Company's option, in whole at any time or in part from time to time at the dates and redemption prices set forth in the Indenture. In addition, at any time, or from time to time, as described in the Indenture, the Company may, at its option, redeem Senior Subordinated Notes with the net cash proceeds of one or more Equity Offerings (as defined in the Indenture).

  Change of Control. The Indenture is expected to provide that upon the occurrence of a Change of Control (as defined in the Indenture), each Holder (as defined in the Indenture) will have the right to require that the Company purchase all or a portion of such Holder's Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

  Certain Covenants. The Indenture is expected to contain certain covenants that, among other things and subject to certain exceptions, limit the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) make certain restricted payments, (iii) consummate certain asset sales, (iv) enter into certain transactions with affiliates, (v) impose restrictions on the ability of a subsidiary to make certain payments to the Company and its subsidiaries, and (vi) merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

  Events of Default. The Indenture is expected to provide that the events of default will include customary events of default, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, and cross acceleration of and failure to pay at final maturity certain other indebtedness, subject to, in certain circumstances, notice and grace provisions.

  Governing Law. The Indenture is expected to provide that it, the Senior Subordinated Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

BRIDGE LOAN

  In the event that the offering of the Senior Subordinated Notes is not consummated on or prior to the consummation of the Merger, MTL will incur the Bridge Loan. The Bridge Loan Commitment Letter has been obtained by Merger Sub from BTNY and CSFB. Pursuant to the Bridge Loan Commitment Letter, BTNY and CSFB (together with any other lender participating in the Bridge Loan, the "Lenders") may syndicate all or a portion of the Bridge Loan or the Converted Term Loan (as defined below) to one or more financial institutions. The making of the Bridge Loan will be governed by definitive loan and related agreements to be entered into between the Company and the Lenders. In addition, Merger Sub has entered into a Bridge Loan Indemnity Letter with BTNY and CSFB pursuant to which Merger Sub has agreed to indemnify BTNY and CSFB and certain related parties against certain liabilities relating to or arising out of the proposed transactions giving rise to or contemplated by the Bridge Loan Commitment Letter.

  Use of Proceeds. The Bridge Loan is expected to be made available to the Company to finance in part the Merger and certain related costs and expenses, and to refinance certain existing indebtedness of the Company.

  Maturity; Conversion to Term Loan. The Bridge Loan is required to be repaid on the earlier of (i) the date occurring one year following the closing of the consummation of the Merger and the transactions contemplated thereby (the "Closing Date") and (ii) the closing date of any permanent financing. If MTL fails to raise permanent financing before the first anniversary of the Closing Date, the Bridge Loan, subject to certain exceptions, will be automatically converted into an unsecured senior subordinated term loan facility (the "Converted Term Loan") with a maturity on the tenth anniversary of the Closing Date.

  Take-Out Securities. As a condition to the closing for the Bridge Loan, Merger Sub or the Company will be required to engage BT Alex. Brown and Credit Suisse First Boston Corporation (together, the "Take-Out Banks") to publicly sell or privately place debt securities of MTL (the "Take-Out Securities") to finance the Merger and the refinancing of existing indebtedness or to refinance the Bridge Loan. Upon a request from the Take-Out Banks from the funding date of any Bridge Loan and prior to the conversion of such Bridge Loan to a Converted Term Loan, the Company will be required to issue Take-Out Securities on terms specified by the Take-Out Banks, subject to certain conditions.

  Interest. The Bridge Loan and the Converted Term Loan will bear interest at an annual rate equal to the three-month Treasury rate, reset monthly, plus 5.375%. Such spread over the Treasury rate will automatically increase by 0.5% at the end of each three-month period after the Closing Date. Subject to the provisions in the succeeding paragraph, the interest rate will be capped at 14.0%. At any time on or after the date the Bridge Loan is converted into the Converted Term Loan, the interest rate on the Converted Term Loan will, at the election of the Lenders, be converted to a fixed rate equal to 14.0%.

  Interest on the Bridge Loan and the Converted Term Loan will be payable in cash on a quarterly basis; provided, however, that interest on a Converted Term Loan bearing interest at a fixed rate will be payable on a semi-annual basis. Interest will be paid in cash to the extent that the combined sum of interest on the Bridge Loan and the Converted Term Loan is less than or equal to 14% per annum. To the extent that such combined sum is not paid in cash, it will be paid in debt securities having similar terms; provided that such combined sum of interest will not exceed 16% per annum.

  The Company will be required to pay a commitment fee equal to a percentage of the total commitment under the Bridge Loan (i.e., $60 million), and a funding fee equal to a percentage of the total amount of the Bridge Loan funded. Upon conversion of the Bridge Loan into a Converted Term Loan, the Company will be required to pay a conversion fee equal to a percentage of the principal amount of the Bridge Loan so converted.

  Warrants. The Company has agreed to a fee payable in warrants to purchase up to 5% of the fully diluted common equity of MTL in the event the Take-Out Banks, at any time prior to the first anniversary of the Closing Date, determine, based on prevailing market conditions, that it is necessary to sell Take-Out Securities with an equity component. Such warrants will be exercisable at no or a nominal price and will be used by the Take-Out Banks to facilitate the syndication and/or refinancing of the Bridge Loan (including by means of the sale of Take-Out Securities). Any unused warrants for such purpose (the "Unused Warrants") will be returned to MTL for cancellation. If the Bridge Loan is still outstanding twelve months after the Closing Date, BTNY and CSFB will be entitled to a fee, payable in common equity of MTL (or warrants), in an amount equal to 25% of the Unused Warrants. BTNY and CSFB will receive 25% of any remaining Unused Warrants (payable in an equivalent amount of common equity of MTL (or warrants)) in each three month period thereafter until the period which is 21 months following the Closing Date.

  Prepayments. The Company will be required to prepay the Bridge Loan plus accrued interest with the net proceeds from the sale any Take-Out Securities, senior subordinated or subordinated debt securities, and, to the extent permitted by the Senior Bank Financing, equity securities and certain asset sales. Subject to the prior repayment of the loans under the Senior Bank Financing, the Company will be required to make an offer to purchase all notes outstanding under the Bridge Loan or the Converted Term Loan upon a change of control of the Company.

  The Company may prepay the Bridge Loan or the Converted Term Loan, in whole or in part, at any time; however, Converted Term Loans with a fixed interest rate will be subject to redemption restrictions and premiums customary for high-yield debt securities.

  Debt Security Exchange. The Lenders will have the right to require the Company to exchange the Converted Term Loan for an equal principal amount of long-term notes (the "Exchange Notes") bearing interest at 14% with terms and conditions similar to those for high-yield debt securities. The Lenders will have certain registration rights with respect to the Exchange Notes, including a registered exchange offer of registered securities for the Exchange Securities or a registration statement provided by the Company on demand to cover resales of the Exchange Notes.

  Guarantees. The Bridge Loan will be guaranteed by each of the Company's domestic subsidiaries on the Closing Date and each other entity that guarantees the Senior Bank Financing (the "Bridge Guarantors").

  Ranking. The Bridge Loan and the guarantee thereof will be a senior subordinated obligation of the Company and each Bridge Guarantor, respectively, and will rank (i) except as set forth in clause (iii), pari passu with all other unsubordinated indebtedness of the Company or such Guarantor, as the case may be, (ii) senior to any subordinated indebtedness of the Company or such Guarantor, as the case may be, and (iii) subordinated in right of payment to all senior indebtedness of the Company or such Guarantor, as the case may be, including the Senior Bank Financing.

  Representations and Warranties and Covenants. The Bridge Loan Commitment Letter provides that the documentation for the Bridge Loan will contain customary representations and warranties by the Company. In addition, such documentation is expected to contain customary affirmative and negative covenants, including, without limitation, restrictions on the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay certain dividends and make certain other restricted payments and investments,
(iii) impose restrictions on the ability of the Company's subsidiaries to pay dividends or make certain payments to the Company, (iv) create liens, (v) enter into transactions with affiliates, and (vi) merge, consolidate or transfer substantially all of their respective assets. It is expected that during the term of the Bridge Loan, the covenants applicable to the Bridge Loan may be more restrictive than the covenants applicable to the Term Loan, and it is expected that such covenants will include additional prohibitions relating to asset sales, certain acquisitions, certain debt incurrences and certain other corporate transactions.

  Events of Default. The Bridge Loan Commitment Letter provides that the events of default under the loan documentation will include customary events of default, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, and cross acceleration of and failure to pay at final maturity certain other indebtedness, subject to, in certain cases, notice and grace provisions.

TERM LOAN AND REVOLVING CREDIT FACILITY

  The Bank Commitment Letter has been obtained by Merger Sub from BTCo and CSFB (together, the "Arrangers") pursuant to which the Arrangers have agreed to provide, subject to the terms and conditions provided therein, to MTL (i) a $60 million Term Loan (or, if the Senior Subordinated Notes are not issued, a $140 million Term Loan) and (ii) a six-year $100 million Revolving Credit Facility (which may include letters of credit) to be used for the working capital and general corporate purposes of MTL and its subsidiaries (including, without limitation, effecting certain permitted acquisitions.)

  Pursuant to the Bank Commitment Letter, the Arrangers reserve the right to syndicate all or a portion of the Senior Bank Financing to one or more financial institutions (including the Arrangers, each, a "Bank Lender"), such institutions being subject to the Company's approval. In addition, the Arrangers agree to serve as sole agents in connection with the Senior Bank Financing.

  Use of Proceeds; Maturity. The Term Loan is expected to be made available to the Company to finance, in part, the Merger and certain related costs and expenses, and to refinance certain existing indebtedness of the

Company. The full amount of the Term Loan will be borrowed pursuant to a single drawing on the date of the consummation of the Merger (the "Initial Borrowing Date"). The Revolving Credit Facility is expected to be available after the Initial Borrowing Date to be used for working capital requirements, certain permitted acquisitions and the general corporate purposes of the Company and its subsidiaries. The Term Loan and the Revolving Loan Facility mature on the sixth anniversary of the Initial Borrowing Date. The Term Loan will require the Company to make annual amortization payments (payable in quarterly installments) equal to one percent of the initial aggregate principal amount of the Term Loan in the first five years and the remaining 95% in the sixth year.

  Prepayments. The Term Loan is required to be prepaid with (a) 100% (or 75%, if certain financial ratios are less than a certain level to be agreed upon) of the net cash proceeds of all non-ordinary-course asset sales and dispositions by the Company and its subsidiaries, subject to limited exceptions, (b) 100% (or 75%, if certain financial ratios are less than a certain level to be agreed upon) of the net cash proceeds of issuances of debt obligations and certain preferred stock by the Company and its subsidiaries, subject to limited exceptions, (c) 50% (or 0%, if certain financial ratios are less than a certain level to be agreed upon) of the net proceeds from common equity and certain preferred stock issuances by the Company and its subsidiaries, subject to limited exceptions, (d) 75% (or 50%, if certain financial ratios are less than a certain level to be agreed upon) of annual excess cash flow and (e) 100% of certain insurance proceeds, subject to limited exceptions. Such mandatory prepayments will be allocated, first, to the Term Loan and, second, to the Revolving Credit Facility.

  Voluntary prepayments and commitment reductions will be permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty; provided that voluntary prepayments of Reserve Adjusted Eurodollar Loans (as defined in the Bank Commitment Letter) on a date other than the last day of the relevant interest period will be subject to payment of customary breakage costs, if any.

  Interest. The interest rates under the Senior Bank Financing will be as follows:

  (a) Term Loan: At the option of the Company, (i) 0.75% in excess of the higher of (A) 1/2 of 1% in excess of the federal funds rate and (B) the rate that the administrative agent (to be selected) announces from time to time as its prime lending rate, as in effect from time to time, and (ii) 1.75% in excess of the Eurodollar rate for Reserve Adjusted Eurodollar Loans, in each case, subject to adjustments based upon the achievement of certain financial ratios. In the event the Senior Subordinated Notes are not issued, the applicable margins will be adjusted upward in amounts to be agreed upon.

  (b) Revolving Credit Facility: At the option of the Company, (i) 0.50% in excess of the higher of (A) 1/2 of 1% in excess of the federal funds rate and
(B) the rate that the administrative agent announces from time to time as its prime lending rate, as in effect from time to time, and (ii) 1.50% in excess of the Eurodollar rate for Reserve Adjusted Eurodollar Loans, in each case, subject to adjustments based upon the achievement of certain financial ratios. In the event the Senior Subordinated Notes are not issued, the applicable margins will be adjusted upward in amounts to be agreed upon.

  The Company may elect interest periods of 1, 2, 3 or 6 months or, to the extent available to each Bank Lender with loans and/or commitments under the Term Loan or the Revolving Credit Facility, 9 or 12 months in the case of Reserve Adjusted Eurodollar Loans. With respect to Reserve Adjusted Eurodollar Loans, interest will be payable at the end of each interest period and, in any event, at least every 3 months. With respect to Base Rate Loans (as defined in the Bank Commitment Letter), interest will be payable quarterly on the last business day of each fiscal quarter. In each case, calculations of interest will be based on a 360-day year and actual days elapsed.

  The Bank Commitment Letter provides for payment by the Company in respect of outstanding letters of credit of (i) an annual fee equal to the spread over the Eurodollar rate for Reserve Adjusted Eurodollar Loans for the Revolving Credit Facility from time to time in effect on the aggregate outstanding stated amounts of such letters of credit, (ii) a fronting fee equal to a percentage on the aggregate outstanding stated amounts of such letters of credit, plus (iii) customary administrative charges.

  The Company will pay a commitment fee equal to a percentage per annum on the undrawn portion of the available commitment under the Senior Bank Financing, subject to decreases based on the achievement of certain financial ratios to be agreed upon.

  Collateral and Guarantees. The loans will be guaranteed by all of the Company's existing and future direct and indirect wholly-owned domestic subsidiaries. The obligations of the Company and the guarantors will be secured by a first priority perfected lien on substantially all of the properties and assets of the Company and such guarantors, including a pledge of all capital stock and notes owned by the Company and its subsidiaries, subject to certain exceptions; provided that, in certain cases, no more than 65% of the stock of foreign subsidiaries of the Company will be required to be pledged.

  Representations and Warranties and Covenants. The Bank Commitment Letter provides that the credit agreement documentation to be entered into will contain certain customary representations and warranties by the Company. In addition, the credit agreement is expected to contain customary covenants restricting the ability of the Company to, among other things, (i) declare dividends; (ii) prepay debt; (iii) incur liens and engage in sale-leaseback transactions and make lease payments; (iv) make investments; (v) incur additional indebtedness; (vi) amend organizational, corporate and other documents; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates and form subsidiaries and (x) issue redeemable common stock and preferred stock, subject to certain exceptions. It is expected that the Company will be obligated to obtain interest rate protection in amounts and for periods to be determined. In addition, it is expected that the Company will be required to comply with specified financial covenants and customary affirmative covenants.

  Events of Default. Events of default under the credit agreement are expected to include, without limitation, (i) the Company's failure to pay principal or interest when due; (ii) the Company's material breach of any representation or warranty contained in the credit agreement; (iii) covenant defaults; (iv) events of bankruptcy; and (v) a change of control of the Company.

EQUITY INVESTMENT

  The Apollo Investors' investment in MTL after the Effective Time will consist of a cash contribution to Merger Sub in a aggregate amount of approximately $58 million, which Merger Sub intends to contribute to MTL at the Effective Time, at which time such sum will be available to MTL.

  The total investment in MTL after the Effective Time will be approximately $68 million, consisting of (i) approximately $58 million of MTL Common Stock, in the form of approximately $58 million contributed by the Apollo Investors through the Merger Sub, and (ii) the approximately $10 million value of the Rollover Shares and the shares of Surviving Corporation Common Stock to be purchased by Marvin E. Sexton at the Effective Time.

SOURCES AND USES OF FUNDS

  The estimated cash sources and uses of the financing for the consummation of the Merger are as follows (assuming the issuance of the Senior Subordinated Notes):

                                                                        (IN
                                                                     MILLIONS)
                                                                     ---------
     SOURCES OF FUNDS:
       Senior Subordinated Notes..................................    $140.0
       Term Loan..................................................      60.0
       Equity financing by Apollo Investors(1)....................      58.0
       Cash from MTL..............................................       0.5
                                                                      ------
         Total....................................................    $258.5
                                                                      ======
     USES OF FUNDS:
       Cash Merger Price..........................................    $173.4
       Payment to holders of Options..............................      11.9(2)
       Repayment of certain indebtedness..........................      54.5
       Estimated fees and expenses................................      18.7
                                                                      ------
         Total....................................................    $258.5
                                                                      ======

--------

(1) Does not include the approximately $10 million value of the Rollover Shares retained by certain officers and directors of the Company or the shares of Surviving Corporation Common Stock to be purchased by Marvin E. Sexton at the Effective Time.

(2) Does not include $1,245,400 of the aggregate payment to holders of Options, which amount will be used by Marvin E. Sexton to purchase 31,135 shares of Surviving Corporation Common Stock at the Effective Time. The $1,245,400 value of the 31,135 shares is included in the approximately $10 million value of the shares that will be held by certain officers and directors of the Company as described in Note (1) above.

  It is a condition to the obligations of Merger Sub to affect the Merger that sufficient funds have been received to finance the Merger and to consummate the transactions contemplated by the Merger Agreement.

  Other than scheduled repayments of the Senior Bank Financing and the Senior Subordinated Notes (or the Bridge Loan, in the event the Senior Subordinated Notes are not issued), MTL currently has no specific plans or arrangements for the repayment of the funds borrowed under the Senior Bank Financing and the Senior Subordinated Notes, but expects to be able to repay such borrowings out of internally generated funds of the Company.

EXPENSES OF THE MERGER

  The Merger Agreement provides that the Company and Merger Sub will bear their respective expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated, except in certain circumstances specified in the Merger Agreement relating to the termination thereof. See "Certain Provisions of the Merger Agreement--Termination; Effects of Termination". The estimated fees and expenses incurred and to be incurred by the Company and Merger Sub in connection with the Merger and the related transactions (assuming the consummation thereof) are as follows:

     Financing and commitment fees(/1/)............................ $ 8,700,000
     Financial advisory fees.......................................   6,800,000
     Legal fees....................................................   1,100,000
     Accounting fees...............................................     750,000
     SEC filing fees...............................................      37,300
     Printing and mailing..........................................      87,750
     Miscellaneous.................................................   1,224,950
                                                                    -----------
       Total....................................................... $18,700,000
                                                                    ===========

--------
(/1/)Assuming the Senior Subordinated Notes are issued and the Bridge Loan is not incurred. Includes prepayment fees that will be incurred in connection with the refinancing of existing indebtedness of the Company.

                      MERGER SUB AND THE APOLLO INVESTORS

GENERAL

  Merger Sub was recently incorporated under the laws of the State of Florida for the purpose of consummating the Merger. Merger Sub has not conducted any business other than the transactions described herein. Merger Sub will not have any assets or liabilities other than those arising under the Merger Agreement or in connection with the Merger, or engage in any activities other than those incident to its formation and capitalization and the Merger. Accordingly, meaningful financial information regarding Merger Sub is not available. The principal executive offices of Merger Sub are located at c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 261-4000).

  Merger Sub is wholly-owned by the Apollo Investors. The Apollo Investors are AIF III, Overseas Partners and U.K. Partners. Apollo Management, a Delaware limited partnership which serves as the manager of the Apollo Investors, may designate other affiliated funds to comprise the Apollo Investors prior to the Effective Time. In addition, Merger Sub may issue additional equity interests to certain institutional investors prior to the Effective Time. Each of the Apollo Investors is principally engaged in the business of investing in securities. The principal office of each of the Apollo Investors is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019.

  Apollo Advisors is the managing general partner of each of the Apollo Investors. Apollo Advisors is principally engaged in the business of serving as managing general partner of the Apollo Investors.

  Apollo Capital Management II, Inc., a Delaware corporation ("Apollo Capital"), is the general partner of Apollo Advisors. Apollo Capital is principally engaged in the business of servicing as general partner to Apollo Advisors.

  Apollo Management, a Delaware limited partnership, serves as manager of the Apollo Investors and manages their day-to-day operations.

  AIF III Management, Inc., a Delaware corporation ("AIM"), is the general partner of Apollo Management. AIM is principally engaged in the business of serving as general partner to Apollo Management.

  The respective addresses of the principal office of Apollo Advisors, Apollo Capital, Apollo Management and AIM are c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019.

  Merger Sub and the Apollo Investors are not affiliated with MTL, except to the extent Merger Sub is a party to a voting agreement with certain principal shareholders of MTL as further described under "Special Factors--Interests of Certain Persons in the Merger--Voting Agreement".

DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB

  The name and position of each director and executive officer of Merger Sub are set forth below. It is expected that additional directors that are designees of the Apollo Investors will be appointed prior to the Effective Time.

                     NAME                                POSITION
                     ----                                --------
     Joshua Harris....................... Director, President
     Michael D. Weiner................... Director, Vice President and Secretary
     Elton E. Babbitt.................... Director
     Richard J. Brandewie................ Director
     Charles J. O'Brien, Jr. ............ Director
     Marvin E. Sexton.................... Director

  The business address of Joshua Harris and Michael D. Weiner is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019. Messrs. Harris and Weiner are citizens of the United States.

  The business address of Elton E. Babbitt, Richard J. Brandewie, Charles J. O'Brien, Jr. and Marvin E. Sexton is c/o MTL Inc., 3108 Central Drive, Plant City, Florida 33567. Each of Messrs. Babbitt, Brandewie, O'Brien and Sexton is a citizen of the United States.

  For additional information regarding the directors and officers of Merger Sub, see "Directors and Executive Officers of the Surviving Corporation".

DIRECTORS AND EXECUTIVE OFFICERS OF APOLLO CAPITAL AND AIM

  The directors of Apollo Capital and AIM are Leon D. Black and John J. Hannan. The principal occupation of each of Messrs. Black and Hannan is to act as an executive officer and director of Apollo Capital and AIM. Messrs. Black and Hannan are also limited partners of Apollo Advisors and Apollo Management.

  Messrs. Black and Hannan are founding principals of Apollo Advisors, L.P., Lion Advisors, L.P. and Apollo Real Estate Advisors, L.P. The principal business of Apollo Advisors, L.P. and Lion Advisors, L.P. is to provide advice regarding investments in securities, and the principal business of Apollo Real Estate Advisors, L.P. is to provide advice regarding investments in real estate and real estate-related investments. The business address of each of Messrs. Black and Hannan is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019. Each of Messrs. Black and Hannan are citizens of the United States.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of MTL Common Stock as of March 31, 1998 by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all of the directors and executive officers as a group and (iv) each other person known by the Company to be a beneficial owner of more than 5% of the outstanding MTL Common Stock. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

                                            AMOUNT AND NATURE         PERCENT
                                              OF BENEFICIAL          OF SHARES
                                                OWNERSHIP           OUTSTANDING
                                            -----------------       -----------
DIRECTORS AND EXECUTIVE OFFICERS
Elton E. Babbitt...........................       324,270               7.13
John B. Bowron.............................           984               0.03
Richard J. Brandewie.......................       127,867(/1/)          2.77
Donald W. Burton...........................        11,638(/2/)          0.26
Gerald L. McCullough.......................       343,044(/3/)          7.54
Charles J. O'Brien, Jr.....................        47,483(/4/)          1.04
Marvin E. Sexton...........................        24,000(/5/)(/6/)     0.53
All executive officers and directors as a
 group (7 persons).........................       879,286(/6/)         18.82
FIVE-PERCENT OWNERS
Sombrero Acquisition Corp..................     1,125,197(/7/)          24.7
 c/o Apollo Management, L.P.
 1301 Avenue of the Americas
 New York, New York 10019
Gordon Babbitt(/8/)........................       375,380(/9/)          8.25
 3108 Central Avenue
 Plant City, Florida 33567
Dalton, Greiner, Hartman, Maher & Co. .....       245,200(/1//0/)       5.39
 1100 Fifth Avenue South, Suite 301
 Naples, Florida 34102
FMR Corp. .................................       453,400(/1//1/)       9.96
 82 Devonshire Street
 Boston, MA 02109
Warburg Pincus Asset Management, Inc. .....       335,094(/1//2/)       7.37
 466 Lexington Avenue
 New York, New York 10017
Wellington Management Company, LLP.........       337,500(/1//3/)       7.42
 75 State Street
 Boston, Massachusetts 02109

--------
 (1) Includes 78,619 shares underlying Options which are exercisable within 60 days.
 (2) Includes 3,830 shares underlying Options which are exercisable within 60 days.
 (3) Includes 342,060 shares owned by trusts established for the grandchildren of Elton E. Babbitt for which Gerald L. McCullough acts as trustee, as to which Mr. McCullough has sole voting and investment power.
 (4) Includes 17,244 shares underlying Options which are exercisable within 60 days.
 (5) Includes 20,000 shares underlying Options which are exercisable within 60 days.
 (6) Although Marvin E. Sexton is not an executive officer or director of MTL, he has been included in the table in his capacity as President of Montgomery Tank Lines, the Company's operating subsidiary.
 (7) Merger Sub has entered into a Voting Agreement with Elton E. Babbitt, Gordon Babbitt, Charles J. O'Brien, Jr., Richard J. Brandewie, Marvin Sexton and Gerald L. McCullough (in his capacity as trustee for trusts established for the grandchildren of Elton E. Babbitt), pursuant to which Merger Sub may be deemed to beneficially own all of the shares held by such shareholders and to have shared voting power with such shareholders with respect to such shares. See "Special Factors--Interests of Certain Persons in the Merger--Voting Agreement". Merger Sub is owned by the Apollo Investors. Merger Sub, the Apollo Investors and Apollo Advisors II, L.P. (the general partner of each of the Apollo Investors) have filed a Schedule 13D with the Commission in respect of their deemed beneficial ownership of such shares of MTL Common Stock. The 1,125,197 shares do not include the 115,863 shares underlying Options which are exercisable within 60 days by Charles J. O'Brien, Jr., Richard J. Brandewie and Marvin Sexton as indicated in Notes 1, 4 and 5 above.
 (8) Gordon Babbitt is the son of Elton E. Babbitt.
 (9) Includes 7,500 shares owned by a company of which Gordon Babbitt is part owner, as to which shares Gordon Babbitt has shared voting and investment power.
(10) Reported on Schedule 13G, a copy of which was furnished to the Company. Dalton, Greiner, Hartman, Maher & Co has sole voting power with respect to 233,600 shares of the MTL Common Stock.
(11) Reported on Schedule 13G, a copy of which was furnished to the Company. FMR Corp. has neither sole nor shared power to vote or direct the vote of MTL Common Stock beneficially owned. Such power to vote or direct the voting of the shares resides with the Boards of Trustees of the Fidelity Funds.
(12) Reported on Schedule 13G, a copy of which was furnished to the Company. Warburg Pincus Asset Management, Inc. has sole power to vote 156,850 shares and shared power to vote 178,244 shares of MTL Common Stock.
(13) Reported on Schedule 13G, a copy of which was furnished to the Company. Wellington Management Company, LLP has shared voting power with respect to 299,500 shares and shared dispositive power with respect to 337,500 shares of MTL Common Stock.

  The Montgomery Tank Lines, Inc. Incentive Savings Plan and Trust (the "Plan"), owns 104,428 shares of MTL Common Stock, which represented approximately 2.3% of the outstanding shares of MTL Common Stock as of March 31, 1998. These shares are held of record by Ernest Nellis, James Tara and Franklin Johnson, as trustees of the Plan. Such trustees have sole voting and investment power with respect to such shares except for 3,900 shares, which are held in the applicable employee's 401(k) account.

         DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION

  The Merger Agreement provides that the current directors of the Company will be replaced by the current directors of Merger Sub. See "Merger Sub and the Apollo Investors--Directors and Executive Officers of Merger Sub". It is expected that additional directors of Merger Sub will be designated prior to the Effective Time so that upon consummation of the Merger, a majority of the directors of the Surviving Corporation will be designees of the Apollo Investors. Except for Elton E. Babbitt and Charles J. O'Brien, Jr., none of the directors of Merger Sub are current members of the Board of Directors of the Company. The Merger Agreement further provides that the current officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation after the Merger. The directors and executive officers of the Surviving Corporation following the Merger will include:

  NAME                                     AGE                 POSITION
  ----                                     ---                 --------
 Elton E. Babbitt........................   66 Director
                                               Director, President and Chief Executive
 Charles J. O'Brien, Jr. ................   60  Officer
 Richard J. Brandewie....................   43 Director, Senior Vice President,
                                                Treasurer and Chief Financial Officer
 Marvin E. Sexton........................   54 Director
 Joshua Harris...........................   33 Director
 Michael D. Weiner.......................   45 Director

  Elton E. Babbitt has served as Chairman of the Board of Directors of MTL since June 1987. From 1967 until 1987, he served as a director and as President and Chief Executive Officer of MTL. Prior to his association with MTL, he served as General Manager of MILK Transport, a Minnesota-based tank truck carrier.

  Charles J. O'Brien, Jr. joined MTL in 1989 in connection with the acquisition of Quality Carriers, Inc. at which time he was appointed as the Chief Operating Officer and elected to the Board of Directors. Since 1991 he has served as MTL's Chief Executive Officer, and was controlling shareholder of Quality Carriers, Inc. from January 1977 to February 1989. Prior to his association with Quality Carriers, Inc., he held various positions with Matlack, Inc. from April 1962 through December 1976. He served as Matlack's Chief Executive Officer from 1969 to 1976 and served as a director of Rollins International, Inc., Matlack's parent company.

  Richard J. Brandewie has been employed by MTL since June 1992 as Senior Vice President of Finance. He served as a director of MTL from 1988 to 1992. Prior to joining MTL, he served as a General Partner of South Atlantic Venture Fund I & II, Limited Partnerships where he was employed from November 1985 through June 1992. From June 1980 through November 1985, he served concurrently as Vide President of Doan Resources Venture Fund and as General Partner of Michigan Investment Fund and MBW Venture Partners. Prior to his venture capital experience, he served as an accountant and financial analyst for the Ford Motor Company from 1977 to 1979.

  Marvin E. Sexton joined the Company in September 1996 as President of Montgomery Tank Lines, the Company's operating subsidiary. Mr. Sexton joined MTL from BET plc., the former parent company of United Transport America, where he served as the Sector Director/Distribution North America. BET was acquired in a hostile takeover by Rentokil Corporation in 1996. Mr. Sexton was formerly President of United Transport America. The United Transport group of companies includes: DSI Transport, Redwing Carriers and Ward Transport. He joined DSI Transport in 1974 and subsequently became its President and Chief Executive Officer in 1985. He currently serves on the Board of Directors of the National Tank Truck Carriers, Inc. ("NTTC") and is a member of the Association of the Chemical Industry of Texas and the National Council of Physical Distribution.

  Joshua Harris is a director and President of Merger Sub. Mr. Harris is a principal and an officer of certain affiliates of the Apollo Investors, having been associated with them since 1990. Mr. Harris is a director of Converse Inc., Florsheim Group Inc., NRT, Inc., Breuners Home Furnishings Corporation and Alliance Imaging Inc.

  Michael D. Weiner is a director and Vice President and Secretary of Merger Sub. Mr. Weiner has been an officer of certain affiliates of the Apollo Investors since 1992. Prior to 1992, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP. Mr. Weiner is a director of Converse Inc., Alliance Imaging, Inc., NRT, Inc., Continental Graphics Holdings, Inc. and Florsheim Group Inc.

                         DESCRIPTION OF CAPITAL STOCK

MTL COMMON STOCK

  The Company's Articles of Incorporation authorize the Company to issue up to 15 million shares of MTL Common Stock, par value $0.01 per share. As of February 27, 1998, there were outstanding 4,552,218 shares of MTL Common Stock. Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed by any lender to the Company, holders of MTL Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of legally available funds. For certain restrictions on the Company's ability to pay dividends, see "Market Prices and Dividends." In the event of liquidation, dissolution or winding up of the Company, holders of MTL Common Stock are entitled to share ratably in the assets, if any, remaining after payment of all of the Company's debts and liabilities and the liquidation preference of any outstanding stock.

  Holders of MTL Common Stock are entitled to one vote per share on any matter submitted to them. Because holders of MTL Common Stock do not have cumulative voting rights in the election of directors, the holders of a majority of the shares of MTL Common Stock represented at a meeting can elect all of the directors. Holders of MTL Common Stock do not have preemptive rights to subscribe for or purchase any additional shares of capital stock issued by the Company. All outstanding shares of the MTL Common Stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Company's Articles of Incorporation authorize the issuance of up to 5 million shares of Preferred Stock, par value $0.01 (the "Preferred Stock"). No shares of Preferred Stock are outstanding, but the Board of Directors is authorized to issue Preferred Stock at any time without approval of the holders of the MTL Common Stock. The Board of Directors, without approval of the holders of the MTL Common Stock, can issue Preferred Stock with voting rights which could adversely affect the voting power of holders of the MTL Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present intention to issue any shares of Preferred Stock.

  Under the Company's Articles of Incorporation, the Board of Directors is authorized to divide the Preferred Stock into one or more series with such designations, assigned values, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as stated and expressed in the resolution or resolutions providing for the issue of such series as adopted by the Board of Directors.

                             AVAILABLE INFORMATION

  MTL has filed with the Commission a Rule 13e-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act with respect to the Merger. This Proxy Statement does not contain all the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

  MTL is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Schedule 13E-3, proxy statements and other information filed by MTL can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the

Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. MTL Common Stock is quoted on the Nasdaq National Market, and certain reports, proxy statements and other information can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by MTL are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-24180); and

    (2) The Company's Current Report on Form 8-K dated February 25, 1998.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed documents that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. The Company will provide, without charge, to each person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be made at least five business days prior to the Special Meeting and should be directed to: MTL, Inc., 3108 Central Drive, Plant City, Florida 33567; (813) 754-4725.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements included in the Company's Schedule 13E-3 for the year ended December 31, 1997 and its Annual Report on Form 10-K for the year ended December 31, 1997, which Annual Report is incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto. Such financial statements have been incorporated by reference in this Proxy Statement in reliance upon such reports. Representatives of Arthur Andersen LLP are expected to be present at the Special Meeting and will have an opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.

                             STOCKHOLDER PROPOSALS

  Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in MTL's proxy statement and for consideration at the Annual Meeting of Shareholders by submitting such proposals to MTL in a timely manner. The 1998 annual meeting will be held only if the Merger is not consummated. In order to be so included for the 1998 annual meeting, shareholder proposals must be received by MTL no later than June 1, 1998, and must otherwise have complied with the requirements of Rule 14a-8.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

                                          By Order of the Board of Directors,

                                          Robert Kasak, Secretary

      , 1998

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           SOMBRERO ACQUISITION CORP.

                                      AND

                                    MTL INC.

                         DATED AS OF FEBRUARY 10, 1998

                               TABLE OF CONTENTS

                                   ARTICLE 1

                                   THE MERGER

  1.1. The Merger.........................................................   A-5
  1.2. The Closing........................................................   A-5
  1.3. Effective Time.....................................................   A-5

                                   ARTICLE 2

                         ARTICLES OF INCORPORATION AND
                      BYLAWS OF THE SURVIVING CORPORATION

  2.1. Articles of Incorporation..........................................   A-6
  2.2. By-laws............................................................   A-6

                                   ARTICLE 3

                         DIRECTORS AND OFFICERS OF THE
                             SURVIVING CORPORATION

  3.1. Directors..........................................................   A-6
  3.2. Officers...........................................................   A-6

                                   ARTICLE 4

                     EFFECT OF THE MERGER ON SECURITIES OF
                              SUB AND THE COMPANY

  4.1. Sub Common Stock...................................................   A-6
  4.2. The Company Common Stock...........................................   A-6
  4.3. Options............................................................   A-7
  4.4. Exchange Of Certificates...........................................   A-7

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  5.1. Existence; Good Standing; Corporate Authority......................   A-9
  5.2. Authorization, Validity and Effect of Agreements...................   A-9
  5.3. Capitalization.....................................................   A-9
  5.4. Subsidiaries.......................................................  A-10
  5.5. No Violation.......................................................  A-10
  5.6. SEC Documents; Financial Statements................................  A-11
  5.7. Accounts Receivable................................................  A-11
  5.8. Insurance..........................................................  A-11
  5.9. Litigation.........................................................  A-12
 5.10. Absence of Certain Changes.........................................  A-12
 5.11. Tax Matters........................................................  A-12
 5.12. Employee Benefit Plans.............................................  A-14

 5.13. Labor Matters; Suppliers; Distributors and Customers...............  A-16
 5.14. Absence of Undisclosed Liabilities.................................  A-17
 5.15. Title to Properties and Related Matters............................  A-17
 5.16. Material Contracts.................................................  A-17
 5.17. Compliance With Laws...............................................  A-18
 5.18. Environmental, Health and Safety Matters...........................  A-18
 5.19. Assets.............................................................  A-21
 5.20. No Brokers.........................................................  A-21
 5.21. Intellectual Properties............................................  A-21
 5.22. State Takeover Statutes............................................  A-22
 5.23. Board Recommendation...............................................  A-22
 5.24. Related Party Transactions.........................................  A-22
 5.25. Affiliate Programs, Etc............................................  A-22
 5.26. Opinion of Financial Advisor.......................................  A-23
 5.27. Proxy Statement; Schedule 13E-3; Form S-4..........................  A-23
 5.28. Alternative Proposal...............................................  A-23

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF SUB

  6.1. Existence; Good Standing; Corporate Authority......................  A-23
  6.2. Authorization, Validity and Effect of Agreements...................  A-23
  6.3. Capitalization.....................................................  A-24
  6.4. No Violation.......................................................  A-24
  6.5. Interim Operations of Sub..........................................  A-24
  6.6. Financing..........................................................  A-24

                                   ARTICLE 7

                                   COVENANTS

  7.1. Alternative Proposals..............................................  A-24
  7.2. Interim Operations.................................................  A-25
  7.3. Meetings of Stockholders...........................................  A-27
  7.4. Filings and Other Action...........................................  A-27
  7.5. Access to Information..............................................  A-27
  7.6. Publicity..........................................................  A-27
  7.7. Proxy Statement; Form S-4..........................................  A-28
  7.8. Further Action.....................................................  A-28
  7.9. Schedule 13E-3.....................................................  A-28
 7.10. Expenses...........................................................  A-29
 7.11. Insurance; Indemnity...............................................  A-29
 7.12. Certain Tax Matters................................................  A-29
 7.13. Other Actions......................................................  A-29
 7.14. Advice of Changes; Filings.........................................  A-29
 7.15. Financial Information..............................................  A-29

                                   ARTICLE 8

                                   CONDITIONS

  8.1. Conditions to Each Party's Obligation to Effect the Merger.........  A-30
  8.2. Conditions to Obligation of the Company to Effect the Merger.......  A-30
  8.3. Conditions to Obligation of Sub to Effect the Merger...............  A-30

                                   ARTICLE 9

                                  TERMINATION

  9.1. Termination by Mutual Written Consent..............................  A-31
  9.2. Termination by Either Sub or the Company...........................  A-31
  9.3. Termination by the Company.........................................  A-32
  9.4. Termination by Sub.................................................  A-32
  9.5. Effect of Termination and Abandonment..............................  A-32
  9.6. Extension; Waiver..................................................  A-33

                                   ARTICLE 10

                               GENERAL PROVISIONS

 10.1.  Non-survival of Representations, Warranties.......................  A-33
 10.2.  Notices...........................................................  A-33
 10.3.  Assignment; Binding Effect........................................  A-34
 10.4.  Entire Agreement..................................................  A-34
 10.5.  Amendment.........................................................  A-34
 10.6.  Governing Law.....................................................  A-34
 10.7.  Counterparts......................................................  A-34
 10.8.  Headings..........................................................  A-34
 10.9.  Interpretation....................................................  A-34
 10.10. Waivers...........................................................  A-34
 10.11. Severability......................................................  A-35
 10.12. Enforcement of Agreement..........................................  A-35
 10.13. Interpretation....................................................  A-35

SCHEDULE A.......................................................................... A-36

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of February 10, 1998 by and between Sombrero Acquisition Corp., a Florida corporation ("Sub"), and MTL Inc., a Florida corporation (the "Company").

  WHEREAS, the respective Boards of Directors of Sub and the Company have approved, and deemed it advisable and in the best interests of their respective companies and stockholders to consummate, the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

  WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Sub to enter into this Agreement, Sub and certain stockholders of the Company are entering into a Voting Agreement (the "Voting Agreement") pursuant to which such stockholders have, among other things, agreed, upon the terms and subject to the conditions set forth in the Voting Agreement to vote their shares of Company Common Stock (as defined below) in favor of the Merger;

  WHEREAS, simultaneously with the execution of this Agreement, certain employees of a Subsidiary (as defined in Section 10.13 below) of the Company are entering into employment agreements with such Subsidiary, providing for the terms of their employment following the Merger and certain stockholders of the Company are entering into agreements restricting their ability to compete with the Company and its Subsidiaries following the Merger;

  WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

  WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

  1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Florida Business Corporation Act (the "FBCA").

  1.2. The Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Sub and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.3. Effective Time. Upon the terms and subject to the conditions of this Agreement, at the Closing the parties shall cause Articles of Merger to be executed and filed in accordance with the requirements of the FBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Florida Department of State in accordance with the FBCA or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

       Articles Of Incorporation And Bylaws Of The Surviving Corporation

  2.1. Articles of Incorporation. The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly changed or amended as provided therein or in accordance with applicable law.

  2.2. By-laws. The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until duly changed or amended as provided therein or in accordance with applicable law.

                                   ARTICLE 3

              Directors And Officers Of The Surviving Corporation

  3.1. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  3.2. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4

           Effect Of The Merger On Securities Of Sub And The Company

  4.1. Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the shares of common stock, par value $.01 per share, of Sub ("Sub Common Stock") outstanding immediately prior to the Effective Time shall be converted into 1,452,193 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), which number shall be decreased by the number of shares of Surviving Corporation Common Stock issued pursuant to the Stock Election, as set forth in Section 4.2(a) hereof.

  4.2. The Company Common Stock.

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time, other than Roll-Over Shares (as defined in Section 4.2(b) below) and Excluded Shares (as defined in Section 4.2(c) below), shall be converted into the right to receive $40.00 in cash (the "Cash Merger Price"); provided, that, at Sub's election (the "Stock Election") made prior to the mailing of the Proxy Statement (as defined below), Sub shall have the right to substitute, on a pro-rata basis for each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Stock Election Shares"), up to $1.60 (the "Stock Election Consideration") of the Cash Merger Price in the form of Surviving Corporation Common Stock, such Surviving Corporation Common Stock to be valued at $40.00 per share.

  (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock held by certain officers and key employees of the Company as set forth on Schedule A hereto (each, a "Roll-Over Share") shall be converted into one share of Surviving Corporation Common Stock (the "Roll-Over Share Consideration").

  (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock held in the Company's treasury (the "Excluded Shares") shall be cancelled and retired without payment of any consideration therefor.

  (d) Immediately prior to the Effective Time, at Sub's election, the Company shall effect a recapitalization, to be effective as of the Effective Time, of the securities of the Surviving Corporation, and the number of outstanding shares and options of the Surviving Corporation shall be appropriately adjusted.

  4.3. Options.

  (a) Except as set forth in 4.3(b) below and except to the extent that Sub and the holder of any option otherwise agree, the Company shall cause each outstanding employee or director stock option (the "Options") to purchase shares of Company Common Stock granted under the Company's 1994 Incentive and Non-Statutory Stock Option Plan (the "Company Stock Option Plan" whether or not then exercisable or vested, to be cancelled and in consideration of such cancellation, cause the Company to pay to such holders of Options an amount in respect thereof equal to the product of (x) the excess, if any, of the Cash Merger Price over the exercise price of each such Option and (y) the number of shares of Company Common Stock previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes).

  (b) Prior to the Effective Time, the Company shall use its best efforts to obtain any consents from holders of the Options and make any amendments to the terms of the Company Stock Option Plan or arrangements that are necessary to give effect to the transactions contemplated by this Section 4.3. Notwithstanding the foregoing provisions of this Section 4.3, payment may be withheld in respect of any Option until necessary consents are obtained. The cancellation of an Option in exchange for the payment provided by Section 4.3(a) shall be deemed a release of any and all rights the holder of any such Option had or may have had in respect of such Option.

  4.4. Exchange Of Certificates.

  (a) As of or after the Effective Time of the Merger, Sub shall deposit with the Paying Agent as necessary, for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article 4, the funds necessary to pay the Cash Merger Price (less the Stock Election Consideration if the Stock Election is exercised) for each share.

  (b) As soon as practicable after the Effective Time of the Merger, (i) each holder of an outstanding certificate or certificates which pursuant to Section
4.2 represent the right to receive shares of the Surviving Corporation, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the paying agent selected by Sub (the "Paying Agent"), shall be entitled to a certificate or certificates representing the Roll-Over Share Consideration into which the number of Roll-Over Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and (ii) each other holder of an outstanding certificate or certificates which prior hereto represented shares of Company Common Stock (other than Roll-Over Shares), upon surrender to a paying agent selected by Sub (the "Paying Agent") of such certificate or certificates and acceptance thereof by the Paying Agent, shall be entitled to receive in exchange therefor either (A) the Cash Merger Price multiplied by the number of shares of Company Common Stock formerly represented by such certificate or (B) if the Stock Election is exercised, (x) the Cash Merger Price (less the Stock Election Consideration) multiplied by the number of Stock Election Shares formerly represented by such certificate and (y) a certificate or certificates representing the Stock Election Consideration multiplied by the number of Stock Election Shares formerly represented by such certificate divided by the Cash Merger Price, and the certificate shall forthwith be cancelled. No interest will be paid on or accrue on the Cash Merger Price. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash.

  If any certificate or certificates for Roll-Over Share Consideration or Stock Election Consideration, if applicable, is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for shares of Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Roll-Over Share Consideration or Stock Election Consideration, if applicable, in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.4(b), (i) each certificate for Roll-Over Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender a new certificate or certificates for each Roll-Over Share, as contemplated by Section 4.2(b) and (ii) each certificate for shares of Company Common Stock (other than the Roll-Over Shares) shall be deemed at any time after the Effective Time of the Merger to represent (A) only the right to receive upon such surrender the Cash Merger Price for each share of Company Common Stock or (B) if the Stock Election is exercised, the right to receive upon such surrender (x) the Cash Merger Price (less the Stock Election Consideration) for each Stock Election Share and (y) a new certificate or certificates for each Stock Election Share, as contemplated by Section 4.2(a).

  (c) No dividends or other distributions with respect to Roll-Over Shares or Stock Election Shares, if applicable, with a record date after the Effective Time of the Merger shall be paid to the holder of any certificate for shares of Company Common Stock not surrendered with respect to the Roll-Over Shares or the Stock Election Shares, if applicable, represented thereby and no cash payment in lieu of fractional shares of Company Common Stock shall be paid to any such holder pursuant to Section 4.4(e) until the surrender of such certificate in accordance with this Article 4. Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of the certificate or certificates representing whole shares issued for the Roll-Over Share Consideration or Stock Election Consideration, if applicable, without interest (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share representing the Roll-Over Share Consideration or the Stock Election Consideration, if applicable, to which such holder is entitled pursuant to Section 4.4(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger therefor paid with respect to such shares representing the Roll-Over Share Consideration or the Stock Election Consideration, if applicable, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares representing the Roll-Over Share Consideration and the Stock Election Consideration, if applicable.

  (d) All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article 4 (including any cash paid pursuant to Section 4.4(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

  (e) Notwithstanding any other provision of this Agreement, each holder of Roll-Over Shares or Stock Election Shares who would otherwise have been entitled to retain a fraction of a share representing the Roll-Over Share Consideration or the Stock Election Consideration (after taking into account all Roll-Over Shares and Stock Election Shares, as the case may be, delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Merger Price.

  (f) Any cash deposited with the Paying Agent pursuant to this Section 4.4 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock 180 days after the Effective Time of the Merger shall be delivered to the Surviving Corporation at such time and any holders of shares of Company Common Stock (other than Roll-Over Shares) prior to the Merger who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for cash, if any.

  (g) None of Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any federal, state, local, or municipal, foreign or other government or subdivision, branch, department or agency thereof and any governmental or quasi-governmental authority of any nature, including any court or other tribunal (each a "Governmental Entity")), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  (h) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Surviving Corporation, the posting by such person of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the shares representing the Roll-Over Share Consideration or the Stock Election Consideration, as the case may be (and cash in lieu of fractional shares), and unpaid dividends and distributions on shares representing the Roll-Over Share Consideration and the Stock Election Consideration, if applicable, deliverable in respect thereof pursuant to this Agreement, or cash, as the case may be.

                                   ARTICLE 5

                 Representations And Warranties Of The Company

  The Company represents and warrants to Sub as follows:

  5.1. Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken with all other such failures, would not have a Company Material Adverse Effect (as defined below). The copies of the Company's Articles of Incorporation (the "Articles of Incorporation") and by-laws previously delivered to Sub are complete and correct and in full force and effect.

  5.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the majority of all the votes entitled to be cast on the Merger by the holders of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

  5.3. Capitalization. The authorized capital stock of the Company consists of
(x) 15,000,000 shares of Company Common Stock and (y) 5,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of January 31, 1998, there were 4,550,650 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued, except shares of Company Common Stock issued upon the exercise of options outstanding under any Company Stock Option Plan. As of January 31, 1998, options to acquire 536,352 shares of Company Common Stock pursuant to the Company Stock Option Plan were outstanding. The company disclosure letter (which identifies the Section or subsection of this Agreement to which each item on such company disclosure letter relates) delivered by the Company to Sub on the date hereof (the "Company Disclosure Letter"), includes a complete and correct list of outstanding Options under such plan (including the number of Options and exercise price of each such Option) held by each employee, participant in the Affiliate Program (as defined in Section 5.25 below) or director. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth above, there are no outstanding shares of capital stock of the Company or existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. After the Effective Time, other than those Options for which the consents contemplated by Section 4.3(b) shall not have been obtained, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of the Company or the Surviving Corporation. The Company Disclosure Letter sets forth the total amount of indebtedness for borrowed money and the total amount of cash on hand of the Company and its Subsidiaries on a consolidated basis as of January 31, 1998. Except as provided in the Company Disclosure Letter, all such indebtedness is prepayable without more than two business days notice and without the payment of any penalty.

  5.4. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests) of each of the Company's Subsidiaries. Each of the outstanding shares of capital stock (or other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all Encumbrances (as defined in Section 5.15), other than Encumbrances set forth in the Company Disclosure Letter. The following information for each Subsidiary of the Company is set forth in the Company Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock (or other ownership interests); and (iii) the number of issued and outstanding shares of capital stock (or other ownership interests). Except for interests in the Company's Subsidiaries or as provided in the Company Disclosure Letter, neither the Company nor any of the Company's Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

  5.5. No Violation. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or by- laws of the Company or similar organizational document of any Subsidiary of the Company; (ii) result in a breach or violation of, a default under or the complete withdrawal from, or the triggering of any payment or other obligations pursuant to, or, except as provided in the Company Disclosure Letter, accelerate vesting under or require the consent of any participant under, any Company Benefit Plan, including the Company Stock Option Plan, or any grant or award made under the foregoing or in any benefit plan contained in any collective bargaining agreement to which the Company or any of its Subsidiaries is a party; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below); or (iv) other than the filing of the Articles of Merger, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act") or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other person or entity, the failure to obtain or make which would, individually or in the aggregate, have a Company Material Adverse Effect. As used herein, a "Company Material Adverse Effect" shall mean events, changes, facts or effects which, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on the business, prospects, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, or prevent the consummation of the transactions contemplated hereby.

  5.6. SEC Documents; Financial Statements. The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since June 17, 1994 through the date of this Agreement (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company Disclosure Letter includes the unaudited financial statements of the Company and its Subsidiaries on a consolidated basis for the year ended December 31, 1997, including a balance sheet as of such date and statements of income and cash flows for such period (the "Company 1997 Financial Statements"). Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules therein) and the Company 1997 Financial Statements fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and cash flows of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules therein) and the Company 1997 Financial Statements fairly presents the results of operations or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

  5.7. Accounts Receivable. Except as provided in the Company Disclosure Letter, all accounts receivable, notes receivable and other amounts due and owing from any third or related party or other receivables of the Company and its Subsidiaries (the "Accounts Receivable") represent sales actually made or services actually delivered or loans or advances of cash in the ordinary course of business consistent with past practice, and are reflected on the books and records of the Company net of reserves, which are adequate and are calculated in accordance with GAAP and consistent with past practices of Company. Except as provided in the Company Disclosure Letter, all Accounts Receivable are fully collectible through the use of ordinary collection procedures in the full aggregate face amount thereof less any allowance for bad debt loss set forth in the Company Reports, the Company 1997 Financial Statements or thereafter accrued on the books of the Company and its Subsidiaries calculated in accordance with GAAP and consistent with past practices of the Company. Except as provided in the Company Disclosure Letter, there are no refunds, discounts or other adjustments payable in respect of any of the Receivables or any defenses, rights of set-off, assignments, restrictions or Encumbrances enforceable by third parties on or affecting the Receivables.

  5.8. Insurance. The Company Disclosure Letter contains a complete and correct list of all effective insurance policies which cover the business, properties and assets of the Company and its Subsidiaries and all premiums due thereon have been paid. The insurance coverage provided by insurance policies listed in the Company Disclosure Letter and, to the best Knowledge of the Company, the insurance coverage maintained by each participant in the Affiliate Program, is adequate and suitable for the business and operations of the Company and its Subsidiaries or the participant in the Affiliate Program, as the case may be, and, to the best knowledge of the Company, is on such terms, covers such risks (including, to the best Knowledge of the Company, those arising out of the activities of the participants in the Affiliate Program), contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business operations. Complete and correct copies of all such policies have been provided to Sub prior to the date hereof. No notice of cancellation or non-renewal has been received by the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries is in default under any such policy. The financial statements included in the Company Reports and the Company 1997 Financial Statements reflect adequate reserves for any insurance programs which require (or have required) the Company or its Subsidiaries to retain a portion of each loss, including, but not limited to, deductible and self-insurance programs, except to the extent the amount of any failures to reflect adequate reserves for any insurance programs would not, individually or in the aggregate, have a Company Material Adverse Effect.

  5.9. Litigation. Except as provided in the Company Disclosure Letter, there are no actions, suits, arbitrations, charges or proceedings pending or, to the best knowledge of the Company, threatened, at law or in equity, or before or by any court, agency or other governmental or regulatory authority or entity, that would, if adversely determined, have, individually or in the aggregate, a Company Material Adverse Effect.

  5.10. Absence of Certain Changes. Except as set forth in the Company Disclosure Letter, since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses only in the usual, regular and ordinary course, consistent with past practice, and there has not been any Company Material Adverse Effect or any non-recurring event in the absence of which there would have been a Company Material Adverse Effect; and since September 30 ,1997, there has not been (i) any delivery of a notice of non-renewal or any other failure to renew contracts or agreements which are material to the Company and its Subsidiaries taken as a whole, (ii) through the date hereof any loss of any employee who earned more than $100,000 in the most recent fiscal year (in salary, bonus and other cash compensation), (iii) any acquisition or disposition of assets in a transaction or series of related transactions in excess of $250,000, other than in the ordinary course, (iv) any action taken by the Company or any of its Subsidiaries of the type contemplated by Section 7.2(iii) and (vi)-(xvi) hereof or (vi) any failure to take any action by the Company or any of its Subsidiaries of the type contemplated by Section 7.2(i) and (ii) hereof.

  5.11. Tax Matters. Except for such matter that (i) would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) is disclosed in the Company Disclosure Letter or (iii) is contained in the Company Reports:

  (a) Definitions:

    "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

    "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for or sharing of Taxes (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law) and including liability for Taxes as a transferee or successor, by contract or otherwise.

    "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

    "Tax Reserve" shall have the meaning set forth in Section 5.11.

    "Tax Return" shall mean any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

  (b) All Tax Returns required to be filed by or with respect to the Company and/or any of its Subsidiaries have been timely filed. All such Tax Returns
(i) were prepared in the manner required by applicable law, (ii) are true, correct and complete in all respects, and (iii) reflect the liability for Taxes of the Company and each of its Subsidiaries. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company and/or any of its Subsidiaries with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any Taxing authority and no basis exists for any such adjustment.

  (c) The Company and each of its Subsidiaries have made (or there has been made on their behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties.

  (d) The Company and each of its Subsidiaries have (i) timely paid or caused to be paid all Taxes that are or were due, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve for the payment of all Taxes not yet due and payable (the "Tax Reserve") on the financial statements of the Company included in the Company Reports. There are no Taxes that would be due if asserted by a Taxing authority, except with respect to which the Company and each of its Subsidiaries are maintaining adequate reserves on the financial statements of the Company included in the Company Reports.

  (e) The Company and each of its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

  (f) None of the Tax Returns have been or is currently being examined by the Internal Revenue Service (the "IRS") or relevant state, local or foreign Taxing authorities.

  (g) No material claim has ever been made in writing by any Taxing authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company and/or any of its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to Taxation by that jurisdiction. Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or any of its Subsidiaries.

  (h) The Company and each of its Subsidiaries have made available (or, in the case of Tax Returns filed after the date hereof, will make available at such time and place as Sub may request) to Sub complete and accurate copies of such Tax Returns, and amendments thereto, filed by the Company and/or its Subsidiaries as Sub may request.

  (i) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes for any Taxable Period.

  (j) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of
Section 355 of the Code since April 16, 1997.

  (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to, nor will the consummation of the transactions contemplated hereby obligate the

Company or Sub to make, the payment of any amount that would not be deductible by the Company or any or its Subsidiaries by reason of Section 280G of the Code.

  (l) Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

  (m) All Company Stock Options granted under any Stock Option Plan qualify under Section 162(m)(4) of the Code as an exception from "applicable employer remuneration," and as such, no deduction of the Company or any of its Subsidiaries relating to the Company Stock Options would be disallowed by reason of Section 162(m) of the Code.

  (n) The Company is the common parent of an affiliated group (within the meaning of Code section 1504(a)) that files a consolidated U.S. federal income tax return and includes the corporations listed on the Company Disclosure Letter.

  (o) Neither the Company nor any of its Subsidiaries owns an interest in a partnership or could be treated as a partner in a partnership for U.S. federal income tax purposes.

  5.12. Employee Benefit Plans.

  (a) The Company Disclosure Letter sets forth all pension, retirement, savings, profit sharing, medical, dental, health, disability, life, death benefit, group insurance, deferred compensation, stock option, stock purchase, restricted stock, bonus or incentive, severance pay, employment or termination agreement, and any other employee benefit or compensation plan, trust, arrangement, contract, agreement, policy or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, written or oral, under which current or former employees, directors or independent contractors of the Company or any of its Subsidiaries are entitled to participate or have participated by reason of their relationship with the Company or any of its Subsidiaries, and (i) to which the Company or any of its Subsidiaries is a party or a sponsor or a fiduciary thereof or by which the Company or any of its Subsidiaries (or any of their rights, properties or assets) is currently bound or (ii) with respect to which the Company or any of its Subsidiaries has any obligation to make payments or contributions, or may otherwise have any current or future liability (but excluding any such Plan covering solely employees of an independent contractor of the Company or any "multiemployer plan" within the meaning of Section 3(37) of ERISA) (collectively, the "Benefit Plans").

  (b) Each Benefit Plan has at all times been operated and administered in compliance in all material respects with its terms, the applicable requirements of ERISA and the Code and all other applicable laws (including regulations and rulings thereunder) of the United States or any foreign jurisdiction, including their respective political subdivisions. Each Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified and that any trust associated with the Plan is tax exempt under Section 501(a) of the Code, and there is no reason why the qualified status of any such Plan or trust would be denied or revoked, whether retroactively or prospectively. All amendments to the Benefit Plans that were required to be made through the date hereof and the Effective Time to maintain the continued qualified status of such Benefit Plans under Section 401(a) of the Code have been or will be made by the Effective Time.

  (c) No actual or threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or Governmental Entity have been filed or are pending with respect to the Benefit Plans or the Company or any of its Subsidiaries in connection with any Benefit Plan or the fiduciaries or administrators thereof, and no state of facts or conditions exist which, to the best knowledge of the Company, could be reasonably expected to subject the Company or any of its Subsidiaries to any liability (other than routine claims for benefits) under the terms of the Benefit Plan or applicable law. With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA.

  (d) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated Benefit Plan which is a "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA (a "Pension Plan"), or any single-employer plan of any entity (an "ERISA Affiliate") that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate Plan"). With respect to each Pension Plan and each ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plans' most recent actuarial valuation) did not exceed the then current value of the assets of such Plans, and there has not been an adverse change in the financial condition of such Plans which would have caused a material change in the funded status of such Plans. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan or by any ERISA Affiliate Plan within the three-year period ending on the date hereof. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and no condition exists that presents a material risk that such proceedings will be instituted. Neither the Company, its Subsidiaries nor any ERISA Affiliate has incurred, nor does the Company expect that any such entity will incur, any withdrawal liability with respect to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) under Title IV of ERISA or any material liability in connection with the reorganization or termination of any multiemployer plan.

  (e) All contributions or payments made or deemed to have been made with respect to each Benefit Plan that is a deferred compensation plan, including any Pension Plan, are presently, and have been during the years to which they relate, fully deductible pursuant to Section 404 of the Code and are not presently, and have never been during the years to which they relate, subject to any excise tax under Section 4972 of the Code. The Company has not requested, nor has pending as of the date hereof or the Effective Time, a minimum funding variance or waiver within the meaning of Section 412(d) of the Code. As of the Effective Time, all payments of outstanding contributions, due on or prior to that date, including minimum contributions, premiums, and funding obligations imposed by the terms of an Benefit Plan or by any law or government agency (including under Part 3 of ERISA and Section 412 of the Code) shall have been made with respect to each Benefit Plan. All contributions to and payments with respect to or under the Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued before the Effective Time by the Company in accordance with the appropriate plan documents, financial statement, actuarial report, collective bargaining agreements or insurance contracts or arrangements. With respect to each Benefit Plan that is an "employee welfare benefit plan" under Section 3(1) of ERISA (a "Welfare Plan") that is partially or fully funded through a trust, all tax deductions claimed by the Company or any of its Subsidiaries relating to any such trust are allowable, and all tax returns and other governmental filings required to be filed with respect to any such trust, whether by the Company or any of its Subsidiaries or the trust, have been made in a timely manner.

  (f) Except as specifically set forth in the Company Disclosure Letter, no Plan providing medical or death benefits (whether or not insured) with respect to current or former employees of the Company continues such coverage or provides such benefits beyond their date of retirement or other termination of service (other than coverage mandated by section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents).

  (g) Each trust fund associated with a Welfare Plan that is established under
Section 501(c)(9) of the Code and is intended to be tax-exempt under Section 501(a) of the Code (a "VEBA") has received a favorable determination letter from the IRS stating that the trust fund is so exempt, and there is no reason why the tax-exempt status under Section 501(a) of the Code of any such VEBA would be denied or revoked, whether retroactively or prospectively, by any governmental agency, including, without limitation, the IRS and the United States Department of Labor. Each VEBA has satisfied all applicable requirements of Section 419, 419A and 505 of the Code, and neither the Company nor any Subsidiary has become subject to any excise tax under Section 4976 of the Code.

  (h) With respect to each Benefit Plan, the Company has made available to Sub complete and correct copies of the following documents, to the extent in each case that such documents exist or are required by law: (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) current summary plan descriptions and summaries of material modifications; (3) the most recent tax qualified determination letters, if any, received from or applications pending with the IRS; (4) the three most recent Form 5500 Annual Reports, including related schedules and audited financial statements and opinions of independent certified public accountants; (5) with respect to each defined contribution plan, the most recent annual and quarterly or monthly valuations; (6) with respect to each Pension Plan, a copy of the most recent actuarial valuation report; and (7) the most recent nondiscrimination testing results under Sections 401(a)(4), 401(k) and 410(b) of the Code.

  (i) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of the Company.

  (j) Except as set forth in the Company Disclosure Letter, to the best Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability, contingent or otherwise, with respect to any employee benefit or compensation plan, program, arrangement or agreement that is sponsored, maintained or contributed to by any participant in the Affiliate Program or any other independent owner/operator with whom the Company or any of its Subsidiaries has a contractual relationship including, without limitation, with respect to any such "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or other such "employee benefit plan" (within the meaning of
Section 3(3) of ERISA).

  5.13. Labor Matters; Suppliers; Distributors and Customers.

  (a) The Company Disclosure Letter lists all collective bargaining or other labor union contracts to which the Company or any of its Subsidiaries is a party and which is applicable to persons employed by the Company or any of its Subsidiaries. There is no pending or, to the best knowledge of the Company, threatened union organizational effort, material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor their respective representatives or employees, has committed any material unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no pending or, to the best knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any similar governmental agency. The Company and all of its Subsidiaries, and to the best knowledge of the Company, Jefferies Transportation and Lloyd Transportation and, to the best Knowledge of the Company, each participant in the Affiliate Program, have in the past been and are in compliance in all respects with all applicable collective bargaining agreements and laws respecting employment, employment practices, labor relations, safety and health, wages, hours and terms and conditions of employment, except for such failures to be in compliance as have not had, individually or in the aggregate, a Company Material Adverse Effect that has not been cured and would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S)2101 et seq. The Company Disclosure Letter also sets forth the aggregate number of drivers that work for any of the Company, its Subsidiaries, any participant in the Affiliate Program and any other independent owner/operator with whom the Company has a contractual relationship, specifying, in the case of the Company and its Subsidiaries, the number of such drivers who belong to a union or are otherwise covered by an employment agreement or a collective bargaining agreement.

  (b) The relationships with the suppliers and distributors for and customers of, including, without limitation, all contractors under the Affiliate Program, the Company and its Subsidiaries are satisfactory working commercial relationships and, during the twelve-month period ended on the date of Closing, no such supplier, distributor or customer has cancelled or otherwise terminated its relationship with or decreased its services, supplies or materials to or its usage or purchase of the services or products of the Company or any of its Subsidiaries in a manner which has had or would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is aware of any intention of any such supplier, distributor or customer to take any such action.

  5.14. Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, except (a) liabilities or obligations reflected or reserved against in the financial statements of the Company included in the Company Reports or the Company 1997 Financial Statements and (b) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

  5.15. Title to Properties and Related Matters. Each of the Company and its Subsidiaries has good and marketable title (and with respect to all owned real property (the "Owned Real Property"), fee simple title) to all of the properties and assets which it purports to own, real, personal, tangible and intangible (including those reflected in the financial statements included in the Company Reports and in the Company 1997 Financial Statements, except as since sold or otherwise disposed of in the ordinary course), free of any mortgage, claim, lien, pledge, option, charge, security, security interest or other similar interest, encumbrance, easement, judgment or imperfection of title of any nature whatsoever (each, an "Encumbrance") except (i) those reflected or reserved against in the latest financial statements of the Company included in the Company Reports or the Company 1997 Financial Statements, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) Encumbrances which would (x) not materially detract from the value, or interfere with the present use, of the properties of the Company and its Subsidiaries, and (y) would not otherwise materially impair the business operations of the Company and its Subsidiaries (collectively, "Permitted Encumbrances").

  (b) Set forth in the Company Disclosure Letter is a list of all leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property") (including all modifications, amendments and supplements thereto) and a summary of the material terms and amounts of payments due under such Real Property Leases. The Company has heretofore provided to Sub complete and correct copies (or accurate summaries or abstracts) of all Real Property Leases. Each Real Property Lease and each other lease with respect to any personal property leased by the Company or any of its Subsidiaries is valid and binding on the Company or its Subsidiary, as the case may be, and in full force and effect, and no termination event or condition or uncured default on the part of the Company or any such Subsidiary or, to the best knowledge of the Company, the landlord or lessor, as the case may be, exists under any Real Property Lease or any such other lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property and possesses and quietly enjoys the Leased Real Property under the Real Property Leases free and clear of all Encumbrances, except for Permitted Encumbrances.

  5.16. Material Contracts. There have been made available to Sub or its designees complete and correct copies of all of the following contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) contracts with any current officer, director, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (iii) contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or, other than forms of contracts with independent contractors in connection with the Affiliate Program, covenants of any other person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) indentures, credit agreements, mortgages, promissory notes, and other contracts relating to the borrowing of money which are in excess of $1,000,000 in the aggregate, (v) contracts or obligations with all employees, consultants and agents providing for annual payments in excess of $150,000, (vi) contracts which contain change of control provisions or whose severance provisions will be accelerated upon consummation of the transactions contemplated hereby;
(vii) forms of contracts with independent contractors in connection with the Affiliate Program which are substantially the same as all such contracts; and
(viii) all other agreements contracts or instruments which are material to the Company. All of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of the Company or its Subsidiaries, enforceable against them in accordance with their respective terms. Neither the Company nor any Subsidiary is in default under any Material Contract nor, to the best knowledge of the Company, is any other party to any Material Contract in default thereunder.

  5.17. Compliance With Laws. The Company and each of its Subsidiaries, and to the best Knowledge of the Company, each participant in the Affiliate Program have been in the past and are in compliance with all applicable statutes, laws, codes, ordinances, regulations, rules, Permits (as defined below), judgments, decrees and orders of any Governmental Entity, except for such failures to be in compliance as have not had, individually or in the aggregate, a Company Material Adverse Effect that has not been cured and would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries and, to the best Knowledge of the Company, each participant in the Affiliate Program has in effect (and the Company and/or each Subsidiary and, to the best Knowledge of the Company, each participant in the Affiliate Program has timely made appropriate filings for issuance or renewal thereof) all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws (as defined below) and exemptions from any of the foregoing (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. The Company Disclosure Letter contains a list of all of the type of Permits which are material to the Company and its Subsidiaries and the Company or a Subsidiary of the Company has all such Permits and all such Permits are in full force and effect, except as set forth in the Company Disclosure Letter. Copies of such Permits have been provided to Sub or its counsel or will be so provided upon request. No default under any Permit has occurred, except for defaults under Permits that, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor to the best Knowledge of the Company, any participant in the Affiliate Program has received notice of any pending investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or any participant in the Affiliate Program. To the best knowledge of the Company, no such investigation or review is threatened.

  5.18. Environmental, Health and Safety Matters. Except for such matter that
(i) would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) is disclosed in the Company Disclosure Letter or (iii) is contained in the Company Reports:

    (a) The Company and each of its Subsidiaries comply, and the Company and each of its Subsidiaries at all times have complied, with all EHS Requirements of Law (as defined below) applicable to their operations or the Properties (as defined below), including, without limitation, the use, maintenance and operation of the Properties, and all activities and conduct of business by them related thereto, including, without limitation, the treatment, remediation, removal, transport, storage and/or disposal of any Contaminant (as defined below);

    (b) The Company and each of its Subsidiaries have obtained or have taken appropriate steps, as required by EHS Requirements of Law, to obtain all EHS Permits necessary for their operations and the ownership and operation of the Properties, all such EHS Permits (as defined below) are in good standing, and the Company and each of its Subsidiaries are currently in compliance with all terms and conditions of such EHS Permits. No material change in the facts or circumstances reported or assumed in the applications for or the granting of such EHS Permits exists. There are not any proceedings threatened which would jeopardize the validity of any such EHS Permits;

    (c) All of the third parties with which the Company or any of its Subsidiaries have arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any Contaminant generated or present at any of the Properties, or which otherwise participate or have participated in activities or conduct related to the operations of the Company or any of its Subsidiaries or the Properties, were, to the knowledge of the Company, properly permitted at the relevant time to perform the foregoing activities or conduct;

    (d) Neither the Company nor any of its Subsidiaries is subject to any investigation, or any judicial or administrative proceeding, notice, order, judgment, decree or settlement, alleging or addressing in connection with the operations or the Properties (i) any violation of any EHS Requirements of Law, or (ii) any Remedial Action (as defined below), or (iii) any claims or liabilities and costs arising from the Release (as defined below) or threatened Release of any Contaminant;

    (e) No Environmental Lien (as defined below) has attached to any of the Properties;

    (f) Neither the Company nor any of its Subsidiaries has received or is otherwise aware of any notice, claim or other communication concerning (i) any alleged violation of any EHS Requirements of Law at any of the Properties, whether or not corrected to the satisfaction of the appropriate authority, (ii) alleged liability of the Company or any Subsidiary for EHS Damages (as defined below) arising out of or related to the operations or any of the Properties, or (iii) any alleged liability of the Company or any of its Subsidiaries arising out of or related to the operations or the Properties for the Release or threatened Release of a Contaminant at any location, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or threatened, relating to the condition, ownership, use, maintenance or operation of any of the Properties, or the suspected presence of Contaminants thereon or therefrom, nor does there exist any basis for such lawsuit, claim, proceeding, citation, directive, summons or investigation being instituted or filed;

    (g) There has been no Release of any Contaminants in reportable quantities at, to or from any of the Properties;

    (h) None of the Properties is listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or listed on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites, and neither the Company nor any of its Subsidiaries is aware of any conditions at any of such Properties which, if known to a Governmental Entity, would qualify such Properties for inclusion on any such list;

    (i) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with its operations or the ownership or operation of any of the Properties for the Release or threatened Release of any Contaminant at any location;

    (j) Neither the Company nor any of its Subsidiaries has disposed (as such term is defined in the Federal Resource Conservation and Recovery Act) of any Contaminant at any of the Properties;

    (k) Neither the Company nor any of its Subsidiaries has transported or arranged for the transport of any Contaminant to any facility or site for the purpose of treatment or disposal which (i) is included on the NPL or CERCLIS, (ii) is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated, closure-related corrective action obligations affecting closed solid waste management units at such facility) issued under the federal Resource Conservation and Recovery Act or any state, local or foreign solid or hazardous waste regulatory law, or (iii) at the time of the disposal had received a notice of violation or was otherwise subject to a governmental enforcement action with respect to alleged violations of any EHS Requirements of Law;

    (l) No Contaminant has migrated from any of the Properties onto or underneath other properties, nor has any Contaminant migrated or threatened to migrate from other properties upon, about or beneath any of the Properties;

    (m) No underground improvements, including but not limited to treatment or storage tanks, sumps, or water, gas or oil wells, or associated piping, are or have ever been located on any of the Properties;

    (n) There is not constructed, placed, deposited, released, stored, disposed, leaching nor located on any of the Properties any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs; and

    (o) Neither the Company nor any of its Subsidiaries has any liability, or has received or is otherwise aware of any notice, claim or other communication alleging liability on the part of the Company or any of its Subsidiaries, for the violation of any EHS Requirements of Law, for EHS Damages, or for the Release or threatened Release of any Contaminant in connection with any businesses or properties previously owned or operated by the Company or any of its Subsidiaries or any former subsidiary.

  For purposes hereof, the following terms shall have the following meanings:

    "Contaminant" means any pollutant, chemical substances, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance regulated, restricted or addressed by or under EHS Requirements of Law.

    "EHS Damages" means all claims, judgments, damages (including punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Contaminants at any location or noncompliance with EHS Requirements of Law, including without limitation:

      (i) Damages for personal injury or threatened personal injury (including sickness, disease or death), or injury or threatened injury to property or natural resources, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on real property;

      (ii) Reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories and all other reasonable costs incurred in connection with any damages as described in subparagraph (i) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants or the violation or threatened violation of EHS Requirements of Law including, but not limited to, the preparation of any feasibility studies or reports or the performance of any investigations, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration or monitoring work required by any federal, state, local or foreign governmental agency or political subdivision, or otherwise expended in connection with such conditions, and including, without limitation, any reasonable attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder; and

      (iii) Liability to any third person or Governmental Entity to indemnify such person or Governmental Entity for costs expended in connection with the items referenced in subparagraphs (i) and (ii) of this definition.

    "EHS Permits" means all permits, consents, licenses, and other approvals or authorizations required under EHS Requirements of Law.

    "EHS Requirements of Law" means all federal, state, local and foreign laws, statutes, codes, ordinances, rules, regulations, directives, binding policies, EHS Permits, or orders relating to or addressing the environment, health or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, directive, binding policy, EHS Permit or order relating to (x) the use, handling or disposal of any Contaminant or (y) workplace or worker safety and health, as such requirements are promulgated by the specifically authorized Governmental Entity responsible for administering such requirements.

    "Environmental Lien" means a lien in favor of any Governmental Entity for any (a) liability under any EHS Requirement of Law, or (b) damages arising from, or costs incurred by, such Governmental Entity in response to a Release or threatened Release of a Contaminant into the environment.

    "Properties" means all real or personal property of any kind or description presently owned, leased, operated, or otherwise under the control of the Company or any Subsidiary.

    "Release" means the presence, release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, subsurface, surface water, groundwater or Properties.

    "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, to design such a response and post-remedial investigation, monitoring, operation, maintenance and care.

  5.19. Assets. The Company Disclosure Letter sets forth a complete and correct list of all fixed assets, including the net book value of such assets, of the Company and its Subsidiaries. At the Effective Time, the assets of the Company, its Subsidiaries and, to the best Knowledge of the Company, the participants in the Affiliate Program will constitute all the equipment and other assets presently used in the conduct of (except as sold or retired in the ordinary course of business) or necessary to operate the businesses of the Company and its Subsidiaries in accordance with past practice. All assets of the Company, its Subsidiaries and, to the best Knowledge of the Company, the participants in the Affiliate Program, including those assets set forth on the Company Disclosure Letter, including those reflected in the financial statements included in the Company Reports, the Company 1997 Financial Statements or otherwise, are, in the aggregate, well maintained and in good operating condition, and, with respect to the tank trailers, facilities and tractors, are free from all structural flaws and design and engineering deficiencies which would materially reduce the useful life of such assets, except for reasonable wear and tear and except for items which have been written down in the financial statements included in the Company Reports or the Company 1997 Financial Statements to a realizable market value or for which adequate reserves have been provided in the financial statements included in the Company Reports or the Company 1997 Financial Statements. The present quantity of all such equipment of the Company, its Subsidiaries and the participants in the Affiliate Program is reasonably necessary, in the aggregate, in the present course of the business conducted by the Company and its Subsidiaries. All of such equipment (except for leased equipment for which the lessors have valid security interest) is free and clear of any Encumbrance other than Permitted Encumbrances.

  5.20. No Brokers. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or any of its Subsidiaries or the Surviving Corporation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained BT Alex. Brown Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to Sub prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  5.21. Intellectual Property. The Company and each Subsidiary owns, or is validly licensed or otherwise has the right to use, without any obligation to make any fixed or contingent payments, including any royalty payments, as applicable, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs that are used in the conduct of the business of the Company as now operated (collectively, "Intellectual Property Rights"). The Company Disclosure Letter sets forth a description of all patents, trademarks and copyrights and applications therefor owned by or licensed to the Company and its Subsidiaries that are used in the conduct of the business of the Company and its Subsidiaries as now operated (excluding customary commercial software licenses). No claims are pending or, to the best knowledge of the Company, threatened that the Company is, and to the best knowledge of the Company, neither the Company nor any Subsidiary is, infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the best knowledge of the Company, no person is infringing the rights of the Company or any Subsidiary with respect to any Intellectual Property Right. Neither the Company nor any Subsidiary has licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property.

  5.22. State Takeover Statutes. The Board of Directors of the Company has approved this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby (including the Merger) and such approval is sufficient to render inapplicable to such agreements and transactions the provisions of any "fair price," "moratorium," "control share," "interested shareholder," "affiliated transaction" or other anti-takeover statute or regulation (including Sections 607.0901 and 607.0902 of the FBCA) and any applicable anti-takeover or other restrictive provision of the Articles of Incorporation, by-laws or other governing instruments. The Company does not have a "shareholder rights plan" or other arrangement of similar effect.

  5.23. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (b) resolved to recommend that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

  5.24. Related Party Transactions. Except as set forth in the Company Reports or in the Company Disclosure Letter, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (a) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (b) engaged in a business related to the business of the Company or any of its Subsidiaries or (c) is otherwise participating in any transaction to which the Company or any of its Subsidiaries is a party.

  5.25. Affiliate Programs, Etc.

  (a) The Company Disclosure Letter contains an accurate summary of the arrangements of the Company and its Subsidiaries with the affiliate partners, more commonly known as the "Affiliate Program." The Company and its Subsidiaries have furnished to Sub copies of the standard form of the contracts used by the Company and its Subsidiaries in connection with the Affiliate Program (also known as the MTL Contractor Agreement), and the actual terms and provisions of the arrangements (contractual or otherwise) between the Company and/or any of its Subsidiaries, on the one hand, and the participants in the Affiliate Program, on the other hand, (a) are not in any material respect (individually and/or taken as a whole) different from those set forth in such standard contracts, (b) are on arms' length terms and (c) do not contain any unusual or burdensome provision which, individually or in the aggregate, has had, or would have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries (x) owns or is obligated to make any investment in any participant in the Affiliate Program or (y) has consummated during the 12-month period ended on the date of the Closing or is obligated to consummate at any time in the future, any transaction with any participant in the Affiliate Program other than in the ordinary course of business consistent with past practice or as otherwise provided in the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has outstanding any obligation or indebtedness owing to any participant in the Affiliate Program other than in the ordinary course of business consistent with past practice. All of the material agreements between the Company and/or any of its Subsidiaries, on the one hand, and participants in the Affiliate Program, on the other hand, are legal, valid and binding obligations of the Company or its Subsidiaries and, to the best knowledge of the Company, of each of the other parties thereto, enforceable against such parties in accordance with their respective terms. Neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any participant in the Affiliate Program is in default under any term of any such agreement, which default, individually or in the aggregate, would have a Company Material Adverse Effect.

  (b) The Company and its Subsidiaries have furnished to Sub copies of the standard form of the Master Trailer Lease Agreement, Agreement for Transportation Services and Independent Contractor Agreement. The actual terms and provisions of the arrangements (contractual or otherwise) between the Company and/or any of its Subsidiaries, on the one hand, and the owner/operators, drivers, independent contractors, trailer lessees, shippers and customers, on the other hand, (a) are not in any material respect (individually and/or taken as a whole) different in form from those set forth in such standard contracts, (b) are on arms' length terms and (c) do not contain any unusual or burdensome provision which, individually or in the aggregate, has had, or would have, a Company Material Adverse Effect. All of such agreements between the Company and/or any of its Subsidiaries, on the one hand, and the owner/operators, drivers, independent contractors, trailer lessees, shippers and customers, on the other hand, are legal, valid and binding obligations of the Company or its Subsidiaries and, to the best knowledge of the Company, of each of the other parties thereto, enforceable against such parties in accordance with their respective terms. Neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, the owner/operators, drivers, independent contractors, trailers lessees, shippers or customers who are parties to such agreements is in default under any term of any such agreement, which default, individually or in the aggregate, would have a Company Material Adverse Effect.

  5.26. Opinion of Financial Advisor. The Company has received, and has furnished to Sub a copy of, the opinion of BT Alex. Brown Incorporated to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

  5.27. Proxy Statement; Schedule 13E-3; Form S-4. The Proxy Statement (as defined below) to be mailed to the stockholders of the Company in connection with the special meeting of the stockholders of the Company (the "Special Meeting") and the Schedule 13E-3 (as defined below) and the Form S-4 (as defined below), if filed, and any amendment thereof or supplement thereto (excluding any information supplied in writing by Sub specifically for inclusion therein), when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting, and, in the case of the Schedule 13E-3 and the Form S-4 when and if filed and, in the case of the Form S-4 and any amendment or supplement thereto, when it becomes effective, shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply with all requirements of the Securities Act and the Exchange Act.

  5.28. Alternative Proposal. On or prior to the date hereof, there has not been any bona fide publicly announced Alternative Proposal (as defined in Section 7.1 hereof) with respect to the Company or any of its Subsidiaries nor has there been made public an intention (whether or not conditional) to make such an Alternative Proposal with respect to the Company or any of its Subsidiaries.

                                   ARTICLE 6

                     Representations And Warranties Of Sub

  Sub represents and warrants to the Company as follows:

  6.1. Existence; Good Standing; Corporate Authority. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. Sub has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of Sub's Articles of Incorporation and by-laws previously delivered to the Company are complete and correct and in full force and effect. Sub has no subsidiaries.

  6.2. Authorization, Validity and Effect of Agreements. Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes a valid and legally binding obligation of Sub, enforceable against Sub in accordance with its terms.

  6.3. Capitalization. The authorized capital stock of Sub consists of 1,000,000 shares of Sub Common Stock and 250,000 shares of preferred stock, par value $.01 per share, of Sub of which 100 shares are issued and outstanding. Notwithstanding any provisions to the contrary, Sub may, in its sole discretion, increase the number of shares of authorized Sub Common Stock and the number of shares of Sub Common Stock issued and outstanding.

  6.4. No Violation. Neither the execution and delivery by Sub of this Agreement, nor the consummation by Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or by-laws of Sub;
(ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any Encumbrance upon any of the material properties of Sub under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Sub is a party, or by which Sub or any of its properties is bound or affected, except for any of the foregoing matters which would not, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated hereby; or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, the failure to obtain or make which would, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated hereby.

  6.5. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  6.6. Financing. Sub has sufficient sources of liquid capital funds, and at the Effective Time will fund, in cash, to the Company sufficient equity capital to pay all amounts required by Section 4.2 hereof and to pay all other amounts required to be paid hereunder by Sub at the Effective Time. Sub has delivered to the Company complete and correct executed copies of letters with respect to the financing (the "Financing Letters") required for the consummation of the transactions contemplated hereby. Assuming satisfaction of all applicable conditions set forth in the Financing Letters and full funding thereunder, such financing, together with the other funds available to Sub as provided above, will provide sufficient funds to consummate the transactions contemplated hereby.

                                   ARTICLE 7

                                   Covenants

  7.1. Alternative Proposals.

  (a) The Company agrees (x) that neither it nor any of its Subsidiaries shall, and the Company shall cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, share exchange or similar transaction involving, or any purchase of all or any significant portion of the assets or any securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate (including by waiving the terms of any confidentiality or standstill agreement) any effort or attempt to make or implement an Alternative Proposal and (y) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1.

  (b) Notwithstanding the foregoing, nothing contained in this Section 7.1 shall prohibit the Board of Directors of the Company or its designees from furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited bona fide written Alternative Proposal, if, and only to the extent that, (w) the furnishing of such information is pursuant to a reasonable and customary confidentiality agreement, (which confidentiality agreement shall be on terms no more favorable in the aggregate to such person or entity than those set forth in the confidentiality agreement between the Company and Apollo Management, L.P.), (x) the Board of Directors of the Company determines in good faith after consultation with outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (y) the Board of Directors of the Company determines in good faith after consultation with its financial advisor that such Alternative Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement and
(z) the Company is otherwise in compliance with this Section 7.1. Nothing in this Section 7.1 shall prevent the Company from complying with Rule 14e-2 under the Exchange Act, to the extent applicable.

  (c) The Company agrees that it will notify Sub immediately if any such inquiries or proposals are received by (including the identity of the party making the inquiry or proposal and the terms of the proposal), any such information is requested from the Company, or any such negotiations or discussions are sought to be initiated or continued with the Company. The Company agrees that it will keep Sub informed, on an immediate basis, of the status and the terms of any such discussions or negotiations, including any amendments or modifications to the proposal.

  (d) Nothing in this Section 7.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 9 hereof), (y) permit the Company to enter into any agreement (other than the confidentiality agreement contemplated by Section 7.1(b)(w)) with respect to an Alternative Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal, or (z) affect any other obligation of the Company under this Agreement.

  7.2. Interim Operations. Prior to the Effective Time, except as set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Sub has consented in writing thereto, the Company:

    (i) shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

    (ii) shall use its best efforts, and shall cause each of its Subsidiaries to use its best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

    (iii) shall not, and shall cause its Subsidiaries not to, amend their respective Articles of Incorporation or by-laws or comparable governing instruments;

    (iv) shall promptly notify Sub of (x) any material change in its condition (financial or otherwise), business, prospects, properties, assets, liabilities or the normal course of its business or of its properties, (y) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (z) the breach of any representation or warranty contained herein;

    (v) shall promptly deliver to Sub correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (vi) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), release or relinquishment of any material contract rights, or any acquisition or disposition of assets or securities in excess of $100,000 in the aggregate other than in the ordinary course of business consistent with past practice;

    (vii) shall not, and shall not permit any of its Subsidiaries to, (x) grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries or (y) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or, except as contemplated by Section 4.3(a)(i), authorize cash payments in exchange for any options granted under any of such plans;

    (viii) shall not, and shall not permit any of its Subsidiaries to, amend in any material respect the terms of the Benefit Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

    (ix) shall not, and shall not permit any of its Subsidiaries to (x) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees or (y) enter into any collective bargaining agreement;

    (x) shall not, and shall not permit any of its Subsidiaries to, (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (y) make any loans or advances to any other person, except in the case of clause (x) for borrowings under existing credit facilities in the ordinary course of business and, except in the case of clause (y) for advances consistent with past practice which are not material;

    (xi) shall not, and shall not permit any of its Subsidiaries to, (x) materially change any practice with respect to Taxes, (y) make, change or revoke any material Tax election, or (z) settle or compromise any material dispute involving a Tax liability;

    (xii) shall not, and shall not permit any of its Subsidiaries to, (x) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (y) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (z) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

    (xiii) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their present terms);

    (xiv) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment which, individually or in a series of related transactions, is in excess of $100,000 or, in the aggregate, are in excess of $500,000 except as otherwise in the ordinary course of business consistent with past practice in order to satisfy actual or expected contractual commitments to customers;

    (xv) shall not, and shall not permit any of its Subsidiaries to, change any accounting principles or practices;

    (xvi) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party; and

    (xvii) shall not, and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

  7.3. Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and by-laws, including the timely mailing of the Proxy Statement, to convene the Special Meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to fiduciary obligations under applicable law, the Board of Directors of the Company shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, in the event that the Board of Directors of the Company withdraws or modifies its recommendation, the Company nonetheless shall cause the meeting of the stockholders to be convened and a vote taken with respect to the Merger and the Board of Directors of the Company shall communicate to the Company's stockholders its basis for such withdrawal or modification as contemplated by Section 607.1103(2)(a) of the FBCA.

  7.4. Filings and Other Action. Subject to the terms and conditions herein provided, the Company and Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) promptly making all such filings and promptly seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate, including in connection with obtaining the funding contemplated by the Financing Letters, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

  7.5. Access to Information. From the date hereof to the Effective Time, the Company shall (i) allow all designated officers, attorneys, accountants and other representatives of Sub reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, including for the purpose of conducting such environmental examinations and audits as Sub shall request, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries (ii) furnish to Sub, Sub's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with Sub in Sub's investigation of the business of the Company and its Subsidiaries.

  7.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Sub shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

  7.7. Proxy Statement; Form S-4.

  (a) Sub and the Company shall cooperate and prepare, and the Company shall file with the SEC as soon as practicable, a proxy statement with respect to the Special Meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Stock. If the Stock Election is exercised, Sub and the Company shall cooperate and prepare, and the Company shall file a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act with the SEC promptly following receipt of final comments from the staff of the SEC on the Proxy Statement (or advice that the staff will not review such filing) or such other time as Sub may determine. The Company will comply in all respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement, the Form S-4 and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise required by the fiduciary duties of the directors under applicable law as contemplated hereby. The Company shall use all reasonable efforts, and Sub will cooperate with the Company, to have the Form S-4 declared effective by the SEC as promptly as practicable. The Company shall use its best efforts to obtain prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

  (b) The Company agrees that the Proxy Statement, and if applicable the Form S-4, and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Sub furnished to the Company by Sub specifically for use in the Proxy Statement or the Form S-4. Sub agrees that the written information concerning Sub provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

  (c) No amendment or supplement to the Proxy Statement or the Form S-4 will be made by Sub or the Company without the approval of the other party. The Company will advise Sub of any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

  7.8. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

  7.9. Schedule 13E-3.

  (a) If, in the opinion of the Company's counsel after consultation with counsel to Sub, the filing with the SEC of a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") in connection with the Merger is required by Rule 13e-3 under the Exchange Act, the Company will file the
Schedule 13E-3 with the SEC at the time of filing of the Proxy Statement. If the Schedule 13E-3 is filed, at the time of any amendment to the Proxy Statement, the parties will cause to be filed with the SEC an appropriate amendment to the Schedule 13E-3.

  7.10. Expenses. Except as set forth in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

  7.11. Insurance; Indemnity. (a) Sub agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of the Company as provided in the Articles of Incorporation or by-laws of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms from the Effective Time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against the current or former directors or officers of the Company arising out of such acts or omissions. With respect to the officers and directors of the Company immediately prior to the Closing, the Company shall purchase (and Sub shall not object to such purchase) a run-off policy for current directors' and officers' liability insurance maintained by the Company, such policy to become effective at the Closing and remain in effect for a period of five years after the Closing, at a premium not to exceed 200% of the annual premium of the Company's director's and officer's insurance policy in effect on the date hereof.

  (b) The Company agrees to use its best efforts to amend its existing insurance policies or purchase a supplemental insurance policy which provides pollution coverage at a level reasonably acceptable to Sub for wrongful or negligent misdelivery of product transported by the Company, its Subsidiaries and each participant in the Affiliate Program.

  7.12. Certain Tax Matters. From the date hereof until the Effective Time,
(i) the Company and each Subsidiary will prepare and file, in the manner required by applicable law, all Tax Returns and reports ("Post-Signing Returns") required to be filed; (ii) the Company and each Subsidiary will timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (iii) the Company and each Subsidiary will make provision for all Taxes payable by the Company and/or any such Subsidiary for which no Post-Signing Return is due prior to the Effective Time; and (iv) the Company will promptly notify Sub in writing of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any Subsidiary in respect of any Tax.

  7.13. Other Actions. The Company shall not, and shall cause each of its Subsidiaries not to, take or omit to take any action, the taking or omission of which would reasonably be expected to result in (a) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or inaccurate or (b) any of the conditions set forth in
Article 8 not being satisfied.

  7.14. Advice of Changes; Filings. The Company shall confer with Sub on a regular and frequent basis as reasonably requested by Sub, report on operational matters and promptly advise Sub orally and, if requested by Sub, in writing, of any material change with respect to the Company or any of its Subsidiaries. The Company shall promptly provide to Sub (or its counsel) copies of all filings made by the Company or any of its Subsidiaries with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

  7.15. Financial Information. The Company shall furnish to Sub as soon as available but in any event within 25 days of each calendar month, the unaudited consolidated balance sheets and income statements of the Company (to be prepared in accordance with GAAP consistently applied), showing its financial condition as of the close of such month and the results of operations during such month and for the then elapsed portion of the Company's fiscal year, in each case, setting forth the comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year.

                                   ARTICLE 8

                                  Conditions

  8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved by a majority of the holders of the issued and outstanding shares of the Company Common Stock in accordance with applicable law.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) No statute, rule, regulation, executive order, writ, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order or injunction lifted.

    (d) If filed, the Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Surviving Corporation Common Stock to be issued to holders of Company Common Stock in connection with the Merger shall have been received.

    (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, following the Effective Time.

  8.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following condition: Sub shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date (other than those agreements which are qualified by materiality which shall have been performed in all respects), the representations and warranties of Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all respects (except for those representations and warranties which are not qualified by materiality, which shall be true and correct in all material respects) as of the date hereof and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, other than the date hereof, which shall be true and correct as of such date), and the Company shall have received a certificate of the President of Sub, dated the Closing Date, certifying to such effect.

  8.3. Conditions to Obligation of Sub to Effect the Merger. The obligations of Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date (other than those agreements which are qualified by materiality which shall have been performed in all respects), the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all respects (except for those representations and warranties which are not qualified by materiality, which shall be true and correct in all material respects) as of the date hereof and as of the

  Closing Date (except for those representations and warranties which address matters only as of a particular date, other than the date hereof, which shall be true and correct as of such date), and Sub shall have received a certificate of the President of the Company, dated the Closing Date, certifying to such effect.

    (b) The funding contemplated by the Financing Letters shall have been obtained.

    (c) All notices required to be given prior to the Effective Time with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Effective Time from, any third party in connection with the consummation of the Merger and the finances thereof, have been made or obtained other than those the failure of which to be made or obtained would not have a Company Material Adverse Effect.

    (d) Arthur Andersen LLP shall have completed its audit, in accordance with generally accepted auditing standards, of the Company 1997 Financial Statements and shall have issued an unqualified report with respect thereto (including that such audited financial statements are in accordance with GAAP) and there shall be no material difference between such audited financial statements and the Company 1997 Financial Statements (except reclassifications (other than extraordinary and non-recurring items) and normal year-end adjustments). For purposes hereof, a material difference shall mean a negative variance in Revenue and Net Income in excess of 5%.

    (e) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

    (f) Two of the three employment agreements between the Company, on the one hand, and Charles J. O'Brien, Jr., Marvin E. Sexton, and Richard Brandewie, on the other hand, which are attached hereto as Exhibits A, B and C, respectively, and the non-competition agreements between the Company, on the one hand, and each of Elton E. Babbitt and Gordon Babbitt, on the other hand, which are attached hereto as Exhibits D and E, respectively, shall have been executed and delivered and shall be in full force and effect.

                                   ARTICLE 9

                                  Termination

  9.1. Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of Sub and the Company.

  9.2. Termination by Either Sub or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Sub or the Company if:

    (a) the Merger shall not have been consummated by the date which is nine months from the date hereof; provided, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by such date;

    (b) the approval of the Company's stockholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof;

    (c) a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; or

    (d) there has been a breach by the other of any representation, warranty or agreement contained in this Agreement (without regard to the materiality qualifiers contained therein) which would result in a condition set forth in Section 8.2 or 8.3(a) of this Agreement, as the case may be, not being satisfied, which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the other party.

  9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, prior to the approval by the stockholders of the Company referred to in Section 8.1(a), by action of the Board of Directors of the Company, if in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, after consultation with outside counsel, the Board of Directors of the Company determines that such termination is required in order to execute an agreement providing for the implementation of the transactions contemplated by an Alternative Proposal, provided, however, the Company shall have complied with the provisions of Section 7.1 hereof, including providing notice of the terms of the Alternative Proposal. No termination of this Agreement by the Company shall be effective unless and until the Company has paid Sub any amounts owed by it pursuant to Section 9.5(a).

  9.4. Termination by Sub. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Sub, if the Board of Directors of Company shall have withdrawn or modified in a manner materially adverse to Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal or shall have failed to reconfirm its recommendation of this Agreement and the transactions contemplated hereby within five business days of Sub's request, made with reasonable frequency, that it do so.

  9.5. Effect of Termination and Abandonment. (a) In the event that this Agreement is terminated by either party pursuant to:

    (i) Section 9.2(b); then, if (A) (1) there shall not have been a material breach of this Agreement by Sub and (2) subsequent to the date hereof and prior to or at the time of the meeting referred to in Section 7.3 hereof a person or entity shall have made a bona fide publicly announced Alternative Proposal with respect to the Company or any of its Subsidiaries or shall have made public an intention (whether or not conditional) to make such an Alternative Proposal with respect to the Company or any of its Subsidiaries, the Company shall reimburse Sub for its expenses in an amount not to exceed $3.0 million; or (B) if the conditions set forth in clause
  (A)(2) above are not met, the Company shall reimburse Sub for its expenses in an amount not to exceed $1.5 million; provided that in the event within 12 months of such termination the Company enters into a definitive agreement with respect to a transaction that constitutes an Alternative Proposal, the Company shall, at the time of entering into such agreement, pay Sub a fee equal to $7.5 million less the amount previously reimbursed to Sub pursuant to clause (A) or (B) above; or

    (ii) Section 9.2(d) arising from (A) a willful breach of any representation or warranty or the material breach of any agreement by the Company, then the Company shall pay Sub a fee of $6.0 million and shall reimburse Sub for its expenses in an amount not to exceed $1.5 million, (B) a breach of any representation or warranty by the Company which breach existed on or before the date hereof and does not constitute a willful breach, then the Company shall reimburse Sub for its expenses in an amount not to exceed $3.0 million, or (C) a breach of any representation or warranty by the Company which arose after the date hereof and does not constitute a willful breach, then the Company shall reimburse Sub for its expenses in an amount not to exceed $1.5 million; provided, that in the event this Agreement shall have been terminated pursuant to clause (B) or
  (C) above and within 12 months of such termination the Company enters into a definitive agreement with respect to a transaction that constitutes an Alternative Proposal, the Company shall, at the time of entering into such agreement, pay Sub a fee equal to $7.5 million less the amount previously reimbursed to Sub pursuant to clause (B) or (C) above; or

    (iii) Section 9.3 or Section 9.4, then the Company shall pay Sub a fee of $6.0 million and shall reimburse Sub for its expenses in an amount not to exceed $1.5 million.

  Any monies owed by the Company to Sub in accordance with the foregoing shall be payable by wire transfer of same day funds either on the date specifically contemplated thereby or, otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this
Section 9.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements,

Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.5(a), the Company shall pay to Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section
9.5. Nothing in this Section 9.5(b) shall relieve any party from liability for willful breach of this Agreement.

  9.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 10

                              General Provisions

  10.1. Non-survival of Representations, Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

  10.2. Notices. Any notice required to be given hereunder shall be given in writing, addressed as follows:

  If to Sub:

  Joshua Harris
  c/o Apollo Management, L.P.
  1301 Avenue of the Americas
  New York, New York 10019
  Facsimile: (212) 261-4102

  With copies to:

  Morton A. Pierce, Esq.
  Douglas L. Getter, Esq.
  Dewey Ballantine LLP
  1301 Avenue of the Americas
  New York, New York 10019
  Facsimile: (212) 259-6333

  If to the Company:

  Richard J. Brandewie
  MTL Inc.
  3108 Central Drive
  Plant City, Florida 33567
  Facsimile: (813) 754-3288

  With copies to:

  William J. Schifino, Esq.
  Schifino & Fleischer, P.A.
  Suite 2700
  One Tampa City Center
  Tampa, Florida 33602
  Facsimile: (813) 223-3070

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been given upon receipt of such notice.

  10.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  10.4. Entire Agreement. This Agreement, the Exhibits and the Company Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  10.5. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws.

  10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  10.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  10.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  10.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  10.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

  10.13. Interpretation. As used in this Agreement, the word "Subsidiary" or "Subsidiaries" means any corporation or other organization, whether incorporated or unincorporated, of which the Company directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which the Company is a general partner. As used in this Agreement, "includes," "including" or similar words shall be deemed to be followed by "without limitation." As used in this Agreement, the word "Knowledge" (when so capitalized) means the knowledge of the officers and directors of the Company without independent investigation.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          MTL INC.

                                                /s/ Charles J. O'Brien, Jr.
                                          By: _________________________________
                                            Charles J. O'Brien, Jr.
                                            President


                                          SOMBRERO ACQUISITION CORP.

                                                  /s/ Joshua Harris
                                          By:__________________________________
                                            Joshua Harris
                                            President

                                  SCHEDULE A

  Number of Shares of Company Common Stock To Be Converted to Surviving Corporation Common Stock in the Merger pursuant to Section 4.2 of the Merger Agreement of the following individuals:

      Elton Babbitt.................................................... 141,892
      Charles J. O'Brien, Jr...........................................  30,239
      Marvin Sexton....................................................   4,000*
      Richard Brandewie................................................  40,541

--------
* Does not include 31,135 shares of Surviving Corporation Common Stock, which Mr. Sexton has agreed to purchase at the Effective Time of the Merger for the Cash Merger Price per share.

                                                                        ANNEX B

BT Alex. Brown Incorporated
One South Street
Baltimore, Maryland 21202

                                             [LOGO] BT Alex. Brown Incorporated

                                                            February 10, 1998

The Board of Directors of MTL Inc.
3108 Central Drive
Plant City, FL 33567

Dear Sirs:

  MTL Inc. ("MTL" or the "Company") and Sombrero Acquisition Corp. ("Sub"), a Florida corporation formed by Apollo Management, L.P. and its affiliates (collectively, "Apollo"), have proposed to enter into an Agreement and Plan of Merger dated as of February 10, 1998 (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on approval by MTL shareholders, Sub shall be merged with and into the Company (the "Merger"), and each share of common stock, par value $0.01 per share, of the Company (the "MTL Common Stock") issued and outstanding immediately prior to the effective time of the Merger, other than a portion of such shares held by Elton Babbitt and certain employees of the Company (the "Rollover Shareholders"), shall be converted into the right to receive $40.00 in cash (the "Cash Merger Price"); provided that, at Sub's election made prior to the mailing of the proxy statement provided for in the Agreement, Sub shall have the right to substitute, on a pro rata basis, for each share of MTL Common Stock issued and outstanding immediately prior to the effective time of the Merger, up to $1.60 of the Cash Merger Price in the form of common stock of the corporation surviving the Merger (the "Stock Election Consideration"), with such common stock of the surviving corporation to be valued at $40.00 per share (such cash and, if the foregoing election is made by Sub, Stock Election Consideration, being referred to herein as the "Merger Consideration"). We have assumed, with your consent, that the transaction will be treated as a recapitalization for accounting purposes. You have requested our opinion as to whether the Merger Consideration to be received by the Company's shareholders (other than Rollover Shareholders) is fair, from a financial point of view, to such shareholders.

  BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of MTL in connection with the transaction described above and will receive a fee for our services which is contingent upon the consummation of the Merger. We previously have acted as a lead-managing underwriter in connection with the initial public offering of Company Common Stock and have provided other advisory services to the Company. With your consent, we will be acting as a placement agent or managing underwriter in the proposed offering of senior subordinated notes to be issued to finance the transaction described above, for which services we will receive compensation. Affiliates of BT Alex. Brown also will be participating, with your consent, as documentation agent and a syndicated lender in the senior secured credit facility for the financing of the above transaction, for which services such affiliates will receive compensation. BT Alex. Brown maintains a market for the MTL Common Stock and regularly publishes research reports regarding the motor carriage industry and the businesses and securities of MTL and other publicly owned companies in the motor carriage industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of the Company for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company.

  In connection with our engagement, we have reviewed certain publicly available financial information and other information concerning the Company and certain internal analyses and other information furnished to us by the Company. We have also held discussions with the members of the senior management of the Company regarding this information and the businesses and prospects of the Company. We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. In addition, we have not made or been provided with an independent evaluation or appraisal of the assets of the Company. With respect to the information relating to the prospects of the Company, we have assumed that such information has been prepared on the basis of reasonable assumptions and reflects the best currently available judgments and estimates of the management of the Company as to the likely future financial performance of the Company. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter. Furthermore, we express no opinion as to the price or range of prices at which the Stock Election Consideration (if any) may trade subsequent to the consummation of the Merger.

  In reaching the opinion expressed below, we have (i) reviewed the reported prices and trading activity for the MTL Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations,
(iv) performed discounted cash flow analyses for MTL, (v) reviewed the terms of the Agreement and certain related documents as furnished to us in draft form, and (vi) performed such other studies and analyses and considered such other factors as we deemed appropriate. We have assumed, with your consent, that the final terms of the Agreement and certain related documents reviewed by us in draft form will not vary materially from the drafts reviewed by us.

  Our advisory services and the opinion expressed below are for the use of the Board of Directors of the Company in considering the transaction to which they relate and may not be used for any other purpose or reproduced, quoted or disseminated without the prior written consent of BT Alex. Brown. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger. This opinion does not constitute a recommendation to the Company's shareholders as to how they should vote at the shareholders' meeting in connection with the Merger. We undertake no obligation to update this opinion to reflect any developments occurring after the date hereof.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration to be received by the Company's shareholders (other than Rollover Shareholders) is fair, from a financial point of view, to such shareholders.

                                              Very truly yours,

                                          BT Alex. Brown Incorporated

                                          /s/ BT Alex. Brown Incorporated

                                          .........................

                                   MTL INC.

                 PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                      FOR SPECIAL MEETING OF SHAREHOLDERS
                                    , 1998
                        ------------

The undersigned hereby appoints each of        and        , as proxies with full
                                       --------   --------
power of substitution, with the powers (each having full power to act without the other) the undersigned would possess if personally present, to vote, as designated below, all shares of the common stock, par value $0.01 per share, held by the undersigned in MTL Inc. (the "Company") at the Special Meeting of Shareholders to be held at 9:00 a.m., local time, on ___________, 1998 at the offices of the Company located at 3108 Central Drive, Plant City, Florida 33567 (the "Special Meeting"), and any adjournment or postponement thereof.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED'S DIRECTION AS SET FORTH HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THIS PROXY MAY BE REVOKED IN WRITING PRIOR TO ITS EXERCISE.

              PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
                  AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

[X] Please mark your
    votes as in this              DO NOT PRINT IN
    example using                    THIS AREA                [
    dark ink only
------------------------------------------------------------------------------
This Proxy is solicited on behalf of the Board of Directors of the Company and will be voted for proposal 1 below unless otherwise indicated.

1. The approval and adoption of the Agreement         FOR     AGAINST   ABSTAIN
and Plan of Merger, dated as of February 10, 1998,   [   ]     [   ]     [   ]
between the Company and Sombrero Acquisition Corp.
and the transactions contemplated thereby.

                                                     FOR     AGAINST   ABSTAIN
2. In their discretion, the proxies are authorized [     ]  [       ] [       ]
to vote upon any other matter that may come before the Special Meeting or any continuation, adjournment or postponement thereof.

[                                     ]

           DO NOT PRINT
           IN THIS AREA



[                                     ]

Please sign your name exactly as it appears below. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by an authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as an attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said attorneys, agents, proxies, the substitutes or any of them, may lawfully do by virtue hereof.

Dated:         , 1998


---------------------------------------
  SIGNATURE OF SHAREHOLDER


---------------------------------------
  (SIGNATURE IF HELD JOINTLY)